    As filed with the Securities and Exchange Commission on February 15, 1996

                                                   Registration No. 33-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   __________

                                    FORM S-4

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           NATIONAL MEDIA CORPORATION
             (Exact name of registrant as specified in its charter)

           Delaware                        5961                 13-2658741
(State or other jurisdiction of   (Primary S.I.C. number)    (I.R.S. Employer
incorporation or organization)                            Identification Number)

                               1700 Walnut Street
                        Philadelphia, Pennsylvania 19102
                                 (215) 772-5000
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)



                                   __________


              Brian J. Sisko, Vice President/Corporate Development
                           National Media Corporation
                               1700 Walnut Street
                        Philadelphia, Pennsylvania 19102
                                 (215) 772-5000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With a copy to:

                            Stephen T. Burdumy, Esq.
                           Gerald F. Stahlecker, Esq.
                   Klehr, Harrison, Harvey, Branzburg & Ellers
                               1401 Walnut Street
                             Philadelphia, PA 19102
                                 (215) 568-6060

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and certain other conditions under the Agreement and Plan of Merger and Reorganization are met or waived.

                                   __________


         If the securities registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


=================================================================================================================================

     Title of Each Class of                                   Proposed Maximum                Proposed               Amount of
           Securities                  Amount to be               Offering                Maximum Aggregate        Registration
       to be Registered(1)              Registered            Per Price Share              Offering Price               Fee
=================================================================================================================================
      Common Stock, par                 1,873,032                 $14.08(3)                 $26,372,290.56           $9,093.89(3)
      value $.01 per share               shares(2)
=================================================================================================================================


(1) This Registration Statement relates to shares of Common Stock of the Registrant issuable to holders of common stock of Positive Response Television, Inc., a California corporation ("PRT"), in connection with the proposed merger of PRT with and into a wholly-owned subsidiary of the Registrant (the "Merger").

(2) Represents the maximum number of shares of Common Stock of the Registrant which may be issued to shareholders of PRT pursuant to the Merger described herein.

(3) Pursuant to Rule 457(f), the registration fee was computed on the basis of the average of the high and low prices of PRT's Common Stock on the Nasdaq National Market on February 13, 1996. Pursuant to Rule 457(b), $5,274.46 of the registration fee represents the filing fee payable by PRT under Section 14(g) of the Securities Exchange Act of 1934 in connection with the filing of preliminary proxy materials.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                           NATIONAL MEDIA CORPORATION

                              CROSS-REFERENCE TABLE

                    Pursuant to Item 501(b) of Regulation S-K


Item No.       Form S-4 Caption                                                     Prospectus
--------       ----------------                                                     ----------

A.   INFORMATION ABOUT THE TRANSACTION

Item 1         Forepart of the Registration Statement and Outside Front
               Cover Page of Prospectus.......................................      Facing Page; Cross Reference
                                                                                    Sheet; Outside Front Cover
                                                                                    Page of Proxy Statement/
                                                                                    Prospectus

Item 2         Inside Front and Outside Back Cover Pages of Prospectus .......      Table of Contents; Available
                                                                                    Information; Incorporation of
                                                                                    Certain Information by
                                                                                    Reference

Item 3         Risk Factors, Ratio of Earnings to Fixed Charges and Other
               Information....................................................      Summary; Market Price and
                                                                                    Dividend Information;
                                                                                    Selected Historical and Pro
                                                                                    Forma Financial Data; Risk
                                                                                    Factors; The Merger; The
                                                                                    Merger Agreement and Related
                                                                                    Agreements; Pro Forma
                                                                                    Combined Condensed Financial
                                                                                    Statements; Positive Response
                                                                                    Television, Inc.

Item 4         Terms of the Transaction.......................................      Summary; The Merger; The
                                                                                    Merger Agreement and Related
                                                                                    Agreements; Comparison of
                                                                                    Shareholders' Rights

Item 5         Pro Forma Financial Information................................      Selected Historical and Pro
                                                                                    Forma Financial Data; Pro
                                                                                    Forma Combined Condensed
                                                                                    Financial Statements

Item 6         Material Contracts with the Company Being Acquired ............      Summary; The Merger; The
                                                                                    Merger Agreement and Related
                                                                                    Agreements; Positive Response
                                                                                    Television, Inc.

Item 7         Additional Information Required for Reoffering by Persons and
               Parties Deemed to be Underwriters..............................      Not Applicable

Item 8         Interests of Named Experts and Counsel.........................      Experts; Legal Matters

Item 9         Disclosure of Commission Position on Indemnification for
               Securities Acts Liabilities....................................      Not Applicable






B.   INFORMATION ABOUT THE REGISTRANT

Item 10        Information with Respect to S-3 Registrants ...................      Available Information;
                                                                                    Incorporation of Certain
                                                                                    Information by Reference;
                                                                                    Summary; Market Price and
                                                                                    Dividend Information; Selected
                                                                                    Historical and Pro Forma
                                                                                    Financial Data; The Merger;
                                                                                    The Merger Agreement and
                                                                                    Related Agreements; Pro
                                                                                    Forma Combined Condensed
                                                                                    Financial Statements

Item 11        Incorporation of Certain Information by Reference .............      Incorporation of Certain
                                                                                    Information by Reference

Item 12        Information with Respect to S-2 or S-3 Registrants ............      Not Applicable

Item 13        Incorporation of Certain Information by Reference .............      Not Applicable

Item 14        Information with Respect to Registrants Other than S-2 or
               S-3 Registrants................................................      Not Applicable

C.   INFORMATION ABOUT THE COMPANY BEING ACQUIRED

Item 15        Information with Respect to S-3 Companies......................      Not Applicable

Item 16        Information with Respect to S-2 or S-3 Companies ..............      Not Applicable

Item 17        Information with Respect to Companies Other than
               S-2 or S-3 Companies...........................................      Summary; Market Price and
                                                                                    Dividend Information; Selected
                                                                                    Historical and Pro Forma
                                                                                    Financial Data; The Merger;
                                                                                    The Merger Agreement and
                                                                                    Related Agreements; Pro
                                                                                    Forma Combined Condensed
                                                                                    Financial Statements; Positive
                                                                                    Response Television, Inc.;
                                                                                    Index to Financial Statements

D.   VOTING AND MANAGEMENT INFORMATION

Item 18        Information if Proxies, Consents or Authorizations
               are to be Solicited............................................      Facing Page; Outside Front
                                                                                    Cover Page of Proxy
                                                                                    Statement/Prospectus;
                                                                                    Summary; The Special
                                                                                    Meeting; The Merger; The
                                                                                    Merger Agreement and Related
                                                                                    Agreements; Positive Response
                                                                                    Television, Inc.; Comparison
                                                                                    of Shareholders' Rights

Item 19        Information if Proxies, Consents or Authorizations are
               not to be Solicited or in an Exchange Offer ..................       Not Applicable


                       POSITIVE RESPONSE TELEVISION, INC.
                       14724 Ventura Boulevard, Suite 600
                       Sherman Oaks, California 91403-3501

                                                           _______________, 1996

TO: THE SHAREHOLDERS OF POSITIVE RESPONSE TELEVISION, INC.

Dear Shareholder:

         You are cordially invited to attend a special meeting of the shareholders of POSITIVE RESPONSE TELEVISION, INC., a California corporation ("PRT"), to be held at _____ a.m., local time, on April __, 1996, at the _________________________________ (the "Special Meeting").

         At the Special Meeting you will be asked to consider and vote on the following proposals:

         1. Approval and adoption of the Agreement and Plan of Merger and Reorganization (the "Merger Agreement"), dated as of January 17, 1996, by and among National Media Corporation, a Delaware corporation ("NMC"), PRT Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of NMC ("Merger Sub"), and PRT, and to approve the principal terms of the merger (the "Merger") of PRT with and into Merger Sub pursuant to the Merger Agreement. As a result of the Merger, PRT will become a wholly-owned subsidiary of NMC.

         2. To transact such other business as may properly come before the Special Meeting or any postponements or adjournments thereof.

         PRT'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF PRT AND ITS SHAREHOLDERS. AFTER CAREFUL CONSIDERATION, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE PRINCIPAL TERMS OF THE MERGER.

         Details of the proposed Merger and other important information concerning NMC and PRT are more fully described in the accompanying Proxy Statement/Prospectus. Please give this material your careful attention.

         WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED PREPAID ENVELOPE. You may revoke your proxy in the manner described in the accompanying Proxy Statement/Prospectus at any time before it has been voted at the Special Meeting. If you attend the Special Meeting, you may vote in person even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

                                       Sincerely,

                                       Michael S. Levey
                                       Chairman and Chief Executive Officer

                       POSITIVE RESPONSE TELEVISION, INC.
                       14724 Ventura Boulevard, Suite 600
                       Sherman Oaks, California 91403-3501

                           -------------------------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                            To Be Held April __, 1996

TO: THE SHAREHOLDERS OF POSITIVE RESPONSE TELEVISION, INC.

         NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of POSITIVE RESPONSE TELEVISION, INC., a California corporation ("PRT"), will be held at _______ a.m., local time, on April __, 1996 at the _____________________
(the "Special Meeting"), to consider and vote upon the following proposals:

         1. Approval and adoption of the Agreement and Plan of Merger and Reorganization (the "Merger Agreement"), dated as of January 17, 1996, by and among National Media Corporation, a Delaware corporation ("NMC"), PRT Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of NMC ("Merger Sub"), and PRT, and to approve the principal terms of the merger (the "Merger") of PRT with and into Merger Sub pursuant to the Merger Agreement. As a result of the Merger, PRT will become a wholly-owned subsidiary of NMC. Pursuant to the terms of the Merger Agreement, each outstanding share of PRT common stock (other than, in limited circumstances, shares of PRT common stock as to which dissenters' rights of appraisal have been perfected under Chapter 13 of the California Corporations Code and except for those shares of PRT common stock held by NMC, which shall be cancelled, without consideration, as a result of the Merger) will be converted into the right to receive a maximum of 0.5239 shares (the "Exchange Ratio") of NMC common stock, less a pro rata portion of any Reduction Amount (as defined below). The Reduction Amount (which, in effect, takes into account the extent, if any, by which PRT's shareholders' equity at December 31, 1995 (as adjusted) is less than $13.0 million) is defined as that number of shares of NMC common stock equal to (x) two, multiplied by (y) the amount, if any, by which the Minimum Shareholders' Equity (as defined below) exceeds PRT's shareholders' equity as of December 31, 1995 (subject to adjustment for any material changes thereto which occur after such date and subject to reduction for certain agreed upon balance sheet items), divided by
(z) $14.125. For purposes of the Merger Agreement, "Minimum Shareholders' Equity" is defined as $13,000,000, less the amount of all costs incurred by PRT directly in connection with the Merger Agreement, the Merger and the transactions contemplated thereby and given effect in PRT's financial statements. It is presently anticipated that the Reduction Amount will be at least ______ shares of NMC common stock. Consequently, PRT shareholders are expected to receive not more than ______ shares of NMC common stock for each share of PRT common stock held. In addition, a number of shares of NMC common stock equal in dollar value (based upon a price of $14.125 per share of NMC common stock) to certain of PRT's balance sheet items and otherwise issuable, on a pro rata basis, to the shareholders of PRT (the "Escrow Shares") will be held in escrow and will be deliverable out of escrow, if at all within approximately 18 months after the anticipated date of consummation of the Merger, only upon the realization of the value of such items and the satisfaction of certain conditions set forth in the Merger Agreement and an Escrow Agreement to be entered into pursuant thereto. By voting in favor of the approval and adoption of the Merger Agreement and the principal terms of the Merger, shareholders of PRT thereby appoint Michael Levey as the Shareholders' Representative to serve as their agent to make decisions and take all necessary and appropriate actions on their behalf with respect to the Escrow Agreement and the Escrow Shares. It is presented anticipated that approximately ______ shares will be placed into escrow.

         The Merger Agreement also provides that each outstanding option to purchase shares of PRT common stock (each a "Plan Option") under PRT's 1994 Stock Option Plan (the "Stock Option Plan") will be assumed by NMC upon the same terms and conditions as set forth in the Stock Option Plan and the agreement pursuant to which each such Plan Option was issued, subject, however, to appropriate adjustment (as to both number of shares and exercise price) to reflect the Exchange Ratio (and the effect of the Reduction Amount thereon). Similarly, each outstanding option (excluding Plan Options), warrant, convertible security or other similar right to acquire PRT common stock (each, a "Stock Purchase Right") will be assumed by NMC upon the same terms and conditions as set forth in the agreement or instrument pursuant to which each such Stock Purchase Right was issued or granted, subject, however, to appropriate adjustment (as to both number of shares and exercise or conversion price) to reflect the Exchange Ratio (and the effect of the Reduction Amount thereon). A copy of the Merger Agreement is attached as Annex A to the Proxy Statement/Prospectus accompanying this Notice.

         2. To transact such other business as may properly come before the Special Meeting or any postponements or adjournments thereof.

         The Board of Directors has fixed the close of business on _____________, 1996 as the record date for the determination of the holders of PRT common stock entitled to notice of, and to vote at, the Special Meeting. Accordingly, only shareholders of record at the close of business on such date are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof. A quorum for purposes of the Special Meeting requires the presence, in person or by proxy, of the holders of at least a majority of the shares of PRT common stock entitled to vote at the Special Meeting. The affirmative vote of a majority of the outstanding shares of PRT common stock entitled to vote thereon is necessary for approval and adoption of the Merger Agreement and approval of the principal terms of the Merger. As of the date hereof, the directors and executive officers of PRT and their affiliates beneficially own approximately 47.7% of the outstanding shares of PRT Common Stock. Such persons are expected to vote such shares in favor of the approval and adoption of the Merger Agreement and the approval of the principal terms of the Merger.

         Details of the proposed Merger and other important information concerning NMC and PRT are more fully described in the accompanying Proxy Statement/Prospectus. Please give this material your careful attention.

         All shareholders are cordially invited to attend the Special Meeting in person; however, to ensure your representation at the Special Meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for that purpose.

         YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING. ANY SHAREHOLDER ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS PREVIOUSLY RETURNED A PROXY.

         Holders of PRT common stock who object to the Merger may assert dissenters' rights of appraisal pursuant to Chapter 13 of the California Corporations Code (the "CCC"). A summary of such rights, setting forth the procedures to be followed in order to assert such rights, is included in the Proxy Statement/Prospectus accompanying this notice under the section entitled "THE MERGER - Rights of Dissenting Shareholders." A copy of the full text of the relevant portions of Chapter 13 of the CCC is attached to the Proxy Statement/Prospectus as Annex C and incorporated therein by reference.

         THE BOARD OF DIRECTORS OF PRT HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF PRT AND ITS SHAREHOLDERS. THE BOARD OF DIRECTORS THEREFORE UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT AND TO APPROVE THE PRINCIPAL TERMS OF THE MERGER.

         IT IS IMPORTANT THAT YOUR RETURN YOUR SIGNED PROXY PROMPTLY, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

                                         Sincerely,

                                         Michael S. Levey
                                         Chairman and Chief Executive Officer

Sherman Oaks, California
______________, 1996

[Logo of National Media Corporation  [Logo of Positive Response Television, Inc.
 appears here]                         appears here]

                       POSITIVE RESPONSE TELEVISION, INC.

                                 PROXY STATEMENT

                                 ---------------

                           NATIONAL MEDIA CORPORATION

                                   PROSPECTUS

                                 ---------------

         This Proxy Statement/Prospectus is being furnished to holders of common stock, no par value ("PRT Common Stock"), of Positive Response Television, Inc., a California corporation ("Positive Response" or "PRT"), in connection with the solicitation of proxies by the Board of Directors of PRT for use at a special meeting of PRT shareholders (the "Special Meeting") to be held at ______ a.m. local time, on April __, 1996, at _________________________, and at any
adjournment or postponement thereof. At the Special Meeting, shareholders will be asked to consider and vote upon the approval and adoption of an Agreement and Plan of Merger and Reorganization (the "Merger Agreement"), dated as of January 17, 1996, by and among National Media Corporation, a Delaware corporation ("National Media" or "NMC"), PRT Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of NMC ("Merger Sub"), and PRT, and to approve the principal terms of the merger (the "Merger") of PRT with and into Merger Sub pursuant to the Merger Agreement. Upon consummation of the Merger, PRT's separate corporate existence will be extinguished, the equity interest of PRT's shareholders in PRT will cease, and Merger Sub will be renamed "Positive Response Television, Inc." and it will continue as a wholly-owned subsidiary of NMC.

         Pursuant to the terms of the Merger Agreement, each outstanding share of PRT Common Stock (other than, in limited circumstances, shares of PRT Common Stock ("Dissenters' Shares") as to which dissenters' rights of appraisal have been perfected under Chapter 13 of the California Corporations Code ("CCC") and except for those shares of PRT Common Stock held by NMC, which shall be cancelled, without consideration, as a result of the Merger) will be converted into the right to receive a maximum of 0.5239 shares (the "Exchange Ratio") of NMC's common stock, $.01 par value per share ("NMC Common Stock"), less a pro rata portion of any Reduction Amount (as defined below). The Reduction Amount (which, in effect, takes into account the extent, if any, by which PRT's shareholders' equity at December 31, 1995 (as adjusted) is less than $13.0 million) is defined as that number of shares of NMC Common Stock equal to (x) two, multiplied by (y) the amount, if any, by which the Minimum Shareholders' Equity (as defined below) exceeds PRT's shareholders' equity as of December 31, 1995 (subject to adjustment for any material changes thereto which occur after such date and subject to reduction for certain agreed upon balance sheet items), divided by (z) $14.125. For purposes of the Merger Agreement, "Minimum Shareholders' Equity" is defined as $13,000,000, less the amount of all costs incurred by PRT directly in connection with the Merger Agreement, the Merger and the transactions contemplated thereby and given effect in PRT's financial statements. It is presently anticipated that the Reduction Amount will be at least _____ shares of NMC Common Stock. Consequently, PRT shareholders are expected to receive not more than _____ shares of NMC Common Stock for each share of PRT Common Stock held. See "THE MERGER AGREEMENT AND RELATED AGREEMENTS
- Reduction Amount." In addition, a number of shares of NMC Common Stock equal in dollar value (based upon a price of $14.125 per share of NMC Common Stock) to certain of PRT's balance sheet items and otherwise issuable, on a pro rata basis, to the shareholders of PRT (the "Escrow Shares") will be held in escrow and will be deliverable out of escrow, if at all within approximately 18 months after the anticipated date of consummation of the Merger, only upon the realization of the value of such items and the satisfaction of certain conditions set forth in the Merger Agreement and an Escrow Agreement to be entered into pursuant thereto. By voting in favor of the approval and adoption of the Merger Agreement and the principal terms of the Merger, shareholders of PRT thereby appoint Michael Levey as the Shareholders' Representative to serve as their agent to make decisions and take all necessary and appropriate actions on their behalf with respect to the Escrow Agreement and the Escrow Shares. It is presented anticipated that approximately ______ shares will be placed into escrow. See "THE MERGER AGREEMENT AND RELATED AGREEMENTS - Escrow of Shares."

         The Merger Agreement also provides that each outstanding option to purchase shares of PRT Common Stock (each a "Plan Option") under PRT's 1994 Stock Option Plan (the "Stock Option Plan") will be assumed by NMC upon the same terms and conditions as set forth in the Stock Option Plan and the agreement pursuant to which each such Plan Option was issued, subject, however, to appropriate adjustment (as to both number of shares and exercise price) to reflect the Exchange Ratio (and the effect of the Reduction Amount thereon). Similarly, each outstanding option (excluding Plan Options), warrant, convertible security or other similar right to acquire PRT Common Stock (each, a "Stock Purchase Right") will be assumed by NMC upon the same terms and conditions as set forth in the agreement or instrument pursuant to which each such Stock Purchase Right was issued or granted, subject, however, to appropriate adjustment (as to both number of shares and exercise or conversion price) to reflect the Exchange Ratio (and the effect of the Reduction Amount thereon).

         This Proxy Statement/Prospectus also constitutes a prospectus of NMC with respect to the issuance and delivery of up to an aggregate of ________ shares of NMC Common Stock in connection with the Merger.

                              --------------------

         On ________, 1996, the last reported sales price of NMC Common Stock on the New York Stock Exchange ("NYSE") was $______________. On ________, 1996, the last reported sales price of PRT Common Stock on the NASDAQ National Market was $________.

         Unless authority to vote is withheld, all shares of PRT Common Stock represented by properly signed proxies received by the Board of Directors of PRT pursuant to this solicitation (and not revoked before they are voted) will be voted FOR the approval and adoption of the Merger Agreement and FOR the approval of the principal terms of the Merger.

         As of the date of this Proxy Statement/Prospectus, the Board of Directors of PRT knows of no business that will be presented for consideration at the Special Meeting, other than that referred to above. If any other business properly comes before the Special Meeting, the persons designated in the enclosed proxy will vote on such business in accordance with their best judgment.

         Proxy cards for use by holders of PRT Common Stock accompany this Proxy Statement/Prospectus.

         The enclosed proxies are being solicited by the Board of Directors of PRT, for use in connection with the Special Meeting. PRT will bear the costs of such solicitation. The solicitation may be made by directors, officers, employees and management of PRT; however, such persons will not receive any fees for such solicitation. Proxies may be solicited in person or by mail, telephone, telegram, mailgram or other means. Brokers, nominees, fiduciaries and other custodians have been requested to forward such soliciting material to the beneficial owners of shares held of record by such custodian. Such custodians may be reimbursed for their expenses. Any proxy may be revoked at any time before it is voted by giving written notice of such revocation to, or by filing a later dated proxy with, the Secretary of PRT. In addition, any proxy may be voided by attending the Special Meeting and voting in person.

         As of the close of business on _____________, 1996, the record date for voting at the Special Meeting, there were approximately 3,575,170 shares of PRT Common Stock outstanding. Such shares were held by approximately _____ shareholders of record. Shareholders of record of PRT Common Stock as of the close of business on _____________, 1996 shall be entitled to vote at the Special Meeting. Accordingly, the total number of votes entitled to be cast at the Special Meeting in connection with the approval and adoption of the Merger Agreement is 3,575,170. A quorum for purposes of the Special Meeting shall require the presence, in person or by proxy, of the holders of at least a majority of the PRT Common Stock entitled to vote at the Special Meeting. The affirmative vote of a majority of the outstanding shares of PRT Common Stock entitled to vote thereon is necessary for the approval and adoption of the

Merger Agreement and the approval of the principal terms of the Merger. Approximately 47.7% of the outstanding shares of PRT Common Stock are beneficially owned, in the aggregate, by the directors and executive officers of PRT and their affiliates. In connection with the Merger Agreement, such persons are expected to vote such shares in favor of the approval and adoption of the Merger Agreement and the approval of the principal terms of the Merger. See "THE MERGER AGREEMENT AND RELATED AGREEMENTS - Agreements of Positive Response Affiliates."

         SEE "RISK FACTORS" BEGINNING ON PAGE 18 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE SECURITIES REFERRED TO HEREIN.

  THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS HAVE
   NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
     OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
          COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   __________


         This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to shareholders of PRT on or about __________________, 1996.

        The date of this Proxy Statement/Prospectus is ____________, 1996


                                                 TABLE OF CONTENTS

                                                                                                               PAGE

AVAILABLE INFORMATION..........................................................................................  6
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.............................................................   6
SUMMARY.......................................................................................................   8
  Business of National Media...................................................................................  8
  Business of Positive Response................................................................................  8
  Date and Place of the Positive Response Special Meeting......................................................  8
  The Merger; Purpose of the Special Meeting...................................................................  9
  Shareholders Entitled to Vote................................................................................  9
  Vote Required...............................................................................................  10
  Dissenters' Rights..........................................................................................  10
  Recommendation; Fairness Opinion............................................................................  10
  Effective Time of the Merger................................................................................  10
  Conditions to the Merger....................................................................................  10
  Reduction Amount............................................................................................  11
  Escrow of Shares............................................................................................  11
  Termination; Amendment......................................................................................  12
  Surrender of Certificates...................................................................................  12
  Accounting Treatment........................................................................................  12
  Certain Federal Income Tax Consequences.....................................................................  12
  Regulatory Matters..........................................................................................  13
  Interests of Certain Persons in the Merger..................................................................  13
  Operations Following the Merger.............................................................................  13
MARKET PRICE AND DIVIDEND INFORMATION.........................................................................  14
SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA..............................................................  15
RISK FACTORS..................................................................................................  18
THE SPECIAL MEETING...........................................................................................  27
  General.....................................................................................................  27
  Matters to Be Considered at the Special Meeting.............................................................  27
  Record Date; Voting at the Special Meeting; Vote Required...................................................  27
  Proxies.....................................................................................................  27
THE MERGER....................................................................................................  29
  General.....................................................................................................  29
  Background of the Merger....................................................................................  29
  Positive Response's Reasons for the Merger; Recommendation of the Positive Response Board ..................  31
  National Media's Reasons for the Merger.....................................................................  31
  Operations Following the Merger.............................................................................  32
  Opinion of Positive Response's Financial Advisor............................................................  32
  Certain Federal Income Tax Consequences.....................................................................  34
  Accounting Treatment........................................................................................  35
  Interests of Certain Persons in the Merger..................................................................  35
  Regulatory Matters..........................................................................................  36
  Rights of Dissenting Shareholders...........................................................................  37
THE MERGER AGREEMENT AND RELATED AGREEMENTS...................................................................  38
  Effective Time of the Merger................................................................................  38
  Conversion of Shares........................................................................................  39
  Treatment of Plan Options and Stock Purchase Rights.........................................................  39
  Business of Positive Response Pending the Merger............................................................  40

                                                        -4-





  Solicitation of Alternative Transactions....................................................................  41
  Business of National Media Pending the Merger...............................................................  41
  Corporate Structure and Related Matters After the Merger....................................................  41
  Certain Covenants...........................................................................................  41
  Conditions to the Merger....................................................................................  42
  Reduction Amount............................................................................................  43
  Escrow of Shares............................................................................................  43
  Termination; Amendment......................................................................................  44
  Fees and Expenses...........................................................................................  45
  Confidentiality Agreement...................................................................................  45
  Agreements of Positive Response Affiliates..................................................................  45
PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS.............................................................  46
POSITIVE RESPONSE TELEVISION, INC.............................................................................  52
  General.....................................................................................................  52
  Business....................................................................................................  53
  Properties..................................................................................................  56
  Legal Proceedings...........................................................................................  56
  Selected Consolidated Financial Data of Positive Response...................................................  56
  Management's Discussion and Analysis of Financial Condition and
    Results of Operations of Positive Response ...............................................................  57
  Directors and Executive Officers............................................................................  65
  Executive Compensation......................................................................................  66
  Security Ownership of Certain Beneficial Owners and Management..............................................  69
  Certain Relationships and Related Transactions .............................................................  70
COMPARISON OF SHAREHOLDERS' RIGHTS............................................................................  71
  Vote Required for Extraordinary Transactions................................................................  71
  Cumulative Voting...........................................................................................  71
  Amendment to Governing Documents............................................................................  71
  Dissenters' Rights..........................................................................................  72
  Derivative Actions..........................................................................................  72
  Shareholder Consent in Lieu of Meeting......................................................................  73
  Fiduciary Duties of Directors...............................................................................  73
  Indemnification of Officers and Directors...................................................................  73
  Director Liability..........................................................................................  74
  Anti-Takeover Provisions and Interested Stockholder Transactions............................................  74
EXPERTS.......................................................................................................  75
LEGAL MATTERS.................................................................................................  75
OTHER MATTERS.................................................................................................  75
INDEX TO FINANCIAL STATEMENTS................................................................................  F-1
ANNEX A AGREEMENT AND PLAN OF MERGER AND REORGANIZATION......................................................  A-1
ANNEX B OPINION OF CRUTTENDEN ROTH INCORPORATED..............................................................  B-1
ANNEX C CALIFORNIA APPRAISAL RIGHTS PROVISION................................................................  C-1

                              AVAILABLE INFORMATION

         NMC and PRT are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission can be inspected and copied at prescribed rates at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. NMC Common Stock is listed on both the New York Stock Exchange and the Philadelphia Stock Exchange, and such reports, proxy statements and other information concerning NMC may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and the Philadelphia Stock Exchange, Inc., 1900 Market Street, Philadelphia, Pennsylvania 19103. PRT Common Stock is listed on the NASDAQ National Market, and such reports, proxy statements and other information concerning PRT may be inspected at the offices of The NASDAQ Stock Market, Reports Section, 1735 K Street N.W., Washington, D.C. 20006.

         NMC has filed with the Commission a registration statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities to be issued by NMC to holders of PRT Common Stock (such registration statement, together with all amendments, supplements and exhibits thereto, is hereinafter referred to as the "Registration Statement"). This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is hereby made to the Registration Statement. Statements contained in this Proxy Statement/Prospectus as to the contents of any document filed with, or incorporated by reference in, the Registration Statement are not necessarily complete, and in each instance are qualified in all respects by such reference.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents filed by NMC with the Commission are incorporated herein by reference:

         (a) NMC's Annual Report on Form 10-K for the fiscal year ended March 31, 1995 (the "1995 Annual Report");

         (b) NMC's Quarterly Reports on Form 10-Q for the quarters ended June 30, 1995, September 30, 1995 and December 31, 1995 (collectively, the "Quarterly Reports");

         (c) NMC's Current Reports on Form 8-K, dated April 13, 1995, September 11, 1995, September 21, 1995, October 19, 1995 (as amended on Form 8-K/A filed on or about January 6, 1996) and January 17, 1996; and

         (d) The description of NMC Common Stock contained in NMC's Registration Statement on Form 8-A, dated August 28, 1990, including all amendments and reports filed for the purpose of updating such description.

         All reports and other documents filed by NMC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated by reference herein shall be modified or superseded for all purposes to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

         This Proxy Statement/Prospectus incorporates by reference documents which are not presented herein or delivered herewith. These documents (without exhibits unless such exhibits are specifically incorporated by reference) are available without charge upon request. Requests for NMC documents should be directed to Marshall A. Fleisher, Vice President (Legal) and Corporate Secretary, National Media Corporation, 1700 Walnut Street, Philadelphia, Pennsylvania 19103, (215) 772-5000. Requests for PRT documents should be directed to Lisa Vann Levey, Secretary, Positive Response Television, Inc., 14724 Ventura Boulevard, Suite 600, Sherman Oaks, California 91403-3501, (818) 380-6900. In order to ensure timely delivery of the documents prior to the Special Meeting, any request should be made prior to April __, 1996 [5 days before Special Meeting].

                                   __________


         No person has been authorized to give any information or to make any representations not contained or incorporated in this Proxy Statement/Prospectus in connection with the matters referred to herein and, if given or made, such information or representations must not be relied upon as having been so authorized by NMC or PRT. This Proxy Statement/Prospectus does not constitute an offer of any securities other than the registered securities to which it relates, or an offer to any person in any jurisdiction where such offer would be unlawful. The delivery of this Proxy Statement/Prospectus shall not, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof.

                                     SUMMARY

         The following is a summary of certain information about NMC, PRT, the Merger Agreement and the Merger and is qualified in its entirety by reference to the full text of this Proxy Statement/Prospectus and the accompanying exhibits hereto. Shareholders are urged to read this Proxy Statement/Prospectus in its entirety, including the section entitled "RISK FACTORS," prior to voting.

Business of National Media

         NMC's business involves the use of direct response transactional television programming, known as infomercials, to sell consumer products. NMC is engaged in this form of direct marketing of consumer products in the United States and Canada through its wholly-owned subsidiary, Media Arts International, Ltd. ("Media Arts"), which NMC acquired in 1986, and internationally through its wholly-owned subsidiaries, Quantum International Limited ("Quantum"), which NMC acquired in 1991, Quantum International UK Limited ("Quantum UK"), which was formed in December 1994, and Quantum International Japan Company Limited ("Quantum Japan"), which was formed in June 1995. In addition, NMC markets products of independent third parties who provide programs to NMC. To capitalize on the consumer awareness and familiarity that NMC's infomercials create for its products, NMC, along with its strategic partners, also markets and sells its products through non- infomercial distribution channels, including retail stores and television home shopping programs.

         On October 25, 1995, NMC acquired DirectAmerica Corporation and California Production Group, Inc. (collectively, "DirectAmerica"), an infomercial production company, through the merger of DirectAmerica with and into a wholly-owned subsidiary of NMC. NMC's acquisition of DirectAmerica is more fully discussed in NMC's Current Report on Form 8-K, dated October 19, 1995, under "Item 2, Acquisition or Disposition of Assets."

         NMC is a Delaware corporation, with its principal executive offices located at 1700 Walnut Street, Philadelphia, Pennsylvania 19103 (telephone number (215) 772-5000).

Business of Positive Response

         PRT is a direct marketing company and a producer of infomercials. From its inception in 1988 through December 31, 1993, PRT derived substantially all of its revenue by producing infomercials for NMC under the name "Amazing Discoveries." In 1992, PRT produced its first infomercial for its own account. In 1993, PRT produced two additional infomercials for its own account under the "Ask Mike" banner. Both such infomercials and their related products were jointly owned by PRT and a venture partner. In 1994, PRT (i) acquired an in-house media-buying capability; (ii) completed an initial public offering, issuing one million shares of PRT Common Stock, and a subsequent private placement, issuing an additional 400,000 shares of PRT Common Stock; (iii) established an outbound telemarketing operation to follow up on inbound calls and to utilize its customer database for additional sales of similar or parallel products; and (iv) launched three wholly-owned infomercials for its own account. During the year ended December 31, 1995, PRT entered into three additional venture arrangements for the distribution of three infomercials produced by others, and produced and completed four wholly-owned infomercials for its own account.

         PRT is a California corporation with its principal executive offices located at 14724 Ventura Boulevard, Suite 600, Sherman Oaks, California 91403-3501 (telephone number (818) 380-6900).

Date and Place of the Positive Response Special Meeting

         The Special Meeting will be held on April __, 1996 at ____ a.m., local time at ___________________________.

The Merger; Purpose of the Special Meeting

         The Merger. Pursuant to the terms of the Merger Agreement, each outstanding share of PRT Common Stock (other than, in limited circumstances, Dissenters' Shares and except for those shares of PRT Common Stock held by NMC, which shall be cancelled, without consideration, as a result of the Merger) will be converted into the right to receive a maximum of 0.5239 shares of NMC Common Stock, less a pro rata portion of any Reduction Amount. It is presently anticipated that the Reduction Amount will be at least _____ shares of NMC Common Stock. Consequently, PRT shareholders are expected to receive not more than ____ shares of NMC Common Stock for each share of PRT Common Stock held. See "THE MERGER AGREEMENT AND RELATED AGREEMENTS - Reduction Amount." In addition, a number of shares of NMC Common Stock equal in dollar value (based upon a price of $14.125 per share of NMC Common Stock) to certain of PRT's balance sheet items and otherwise issuable, on a pro rata basis, to the shareholders of PRT (the "Escrow Shares") will be held in escrow and will be deliverable out of escrow, if at all within approximately 18 months after the anticipated date of consummation of the Merger, only upon the realization of the value of such items and the satisfaction of certain conditions set forth in the Merger Agreement and an Escrow Agreement to be entered into pursuant thereto. By voting in favor of the approval and adoption of the Merger Agreement and the principal terms of the Merger, shareholders of PRT thereby appoint Michael Levey as the Shareholders' Representative to serve as their agent to make decisions and take all necessary and appropriate actions on their behalf with respect to the Escrow Agreement and the Escrow Shares. It is presented anticipated that approximately ______ shares will be placed into escrow. See "THE MERGER AGREEMENT AND RELATED AGREEMENTS - Escrow of Shares."

         The Merger Agreement also provides that each Plan Option will be assumed by NMC upon the same terms and conditions as set forth in the Stock Option Plan and the agreement pursuant to which each such Plan Option was issued, subject, however, to appropriate adjustment (as to both number of shares and exercise price) to reflect the Exchange Ratio (and the effect of the Reduction Amount thereon). Similarly, each outstanding Stock Purchase Right will be assumed by NMC upon the same terms and conditions as set forth in the agreement or instrument pursuant to which each such Stock Purchase Right was issued or granted, subject, however, to appropriate adjustment (as to both number of shares and exercise or conversion price) to reflect the Exchange Ratio (and the effect of the Reduction Amount thereon).

         The Special Meeting. At the Special Meeting, the shareholders of PRT will consider and vote upon proposals (i) to approve and adopt the Merger Agreement and to approve the principal terms of the Merger, and (ii) to transact such other business as may properly come before the Special Meeting or any postponements or adjournments thereof. See "THE SPECIAL MEETING - Matters to Be Considered at the Special Meeting."

Shareholders Entitled to Vote

         The close of business on ____________, 1996 is the record date for determination of holders of PRT Common Stock entitled to vote at the Special Meeting. At that date, 3,575,170 shares of PRT Common Stock were outstanding, held by approximately ___ holders of record. As of such date, directors and executive officers of PRT and their affiliates may be deemed to be the beneficial owners of shares of PRT Common Stock representing approximately 47.7% of the outstanding voting power of PRT. See "THE SPECIAL MEETING - Record Date; Voting at the Special Meeting; Vote Required."

Vote Required

         Approval and adoption of the Merger Agreement and approval of the principal terms of the Merger will require the affirmative vote of the holders of a majority of the outstanding shares of PRT Common Stock entitled to vote thereon. As of __________, 1996, the directors and executive officers of PRT and their affiliates may be deemed to be the beneficial owners of approximately 47.7% of the outstanding shares of PRT Common Stock. The directors and executive officers of PRT are expected to vote or direct the vote of all shares of PRT Common Stock over which such persons have voting control for approval and adoption of the Merger Agreement and approval of the principal terms of the Merger. See "THE SPECIAL MEETING - Record Date; Voting at the Special Meeting; Vote Required."

Dissenters' Rights

         Shareholders of PRT who vote against the Merger may be entitled to certain dissenters' rights of appraisal under Chapter 13 of the CCC. See "THE MERGER - Rights of Dissenting Shareholders."

Recommendation; Fairness Opinion

         The Board of Directors of PRT (the "PRT Board") has unanimously approved the Merger Agreement and recommends that the holders of PRT Common Stock vote for the approval and adoption of the Merger Agreement and approval of the principal terms of the Merger. Cruttenden Roth Incorporated ("Cruttenden") has delivered to the PRT Board its written opinion dated as of December 7, 1995 to the effect that, based upon and subject to the various considerations set forth in such opinion, as of the date of such opinion, the terms of the Merger are fair to the holders of PRT Common Stock from a financial point of view.

         A copy of the opinion of Cruttenden, which sets forth the assumptions made, procedures followed, matters considered and scope of review, is attached to this Proxy Statement/Prospectus as Annex B and should be read carefully in its entirety. See "THE MERGER - Opinion of Positive Response's Financial Advisor," which contains a discussion of the fees to be paid to Cruttenden and the conditions under which such fees are payable. Cruttenden did not assist in the negotiation of the Exchange Ratio. The Exchange Ratio was established by NMC and PRT. See "THE MERGER - Opinion of Positive Response's Financial Advisor."

Effective Time of the Merger

         As promptly as practicable after the satisfaction or waiver of the conditions set forth in the Merger Agreement, the parties thereto will file articles of merger, together with any required certificates, with each of the Secretary of State of the State of Delaware and the Secretary of State of the State of California. The Merger will become effective upon the filing of such materials with the Secretary of State of the State of Delaware (the "Effective Time"), which, assuming all conditions are met, is anticipated to occur shortly after the Special Meeting. See "THE MERGER AGREEMENT AND RELATED AGREEMENTS - Effective Time of the Merger."

Conditions to the Merger

         Consummation of the Merger is subject to the satisfaction of a number of conditions, including, but not limited to: (i) the approval and adoption of the Merger Agreement and approval of the Merger by the requisite vote of the shareholders of PRT; (ii) the effectiveness of the Registration Statement of which this Proxy Statement/Prospectus is a part; (iii) the absence of any restrictive court orders, or any other legal restraints or prohibitions, preventing or making illegal the consummation of the Merger; (iv) the continuing accuracy in all material respects of the representations and warranties made by each of PRT and NMC in the Merger Agreement on and as of the Effective Time; (v) the receipt by NMC and PRT, as applicable, of certain opinions regarding tax, accounting and certain other matters; (vi) the execution of employcan and certain other agreements by certain officers, directors and affiliates of PRT;
(vii) the approval of the NYSE, subject to notice of issuance, of the listing of the NMC Common Stock to be issued in the Merger; (viii) the absence of any change, occurrence or circumstance that is reasonably likely to be materially adverse to the business, assets, financial condition or results of operations of NMC or PRT; (ix) the absence of a material adverse change in the outlook concerning any existing litigation involving PRT or a good faith determination by NMC that the outcome of any such litigation is likely to have a material adverse effect on the business, assets, financial condition or results of operations of PRT; and (x) holders of not more than 4.9% of the outstanding shares of PRT Common Stock shall have exercised dissenters' rights in connection with the Merger. See "THE MERGER AGREEMENT AND RELATED AGREEMENTS -- Conditions to the Merger."

Reduction Amount

         Pursuant to the terms of the Merger Agreement, each outstanding share of PRT Common Stock (other than, in limited circumstances, Dissenter's Shares and except for those shares of PRT Common Stock held by NMC, which shall be cancelled, without consideration, as a result of the Merger) will be converted into the right to receive a maximum of 0.5239 shares of NMC Common Stock, less a pro rata portion of any Reduction Amount. The Reduction Amount is defined as that number of shares of NMC Common Stock equal to (x) two, multiplied by (y) the amount, if any, by which the Minimum Shareholders' Equity (as defined below) exceeds the Calculation Equity (as defined below), divided by (z) $14.125. For purposes of the calculation referred to above, (i) "Minimum Shareholders' Equity" is defined as $13,000,000, less the amount of all costs incurred by PRT directly in connection with the Merger Agreement, the Merger and the transactions contemplated thereby and given effect in PRT's financial statements; and (ii) "Calculation Equity" is defined as PRT's shareholders' equity as of December 31, 1995 appearing in its audited financial statements for the fiscal year ended as of such date (subject to adjustment for any material changes thereto which occur after such date and reversing the effect of any reserve established or writedown effected in such audited financial statements with respect to any of the Liquidation Amounts (as defined below under "- Escrow of Shares")), less the amount of any deferred software costs.

         It is presently anticipated that the Reduction Amount will be at least _____ shares of NMC Common Stock. Consequently, PRT shareholders are expected to receive not more than _____ shares of NMC Common Stock for each share of PRT Common Stock held.

Escrow of Shares

         To the extent that PRT's Adjusted Shareholders' Equity (as defined below) as of December 31, 1995 is less than the Calculation Equity, at the Effective Time, NMC will deposit into escrow a number of shares (the "Escrow Shares") of NMC Common Stock otherwise issuable, on a pro-rata basis, to the shareholders of PRT (the "Holders") in the Merger having an aggregate value (based upon a price of $14.125 per share of NMC Common Stock) equal to the sum of the Liquidation Amounts (as defined below) and the Other Holdback Amounts (as defined below). For purposes of the calculation described above, "Adjusted Shareholders' Equity" shall mean an amount equal to (A) the Calculation Equity, less (B) the Liquidation Amounts, and less (C) the Other Holdback Amounts. "Liquidation Amounts" shall mean the dollar value of certain assets included on PRT's audited balance sheet as of December 31, 1995 and identified in the Merger Agreement (to the extent that any or all of such assets have not either been collected/liquidated or the value thereof demonstrated prior to the Effective
Time). "Other Holdback Amounts" shall mean the dollar value of certain obligations which would be due to be paid by PRT to its litigation counsel if the Forbes litigation referred to herein under "POSITIVE RESPONSE TELEVISION, INC. - Legal Proceedings" were to be dismissed by PRT as of the Effective Time (less any of such amounts which have already been accrued in PRT's audited financial statements for the fiscal year ended December 31, 1995) (the "Fee Amount").

         The Escrow Shares will be registered in the name of and deposited with Chemical Mellon Shareholder Services or another mutually acceptable escrow agent (the "Escrow Agent") pursuant to the terms of the Merger Agreement and an Escrow Agreement to be entered into pursuant thereto. As of September 30, 1996, March 31, 1997 and September 30, 1997 (the "Review Dates"), NMC and the Shareholders' Representative (as defined below) shall conduct a review of those balance sheet items identified as Liquidation Amounts. To the extent that all or a portion of such amounts have, as of such dates, either been collected/liquidated or the value thereof demonstrated, NMC shall cause the Escrow Agent to deliver to the Holders, on a pro-rata basis, a number of Escrow Shares having an aggregate value (based upon a price of $14.125 per share) equal to the aggregate value of the amounts which, as of such dates, have either been collected/liquidated or the value thereof demonstrated. In addition, as of the first Review Date to occur following the dismissal (voluntary or otherwise), settlement or final adjudication of the Forbes litigation, to the extent that any portion of the Fee Amount has prior thereto been paid by PRT, other than out of the net proceeds of any such settlement or final adjudication, then a number of Escrow Shares equal to the balance of the Fee Amount divided by $14.125 shall be delivered to the Holders. Following the last of such Review Dates, any remaining Escrow Shares shall be delivered back to NMC by the Escrow Agent. Neither NMC nor Merger Sub may compromise, forgive or otherwise settle certain of such Liquidation Amounts for less than the full accrued amount thereof without the Shareholders' Representative's prior approval. The Shareholders' Representative shall be Michael Levey. See "THE MERGER AGREEMENT AND RELATED AGREEMENTS - Escrow of Shares."

Termination; Amendment

         The Merger Agreement may be terminated and the Merger may be abandoned prior to the Effective Time notwithstanding approval by the shareholders of PRT under the circumstances specified in the Merger Agreement, including, without limitation, by mutual written agreement of NMC and PRT and by either party if the Merger is not consummated by April 30, 1996.

         The Merger Agreement may be amended by an agreement in writing among the parties thereto at any time prior to the Effective Time; provided, however, that after approval of the Merger by the shareholders of PRT, no material amendment may be made which, by law, requires further approval of such shareholders without such further approval. See "THE MERGER AGREEMENT AND RELATED AGREEMENTS - Termination; Amendment."

         Under certain circumstances, PRT may be required to pay a termination fee to NMC if the Merger Agreement is terminated. See "THE MERGER AGREEMENT AND RELATED AGREEMENTS - Fees and Expenses."

Surrender of Certificates

         If the Merger becomes effective, NMC will mail a letter of transmittal with instructions to all holders of record of PRT Common Stock as of the Effective Time for use in surrendering their stock certificates in exchange for certificates representing NMC Common Stock and a cash payment in lieu of fractional shares. CERTIFICATES SHOULD NOT BE SURRENDERED UNTIL THE LETTER OF TRANSMITTAL IS RECEIVED.

Accounting Treatment

         The Merger is expected to be treated as a "purchase" for accounting purposes. See "THE MERGER - Accounting Treatment."

Certain Federal Income Tax Consequences

         The Merger is expected to qualify as a tax-free reorganization under
Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, holders of PRT Common Stock will not recognize gain or loss for federal income tax purposes by reason of the conversion of PRT Common Stock into NMC Common Stock, except for cash received in lieu of fractional shares or cash received by dissenting shareholders. It is a condition to NMC's and PRT's obligations to consummate the Merger that they shall have received opinions from their respective tax counsel that the Merger will qualify as a tax-free reorganization under Section 368 of the Code. See "THE MERGER - Certain Federal Income Tax Consequences." Neither NMC nor PRT intends to waive this condition.

Regulatory Matters

         Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder, the Merger may not be consummated until notifications have been given and certain information has been furnished to the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Justice Department (the "Antitrust Division"), and specified waiting period requirements have been satisfied. The waiting period for the Merger is currently scheduled to expire at 11:59 p.m. on March 7, 1996 unless such waiting period is terminated early or extended by mutual agreement. However, at any time before the expiration of the waiting period, the FTC or the Antitrust Division may request additional information from NMC and/or PRT regarding the Merger and extend the waiting period and thereby delay the Effective Time. Moreover, at any time before or after the Effective Time, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger or seeking the divestiture of PRT by NMC, in whole or in part, or the divestiture or compulsory licensing of substantial assets of NMC or PRT, or their respective subsidiaries. In addition to the foregoing, each of NMC and PRT are obligated, pursuant to the terms of certain consent orders entered into by each of NMC and PRT with the FTC, to provide notice of the Merger to the FTC separate from the notice referred to above. See "THE MERGER - Regulatory Matters."

Interests of Certain Persons in the Merger

         In considering the recommendation of the PRT Board with respect to the Merger, shareholders of PRT should be aware that certain officers and directors of PRT have interests in the Merger which differ in certain material respects from those of other shareholders that present them with potential conflicts of interest. See "THE MERGER - Interests of Certain Persons in the Merger."

Operations Following the Merger

         Following the Merger, NMC plans to operate Merger Sub as a wholly-owned subsidiary of NMC. Merger Sub will continue to do business, in large part, as PRT is presently conducting its business. NMC intends to take advantage of certain cost savings and other synergies which are expected to result from the combination of certain of NMC's (and its existing subsidiaries') and PRT's administrative and operational functions. Michael S. Levey, PRT's Chairman and Chief Executive Officer, will serve as the Chief Executive Officer of Merger Sub and will report to Merger Sub's board of directors and NMC's Chief Executive Officer. It is presently anticipated that Merger Sub will produce infomercials for NMC and for various third parties.

                      MARKET PRICE AND DIVIDEND INFORMATION

         The following table sets forth, for the periods indicated, the range of high and low sale prices for NMC Common Stock in the New York Stock Exchange Composite Transactions Tape (as reported in published financial sources) and the high and low sale prices reported for PRT Common Stock on the NASDAQ National Market.

         The closing price for NMC Common Stock on the New York Stock Exchange on October 18, 1995, the last trading day prior to the public announcement of the Merger, was $14.625 and on _______________, 1996, the latest practicable trading day before the printing of this Proxy Statement/Prospectus, was $__________.

         The closing price for PRT Common Stock on the NASDAQ National Market on October 18, 1995, the last trading day prior to the public announcement of the Merger, was $6.625 and on ________________, 1996, the latest practicable trading day before the printing of this Proxy Statement/Prospectus, was $________. The equivalent market price per share of PRT Common Stock, based upon the Exchange Ratio (as adjusted to reflect the pro rata effect of the anticipated Reduction Amount), would have been $________ and $_________, respectively.


                                                             NATIONAL MEDIA                    POSITIVE RESPONSE
                                                         ----------------------              ---------------------
                                                         HIGH               LOW              HIGH              LOW
                   QUARTER ENDED                          ($)               ($)               ($)              ($)
                   -------------                          ---               ---               ---              ---
June 30, 1993                                            10-1/4             4-5/8              --(1)            --(1)
September 30, 1993                                        7                 4-5/8              --(1)            --(1)
December 31, 1993                                         7-1/8             4-7/8              --(1)            --(1)
March 31, 1994                                           11-5/8             6                  --(1)            --(1)
June 30, 1994                                             9-7/8             3-7/8           7-1/4(1)         5-3/8(1)
September 30, 1994                                        5-1/4             3-1/4          17-3/8            5-5/8
December 31, 1994                                         5-7/8             3-1/2          19-3/4           14-1/8
March 31, 1995                                            8-1/8             4-1/2          15-3/4           11
June 30, 1995                                            10-1/4             7-1/8          13-1/2            3-3/8
September 30, 1995                                       14-3/4             9-1/4           7-1/4            3-7/8
December 31, 1995                                        21-1/8            13-5/8           9-1/8            5-7/8
                  PARTIAL QUARTER
                  ---------------

January 1 - ____, 1996                                       --                --              --               --


(1) PRT Common Stock has only been traded on the NASDAQ National Market since PRT's initial public offering in May 1994.

         As of _______________, 1996, NMC and PRT had approximately ______ and ______ holders of record, respectively. Neither NMC nor PRT has paid any cash dividends on their common stock since January 1, 1994. Each of NMC and PRT currently intends to retain earnings for use in their respective businesses and does not anticipate paying cash dividends on their common stock in the foreseeable future. In addition, the Merger Agreement prohibits the payment of any cash dividends by NMC or PRT prior to the Effective Time. Furthermore, NMC's ability to declare or pay any dividends or make any other distribution (whether in cash or property) on any shares of its capital stock is restricted pursuant to the terms of certain debt financing agreements to which NMC is a party. See "RISK FACTORS - Dividends on Common Stock Not Likely."

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

         The following selected historical financial information of NMC and PRT has been derived from their respective historical consolidated financial statements, and should be read in conjunction with such consolidated financial statements and the notes thereto, certain of which are incorporated herein by reference or included in this Proxy Statement/Prospectus. The selected pro forma financial information of NMC and PRT is derived from the pro forma combined condensed financial statements of NMC and PRT, and should be read in conjunction with such pro forma statements and notes thereto which are included in this Proxy Statement/Prospectus.

         The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated, nor is it necessarily indicative of future operating results or financial position.



                                                            NATIONAL MEDIA CORPORATION
                                                       (In thousands, except per share data)

Statement of Operations Data(1):

                                   PRO FORMA                                              HISTORICAL
                        ----------------------------   -------------------------------------------------------------------------
                           Six Months     Year Ended     Six Months                          Year Ended March 31,
                        Ended September    March 31,   Ended September    ------------------------------------------------------
                          30, 1995(2)      1995(3)       30, 1995         1995        1994          1993        1992        1991
                          -----------      -------       --------         ----        ----          ----        ----        ----
Net revenues             $143,173        $235,992       $122,653       $176,167     $172,602      $141,997    $102,218    $102,112

Income (loss) from
  continuing operations
  before income taxes       3,684           2,648          6,854           (372)      (8,699)        6,335      (6,788)      4,266

Income (loss) from
  continuing operations     3,675           2,298          5,747           (672)      (8,699)        6,259      (7,023)      4,047

Net income (loss)           3,675           2,298          5,747           (672)      (8,699)        6,259      (4,854)      2,611

Income (loss) per
  common share from
  continuing
  operations
  - primary                   .17                            .28           (.05)        (.72)          .48        (.64)        .36
  - fully diluted             .16                            .27           (.05)        (.72)          .48        (.64)        .36

Net income (loss) per
  common and common
  equivalent share
  - primary                   .17                            .28           (.05)        (.72)          .48        (.44)        .23
  - fully diluted             .16                            .27           (.05)        (.72)          .48        (.44)        .23

Equivalent pro forma net
  income (loss) per
  common and common
  equivalent share
  - primary                   .09
  - fully diluted             .08

Cash dividends                 --              --             --             --          --             --          --        .175

Weighted average
  number of common and
  common equivalent
  shares
  - primary                24,694                         22,272         14,024       12,078        13,046      11,087      11,297
  - fully diluted          24,719                         22,297         14,024       12,078        13,046      11,087      11,297


                                                            NATIONAL MEDIA CORPORATION
                                                       (In thousands, except per share data)

Balance Sheet Data(1):

                            PRO FORMA                                               HISTORICAL
                          -------------         ----------------------------------------------------------------------------------
                                                                                              March 31,
                          September 30,         September 30,    -----------------------------------------------------------------
                             1995(4)                1995          1995          1994           1993           1992           1991
                             ----                   ----          ----          ----           ----           ----           ----
Working capital
   (deficiency)             $ 40,239              $ 29,533      $ 22,081       $ 1,377        $ 7,955        ($1,780)       $ 6,283

Total assets                 115,110                73,763        64,143        47,475         46,771         34,258         24,145

Short-term debt                2,673                   148           184         4,770          2,917          3,603            206

Long-term debt (net of
   current maturities)(5)      3,837                 3,740         3,613           448          1,090          1,492          1,720

Shareholders' equity          67,711                34,336        26,625        10,571         17,630         11,143         16,032

Book value per common
   share                        4.12                  2.35          1.88           .77           1.52           1.01           1.46

Equivalent pro forma
   book value per
   common share                 2.16


--------------

(1) The information herein relates only to continuing operations and has been restated to reflect the discontinued operations resulting from the sale of the Company's wholly-owned subsidiary, National Syndications, Inc. subsequent to March 31, 1991.

(2) Reflects the effects of the following transactions as if they all occurred on April 1, 1995: (i) NMC's acquisition of DirectAmerica; and (ii) consummation of the Merger.

(3) Reflects the effects of the following transactions as if they all occurred on April 1, 1994: (i) NMC's acquisition of DirectAmerica; and (ii) consummation of the Merger.

(4) Reflects the effects of the following transactions as if they all occurred as of such date: (i) NMC's acquisition of DirectAmerica; and
     (ii) consummation of the Merger.

(5) Net of loan discount of $1,470 and $1,650 at September 30, 1995 and March 31, 1995, respectively.

                                                        POSITIVE RESPONSE TELEVISION, INC.
                                                       (In thousands, except per share data)

Statement of Operations Data:

                                                                             HISTORICAL
                                          ----------------------------------------------------------------------------------------
                                                                                   Year Ended December 31,
                                                               ------------------------------------------------------------------
                                             Nine Months
                                          Ended September
                                              30, 1995           1994          1993           1992           1991           1990
                                              --------           ----          ----           ----           ----           ----
Net revenues                                  $48,762          $42,520       $3,825        $2,485         $4,241         $10,274

Income (loss) from
  operations                                   (2,834)           3,537        1,529(1)         81(1)         739(1)        1,354(1)

Net income (loss)                              (1,656)           2,291        1,298            69            731           1,550

Pro forma net income
  (loss)(2)                                    (1,656)           2,291          887            42            439             930

Pro forma net income
   (loss) per
   common share(2)                              (0.47)            0.77         0.49          0.02           0.24            0.52

Cash dividends                                   --               --            437           407             63             --

Weighted average
   number of shares                             3,550            2,985        1,804         1,804          1,804           1,804
----------------------------------------------------------------------------------------------------------------------------------

Balance Sheet Data:

                                                                             HISTORICAL
                                          ----------------------------------------------------------------------------------------
                                                                                          December 31,
                                                               -------------------------------------------------------------------
                                            September 30,
                                                1995             1994          1993           1992           1991           1990
                                                ----             ----          ----           ----           ----           ----
Working capital
   (deficiency)                              $ 11,967         $ 13,929      $ 2,023         $  78         $  576          $  786

Total assets                                   20,000           21,270        3,235           958          1,427           1,367

Long-term debt                                     97              116           19            --            403           1,015

Shareholders' equity                           13,077           14,733        2,290           255            593              56

Book value per common
   share                                         3.68             4.15         1.27           .14            .33             .03
----------------

(1)  Reflects officers' salaries.

(2) Pro forma information assumes that PRT was a "C" Corporation from 1990 through 1993 instead of an "S" corporation and paid income taxes at a rate of 40%.

                                  RISK FACTORS

    The following risk factors should be considered by holders of PRT Common Stock in evaluating whether to approve the Merger Agreement and the Merger and thereby become holders of NMC Common Stock. Certain of these factors relate directly to the Merger while others relate to NMC's and PRT's business independent of the Merger. These factors should be considered in conjunction with the other information included and incorporated by reference in this Proxy Statement/Prospectus.

Integration of Operations

    NMC and PRT have entered into the Merger Agreement with the expectation that the Merger will result in certain beneficial synergies. These include the combination of certain of the companies' administrative and operational functions. Achieving these anticipated benefits will depend in part on whether the operations of PRT can be integrated with NMC's business in an efficient and effective manner. There is no assurance that this will occur. The combination of the companies will require, among other things, integration of the companies' respective product offerings and coordination of the companies' sales, marketing and distribution efforts. The success of this process will be significantly influenced by the ability of the combined business to retain key management, marketing and production personnel. There is no assurance that this integration will be accomplished smoothly or successfully. The integration of operations following the Merger will require the dedication of management resources, which may temporarily distract attention from the day-to-day business of the combined business. The inability of management to successfully integrate the operations of the companies could have an adverse effect on the business and results of operations of the combined business.

Exchange Ratio; Reduction Amount

    Pursuant to the terms of the Merger Agreement, each share of PRT Common Stock issued and outstanding at the Effective Time will be converted into the right to receive a maximum of 0.5239 shares of NMC Common Stock, less a pro rata portion of the Reduction Amount. It is presently anticipated that the Reduction Amount will be at least ____ shares of NMC Common Stock. Consequently, PRT shareholders are expected to receive not more than ____ shares of NMC Common Stock for each share of PRT Common Stock held. The Merger Agreement does not contain any provisions for adjustment of the Exchange Ratio based on fluctuations in the price of NMC Common Stock. Accordingly, the value of the consideration to be received by the shareholders of PRT in the Merger will depend on the market price of NMC Common Stock at the Effective Time, the Reduction Amount and the outcome of the escrow arrangement described below. On January 17, 1996, the date on which the Merger Agreement was executed, the last reported sales price of NMC Common Stock on the NYSE was $19.375, and there can be no assurance that the market price of NMC Common Stock on and after the Effective Time will not be lower than such price. On _____________, 1996, the latest practicable trading day before the printing of this Proxy Statement/Prospectus, the last reported sales price of NMC Common Stock on the NYSE was $________. In addition, the Escrow Shares will be subject to fluctuations in the market price of NMC Common Stock during the escrow period. See "- Escrow of Shares" below.

Escrow of Shares

    As described more fully under "THE MERGER AGREEMENT AND RELATED AGREEMENTS - Escrow of Shares," to the extent that PRT's Adjusted Shareholders' Equity as of December 31, 1995 is less than the Calculation Equity, at the Effective Time, NMC will deposit the Escrow Shares into escrow in accordance with the provisions of the Merger Agreement. The Escrow Shares will be held by the Escrow Agent unless and until, as of the Review Dates, NMC and the Shareholders' Representative determine that all or a portion of the Liquidation Amounts have either been collected/liquidated or the value thereof demonstrated, at which time Escrow Shares will be released, on a pro-rata basis, to the Holders in accordance with the terms of the Merger Agreement and the Escrow Agreement to be entered into pursuant thereto. In addition, as of the first Review Date to occur following the dismissal (voluntary or otherwise), settlement or final adjudication of the Forbes litigation described elsewhere herein under "POSITIVE

RESPONSE TELEVISION, INC. - Legal Proceedings," to the extent that any portion of the Fee Amount has prior thereto been paid by PRT, other than out of the net proceeds of any such settlement or final adjudication, then a number of Escrow Shares equal to the balance of the Fee Amount divided by $14.125 shall be delivered to the Holders. Any undistributed Escrow Shares remaining after the last of such Review Dates shall be returned to NMC and the Holders will have no rights thereto. Consequently, it is possible that holders of PRT Common Stock will not receive the maximum number of shares of NMC Common Stock which such persons would otherwise have received based upon the Exchange Ratio (as adjusted to reflect the pro rata effect of the Reduction Amount).

    In addition, the Merger Agreement provides that, for purposes of determining
(i) the number of Escrow Shares to be deposited in escrow at the Effective Time, and (ii) the number of Escrow Shares to be distributed to Holders following the Review Dates, the value of each share of NMC Common Stock shall be fixed at $14.125, which value may be greater than or less than the market price of NMC Common Stock as of such dates. $14.125 is the price per share of NMC Common Stock initially utilized in establishing the Exchange Ratio when the parties executed a letter of intent regarding the Merger. As a result, the actual value of the Escrow Shares will be subject to fluctuations in the market price of NMC Common Stock during the escrow period. See "THE MERGER AGREEMENT AND RELATED AGREEMENTS - Escrow of Shares."

Potential Conflicts of Interest

    In considering the recommendation of the PRT Board with respect to the Merger, shareholders of PRT should be aware that certain officers and directors of PRT have interests in the Merger which differ in certain material respects from those of other shareholders and present such officers and directors with potential conflicts of interest. For example, the Merger Agreement provides that consummation of the Merger is conditioned upon Merger Sub, at or prior to the Effective Time, having entered into (i) five (5) year employment agreements with each of Michael Levey, Chairman of the Board and Chief Executive Officer of PRT, and Lisa Vann Levey, Vice President of PRT, and (ii) a one (1) year noncompetition agreement with Stephen Weber, President, Chief Operating Officer and Chief Financial Officer of PRT. In addition, the Merger Agreement also provides that, after the Effective Time, Merger Sub will, to the fullest extent permitted under applicable law or under its Certificate of Incorporation or Bylaws, indemnify and hold harmless each present and former director and officer of PRT against any liabilities arising out of or pertaining to any action or omission occurring at or prior to the Effective Time, or arising out of or pertaining to the transactions contemplated by the Merger Agreement. See "THE MERGER - Interests of Certain Persons in the Merger."

Rights of Dissenting Shareholders

    Chapter 13 of the CCC provides that holders of shares which are listed for trading on a national securities exchange shall not be entitled to dissenters' rights under Chapter 13 unless demands for payment of the fair value of such shares are filed with respect to 5% or more of the outstanding shares of such class of securities within the time period specified in Chapter 13 of the CCC. See "THE MERGER - Rights of Dissenting Shareholders." PRT Common Stock is listed for trading on the NASDAQ National Market, a national securities exchange under the CCC. Thus, in the absence of any further limitation, unless holders of 5% or more of the outstanding shares of PRT Common Stock were to file demands for payment at or before the Special Meeting, no holder of PRT Common Stock would be entitled to dissenters' rights. In addition, a condition to NMC's obligation to consummate the Merger is that holders of not more than 4.9% of the outstanding shares of PRT Common Stock shall have exercised dissenters' rights in connection with the Merger. See "THE MERGER AGREEMENT AND RELATED AGREEMENTS - Conditions to the Merger." Consequently, unless NMC waives this condition, the Merger will not be consummated if holders of more than 4.9% of the outstanding shares of PRT Common Stock shall have exercised dissenters' rights in connection with the Merger.

New and Rapidly Changing Industry; Competition

    The infomercial industry is relatively new and is characterized by rapid growth and competition for products and customers. The near-term success of the combined business in this industry will depend in part on the continued introduction of products and NMC's and PRT's ability to enhance and support those products. The future revenues of the combined business will depend substantially on its ability to create an effective, integrated organization to develop and introduce new products that address changing customer needs on a timely basis, and to establish and maintain effective distribution channels for its products. There can be no assurance that the combined business will be successful in developing new or enhanced products, or that its products will continue to adequately address the changing needs of the marketplace. There is no assurance that the present and potential product providers of NMC and PRT will wish to continue to market the products through NMC and PRT following the Merger. Any significant delay or reduction in product introductions could have an adverse effect on the near-term business and results of operations of the combined business.

Recent Losses

    NMC has suffered net losses in three of its last four fiscal years, including a net loss of $8,699,000 incurred during the fiscal year ended March 31, 1994 and a net loss of $672,000 incurred during the fiscal year ended March 31, 1995. These losses resulted in a substantial decrease in working capital from $7,995,000 at March 31, 1993 to $1,377,000 at March 31, 1994. Based upon this deterioration in NMC's financial condition and the presence of certain other conditions, as of July 13, 1994, as noted in NMC's Annual Report on Form 10-K for the fiscal year ended March 31, 1994 (the "1994 Annual Report"), NMC's independent auditors opined that substantial doubt existed as to NMC's ability to continue as a going concern. However, as a result of a series of capital raising transactions in NMC's 1995 fiscal year and NMC's recent profitability, at December 31, 1995, NMC's working capital had increased to approximately $31.8 million. NMC's 1995 fiscal year end audited financial statements set forth in the 1995 Annual Report contain an unqualified opinion of its independent auditors. PRT suffered a loss in the amount of approximately $1.66 million in the interim nine month period since the end of its 1994 fiscal year. No assurance can be given that NMC's operations will continue to be profitable and/or that its financial position will continue to improve or that the business of the combined entities will be profitable.

Litigation and Regulatory Actions

    NMC, in recent years, has been involved in significant legal proceedings. PRT is presently involved in significant legal proceedings which, if not settled or adjudicated prior to the consummation of the Merger, will survive the Merger. Furthermore, NMC and PRT have been, and continue to be, the subject of regulatory investigations by the Federal Trade Commission (the "FTC") (as described below under "- Regulatory Matters") and the Consumer Product Safety Commission (the "CPSC").

    Abbreviated information regarding the current status of material pending litigation and regulatory actions involving NMC and PRT is set forth below. However, as it pertains to previously reported matters involving NMC, such information does not purport to be complete and is qualified in its entirety by the detailed description of the legal and regulatory proceedings set forth in NMC's 1995 and 1994 Annual Reports under "Item 3, Legal Proceedings," NMC's Quarterly Reports under "Item 1, Legal Proceedings" and NMC's Current Report on Form 8-K, dated April 13, 1995, under "Item 5, Other Events". Such descriptions variously include information relating to the status of the proceedings, NMC's evaluation of the claims made against it and the like. Certain of such previously reported matters have been resolved substantially in accordance with the terms set forth in such prior disclosure. In addition, as discussed in NMC's Current Report on Form 8-K, dated October 19, 1995, under "Item 2, Acquisition or Disposition of Assets," NMC consummated the acquisition of DirectAmerica on October 25, 1995. As of such date, DirectAmerica was a party to several litigation proceedings. As a result of the acquisition, any liability which DirectAmerica may have in connection with such litigation becomes the responsibility of the subsidiary of NMC into which DirectAmerica was merged. Although certain of the former shareholders of DirectAmerica have agreed to indemnify NMC against certain of such liabilities, it is not possible to predict with any accuracy what, if any, liability NMC may have in connection with such matters.

    National Media Shareholders' Delaware Class Actions. In January 1994, four class action complaints were filed against NMC and certain of its present and former officers and directors in the Court of Chancery of the State of Delaware in connection with a proposed merger transaction with ValueVision International,

Inc. ("ValueVision"). See the discussion of the litigation set forth under "Item 3, Legal Proceedings - Shareholders' Delaware Class Actions" in NMC's 1995 Annual Report. NMC and the other parties to the litigation have reached agreement in principle to settle these actions as well as the Lachance and Efron and Cohen class action litigation described below, providing for cash payments by NMC's insurer of $1.125 million and cash payments by NMC of $375,000, as to which NMC recorded a charge in the fourth quarter of its 1995 fiscal year. Consummation of these settlements is subject, among other things, to the final approval of the Court.

    Positive Response Shareholders' California Class Action. On May 1, 1995, a purported class action suit was filed in the United States District for the Central District of California against PRT and its principal executive officers alleging that PRT had made false and misleading statements in its public filings, press releases and other public statements with respect to its business and financial prospects. The suit was filed on behalf of all persons who purchased PRT Common Stock during the period from January 4, 1995 to April 28, 1995. The suit seeks unspecified compensatory damages and other equitable relief. An amended complaint was filed on June 9, 1995, which added more plaintiffs and expanded the class period to November 1994 to April 28, 1995. PRT moved to dismiss the amended complaint and the amended complaint was dismissed in late July 1995. The plaintiffs were granted sixty (60) days leave to file another amended complaint to allow them an attempt to state valid claims against PRT.

    On or about September 25, 1995, the plaintiffs filed a second amended complaint, which added additional officers as defendants and attempted to set forth new facts to support plaintiffs' entitlement to legal relief. On October 31, 1995, PRT again moved to dismissed plaintiffs' entire action. The basis of PRT's new motion was its contention that plaintiffs failed to allege any new facts in support of a claim that has already been dismissed. Oral argument in connection with PRT's motion was held on December 11, 1995. PRT's motion to dismiss was denied. Discovery is continuing.

    Lachance and Efron and Cohen Class Actions. In July and December, 1994, stockholders filed purported class action lawsuits in federal court against NMC and certain of its former officers and directors in connection with the aborted ValueVision tender offer. The parties have reached an agreement in principle to settle the matters as discussed above under "- National Media Shareholders' Delaware Class Actions."

    Consumer Product Safety Commission Investigation. On February 24, 1994, the staff of the CPSC notified NMC that it had made a preliminary determination that a particular model of NMC's Juice Tiger(R) product presents a "substantial product hazard" under the Consumer Product Safety Act. The CPSC staff requested NMC to take voluntary corrective action to ameliorate such alleged product hazard. While NMC has disputed that the model in question presents a substantial product hazard, NMC and the CPSC staff are presently discussing the form and nature of voluntary action proposed by NMC to assuage the CPSC staff's concerns. The CPSC staff has also indicated that, upon agreement on and implementation of a corrective action plan, it may investigate and assess whether NMC failed to comply with reporting requirements under the Consumer Product Safety Act such as to warrant imposition of a civil penalty. Management believes that it is not yet possible to determine whether the cost of implementing any such corrective action plan and the amount of any such civil penalty, alone or together, will have a material adverse effect on NMC, its results of operations or financial condition.

Regulatory Matters

    The infomercial industry is regulated by the FTC, the United States Post Office, the CPSC, the Federal Communications Commission, the Food and Drug Administration, various States' Attorneys General, and other state and local consumer protection and health agencies. The FTC directly regulates marketers of products, such as NMC and PRT, credit card companies which process customer orders and others involved in the infomercial and direct marketing industries.

    NMC's and PRT's marketing activities and/or products have been and will continue to be subject to the scrutiny of each of the aforementioned regulatory agencies. An adverse determination or extended investigation by any of these agencies could have a material adverse effect on NMC and PRT. Moreover, the domestic and international regulatory environments in which NMC and PRT operate are subject to changse from time to time. It is possible that changes in the regulations to which NMC and PRT are subject might have a material adverse effect on NMC's business, operation and financial condition. As a result of prior settlements with the FTC, NMC has agreed to two consent orders and PRT and its Chairman and Chief Executive Officer, Michael S. Levey, have agreed to one consent order, which, among other things, require NMC, PRT and Mr. Levey to submit compliance reports to the FTC staff. NMC, PRT and Mr. Levey have submitted the compliance reports as well as additional information requested by the FTC staff. In connection with one of these orders, NMC received a request from the FTC in June 1995 for certain information regarding NMC's infomercials in order to determine whether NMC is in compliance with such order. NMC is cooperating with such request and, as of the current date, believes itself to be in compliance with the consent orders and other FTC requirements. In connection with the Merger, both NMC and PRT are required pursuant to such consent orders to notify the FTC of the Merger and Mr. Levey is required to notify the FTC of his affiliation with NMC which will result from the Merger. It is possible that such notification will result in additional requests for information from NMC, PRT and Mr. Levey and/or additional scrutiny of NMC's and PRT's operations.

    NMC's international business is subject to the laws and regulations of England, the European Union, Japan and other countries in which NMC sells its products, including, but not limited to, the various consumer and health protection laws and regulations in the countries in which the programming is broadcast, where applicable. If any significant actions were brought against NMC or any of its subsidiaries in connection with a breach of such laws or regulations, including the imposition of fines or other penalties, or against one of the entities through which NMC obtains a significant portion of its media access, NMC's results of operations could be materially adversely affected. There can be no assurance that changes in the laws and regulations of any territory which forms a significant portion of NMC's market will not adversely affect NMC's business. PRT distributes its products internationally through arrangements with K-Tel Corporation ("K-Tel") and NMC and, accordingly, is not directly regulated internationally. See "- Strategic Partnerships."

Dependence on Key Personnel

    The success of NMC and its subsidiaries, including PRT after the Merger, is and will be dependent upon its ability to attract and retain recognizable and effective spokespersons for its infomercial programming. NMC and PRT currently utilize a limited number of spokespersons. The inability of either to attract, retain or replace effective spokespersons in the future could have a material adverse effect on the combined company.

Product Liability Claims

    Products sold by NMC and PRT may expose NMC and PRT, respectively, to potential liability from claims by users of such products, subject to NMC's and PRT's rights, in certain instances, to indemnification against such liability from the manufacturers of such products. NMC and PRT generally require the manufacturers of their products to carry product liability insurance, although in certain instances where a limited amount of products are purchased from non-U.S. vendors, the vendor may not be formally required to carry product liability insurance. (Certain of such vendors, however, may in fact maintain such insurance.) There can be no assurance that such parties will maintain this insurance or that this coverage will be adequate to cover all potential claims, including claims by NMC and/or PRT for indemnification. NMC and PRT currently maintain product liability insurance coverage in amounts deemed prudent. There can be no assurance that NMC and PRT will be able to maintain such coverage or obtain additional coverage on acceptable terms, or that such insurance will provide adequate coverage against all potential claims.

Media Access; Related Matters

    NMC and PRT are each dependent on having access to media time to televise infomercials on cable networks, network affiliates and local stations. In the normal course of business, NMC's and PRT's media contracts expire pursuant to their terms. There can be no assurance that, as existing contracts expire, NMC or PRT will be able to purchase or renew media time on a long-term basis or at favorable price levels. NMC and, to a lesser extent, PRT purchase a significant amount of media time from cable television and satellite networks. These cable television and satellite networks assemble programming for transmission to multiple and local cable system operators. These operators may not be required to carry all of the network's programming. NMC and PRT currently do not pay and are not paid for the "privilege" of being broadcast by these operators. It is possible that, if demand for air time grows, and because of recently enacted cable legislation, these operators will begin to charge to continue broadcasting NMC's and PRT's infomercials or limit the amount of time available for broadcast. Recently, larger multiple system operators have elected to change their operations by selling dark time (i.e. the hours during which a station does not broadcast its own programming). Significant increases in the cost of media time or significant decreases in access to media time, including, but not limited to, any failure to renew or extend existing agreements, could have a material adverse effect on the results of operations of the combined companies.

    A significant portion of NMC's media time is purchased under long-term contracts, which are generally from one to five years in length. Long-term contracts require NMC to make advance purchases and commitments to purchase media time which, to the extent NMC does not use it effectively, will have a material adverse effect on NMC's results of operations. However, in the past NMC has generally been able to maintain a flow of infomercials to fill the media time on channels where it has advance commitments. In addition, as part of its media strategy, NMC arranges to sell a portion of its media time to others, if necessary. There to wbe no assurance, however, that NMC will be able to use all of its media time or sell it to others or that, upon expiration of such long-term contracts, NMC will be able to successfully negotiate extensions of such contracts. The inability of NMC to extend one or more of such contracts as they expire could have a material adverse effect on NMC's business and results of operations. Only about 5% of PRT's media time is purchased under long-term contracts.

Strategic Partnerships

    NMC has entered into relationships with manufacturers of consumer products in several product categories, including Regal Ware, Inc., CSA, Inc. and Blue Coral, Inc. These manufacturers have come to realize that the showcasing of a product through an infomercial on television is a powerful means to create and build brand awareness and generate follow-up product sales. A clear advantage of these relationships to NMC is that the manufacturing partner provides research and development support and assumes the inventory risk, thereby reducing NMC's financial risk as well as its working capital requirements. Additionally, in January 1995, NMC entered into a two year agreement with Mitsui & Co., Ltd. to provide media time and fulfillment service in support of NMC's Japanese operations. A loss of any of these relationships could have a material adverse effect on NMC's business and results of operations.

    PRT has entered into significant relationships with K-Tel, NMC and Telebrands, Inc. for the distribution of its products in certain markets and geographical locations. K-Tel and NMC distribute for PRT internationally. Telebrands, Inc. is the retail distributor for PRT's products. NMC also sells PRT's products on certain domestic cable networks. The loss of any of these relationships could have a material adverse effect on PRT's business and results of operations.

Competition

    NMC and PRT compete directly with several other companies which generate sales from infomercials. NMC and PRT also compete with a large number of consumer product companies and retailers which have substantially greater financial, marketing and other resources, some of which have recently commenced, or indicated their intent to conduct, direct response marketing. NMC and PRT also compete with companies that make imitations of their products at substantially lower prices. Products similar to NMC's and PRT's products may be sold in department stores, pharmacies and general merchandise stores and through magazines, newspapers, direct mail advertising, on-line computer services and catalogs.

Dependence on Key Products and Unpredictable Market Life

    NMC and PRT are each dependent on their continuing ability to develop new products to replace existing products as they mature through their natural product life cycle. NMC's five most successful products in each of the fiscal years ended March 31, 1995, 1994, 1993, and 1992, accounted for 54%, 67%, 47%
and 59%, respectively, of NMC's net revenues for such periods. PRT's five most successful products in each of the fiscal years ended December 31, 1994, 1993, 1992 and 1991, accounted for 85%, 75%, 61% and 48%, respectively, of PRT's net revenues for such periods. Product sales for a given period reflect, among other things, customer response to the infomercials on the air during the period. Customer response to infomercials depends on many variables, including the appeal of the products being marketed, the effectiveness of the infomercials, the availability of competing products, and the timing and frequency of air-time. There can be no assurance that NMC's or PRT's new products will receive market acceptance. In addition, in the event NMC or PRT do not have an adequate supply of inventory, as a result of production delays or shortages or inadequate inventory management, they may lose potential product sales. The ability of NMC and PRT to manage their inventory will be of critical importance due to NMC's practice (which it will continue to follow after the consummation of the Merger) of minimizing inventory of a given product. This issue is made even more difficult by the international nature of NMC's business. It is also possible that, during a product's life, problems may arise regarding intellectual property issues, etc. which may affect the continued viability of the product.

        Even when market acceptance for new products occurs, results of operations may be adversely impacted by returns of such products. NMC and PRT establish reserves against such returns. Although NMC and PRT believe that such reserves are adequate based upon historic levels and product mix, there can be no assurance that NMC or PRT will not experience unexpectedly high levels of returns (in excess of its reserves) for certain products. In the event that returns exceed reserves, results of operations could be adversely affected.

        Most of NMC's and PRT's products have a limited market life for sales through infomercials. Historically, the majority of products generate their most significant domestic revenue in their introductory year, while foreign revenues have tended to have been generated more evenly over a longer period. In the event the number of times an infomercial is broadcast within a market is increased, the market life of such product in such market may decrease. There can be no assurances that a product which has produced significant sales will continue to produce significant or any sales in the future. As a result, NMC and PRT are dependent on their ability to continue to identify and successfully market new products. The failure of newly introduced products or significant delays in the introduction of, or failure to introduce, new products would adversely impact results of operations in terms of both lost opportunity cost and actual loss of dollars invested.

Dependence on Foreign Sales

    NMC had no sales outside the United States and Canada prior to June 1991. In the fiscal years ended March 31, 1995, 1994, 1993 and 1992, approximately 45.7%, 26.7%, 26.4% and 13.8%, respectively, of NMC's net revenues were derived from sales to customers outside the United States and Canada, and such sales represented a 74.8% increase in the fiscal year ended March 31, 1995 from the fiscal year ended March 31, 1994, a 22.6% increase in the fiscal year ended March 31, 1994 from the fiscal year ended March 31, 1993 and a 165.5% increase in the fiscal year ended March 31, 1993 from the fiscal year ended March 31, 1992. In the fiscal years ended March 31, 1994 and 1995, sales in Germany accounted for approximately 12% and 13% of NMC's net revenues, respectively. In late July 1994, NMC began airing its infomercials in Japan. Sales of NMC's products in Asia accounted for approximately 35.9% of NMC's net revenues for the nine months ended December 31, 1995. International sales activity results in increased working capital requirements as a result of additional lead time for delivery and payment of product prior to receipt of sale proceeds. However, while NMC's foreign operations have the advantage of airing NMC's infomercials that have been successful in the United States, as well as successful infomercials produced by companies with limited media access and distribution capabilities, there can be no assurance that NMC's foreign operations will continue to generate significant increases in net revenues. In addition, NMC is subject to the risks of doing business abroad, including adverse fluctuations in currency exchange rates, transportation delays and interruptions, political and economic disruptions, the imposition of tariffs and import and export controls, and increased customs or local regulations. The occurrence of any one or more of the foregoing could adversely affect NMC's results of operations.

    As previously indicated, PRT's products are distributed internationally through NMC and, to a lesser extent, K-Tel. Consequently, PRT is subject to substantially the same risks as NMC, but to a lesser degree since international sales have historically accounted for less than 5% of PRT's net revenues.

Risks Associated with Entering into New Markets

    NMC's dependence on revenues from sales of products outside the United States and Canada is described above, under "- Dependence on Foreign Sales." In particular, NMC's entrance into the Asian market should be noted. As NMC enters into markets such as Asia, it is faced with the uncertainty of never having done business in that commercial, political and social setting. Accordingly, despite NMC's best efforts, its likelihood of success in each new market which it enters is unpredictable for reasons particular to each such market. It is also possible that, despite NMC's apparently successful entrance into a new market, some unforeseen circumstance will arise which will limit NMC's ability to continue to do business or to expand in that new market.

Dependence on Third Party Manufacturers

    NMC and PRT are dependent on strategic partners and other third party sources, both foreign and domestic, to manufacture all of their products, but do not depend on any one particular supplier for a majority of their products. It is inherent in the nature of NMC's and PRT's business for a strategic partner or a limited number of manufacturers to manufacture certain of their products at any given time. The inability of NMC or PRT, either temporarily or permanently, to obtain a timely supply of product to fulfill sales orders for a specific product could have a material adverse impact on results of operations. Moreover, because the time from the initial approval of a product by product development personnel until the first sale of such product is relatively short, NMC's and PRT's ability to identify sources that can meet production deadlines at a reasonable cost and produce a high quality product is important to their business, and there can be no assurance that they will successfully locate such sources. Because NMC and PRT often rely on foreign manufacturers, they must allow longer lead times to order products to fulfill customer orders and utilizing such foreign manufacturers exposes them to the general risks of doing business abroad.

Shares Eligible for Sale under Registration Rights

    During 1995, NMC completed registration processes with respect to an aggregate of approximately 10,200,000 shares of NMC Common Stock which allow the holders of such shares to sell them publicly. The sale of all of such shares of NMC Common Stock would have been subject to substantial limitations in the absence of such registrations. A substantial number of such shares may still be held by the registered holders thereof and available for resale pursuant to currently effective registration statements.

    Sales of substantial amounts of the shares of NMC Common Stock discussed above could adversely affect the market value of NMC Common Stock depending upon the timing of such sales and, in the case of convertible securities, may effect a dilution of the book value per share of NMC Common Stock. In addition, a substantial number of such shares of NMC Common Stock are issuable pursuant to the exercise of outstanding vested and non-vested options, warrants and similar rights and the conversion of outstanding preferred stock. Subject to certain limitations, the persons holding such options, warrants and convertible securities may obtain the shares of NMC Common Stock underlying such options, warrants and convertible securities at any time. The issuance of a large number of shares of NMC Common Stock would dilute the percentage interests of other existing stockholders of NMC (including the percentage interests of shareholders of PRT who receive shares of NMC Common Stock in the Merger).

Dividends on National Media Common Stock Not Likely

    NMC has not declared or paid a cash dividend on its Common Stock since the quarter ended December 31, 1991 and the Board of Directors does not anticipate that dividends will be paid in the near future. In addition, NMC's ability to declare or pay any dividends or make any other distribution (whether in cash or property) on any shares of its capital stock is restricted pursuant to the terms of certain debt financing agreements to which NMC is a party.

                               THE SPECIAL MEETING

General

    This Proxy Statement/Prospectus is being furnished to holders of PRT Common Stock in connection with the solicitation of proxies by the PRT Board for use at the Special Meeting to be held at _______________________________ at _____ a.m., local time on April __, 1996, or at any adjournments or postponements thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting of Shareholders of PRT.

Matters to be Considered at the Special Meeting

    At the Special Meeting, shareholders of record of PRT as of the close of business on ____________, 1996, will be asked to consider and vote upon proposals (i) to approve and adopt the Merger Agreement and to approve the principal terms of the Merger, and (ii) to transact such other business as may properly come before the Special Meeting or any postponements or adjournments thereof.

    The PRT Board has determined that the Merger is advisable and in the best interests of PRT and its Shareholders and has therefore unanimously approved the Merger Agreement and the Merger, and recommends a vote by the shareholders of PRT for approval and adoption of the Merger Agreement and approval of the principal terms of the Merger.

Record Date; Voting at the Special Meeting; Vote Required

    The PRT Board has fixed ______________, 1996 as the record date for the determination of the shareholders of PRT entitled to notice of and to vote at the Special Meeting. Only holders of record of PRT Common Stock on the record date will be entitled to notice of and to vote at the Special Meeting. As of _________________, 1996 there were 3,575,170 shares of PRT Common Stock outstanding and entitled to vote, which were held by approximately ____ holders of record. Each record holder of PRT Common Stock on the record date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, on each matter properly submitted for the vote of the shareholders of PRT at the Special Meeting.

    The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of PRT Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. The approval of the Merger Agreement and the Merger will require the affirmative vote of the holders of at least a majority of the outstanding shares of PRT Common Stock entitled to vote thereon. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present, but will not be counted as votes either for or against approval of the Merger Agreement and the principal terms of the Merger. However, abstentions and broker non-votes will have the practical effect of a vote against the Merger Agreement and the principal terms of the Merger since they represent one less vote for approval.

    As of ________________, 1996, directors and executive officers of PRT and their affiliates may be deemed to be the beneficial owners of approximately 47.7% of the outstanding shares of PRT Common Stock. Each of the directors and executive officers of PRT is expected to vote or direct the vote of all shares of PRT Common Stock over which he has voting control in favor of the Merger Agreement and the principal terms of the Merger.

Proxies

    This Proxy Statement/Prospectus is being furnished to holders of PRT Common Stock in connection with the solicitation of proxies by and on behalf of the PRT Board for use at the Special Meeting.

    All shares of PRT Common Stock that are entitled to vote and are represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting and not duly and timely revoked, will be voted at the Special

Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted FOR approval and adoption of the Merger Agreement and approval of the principal terms of the Merger.

    If any other matters are properly presented for consideration at the Special Meeting (or any adjournments or postponements thereof), including, among other things, consideration of a motion to adjourn or postpone the Special Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies if, for example, an insufficient number of votes are cast to approve the Merger Agreement and the Merger), the persons named in the enclosed forms of proxy and voting thereunder will have discretion to vote on such matters in accordance with their best judgment.

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of PRT at or before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the proxy,
(ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of PRT before the taking of the vote at the Special Meeting or (iii) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Positive Response Television, Inc., at 14724 Ventura Boulevard, Suite 600, Sherman Oaks, California 91403-3501,
Attention: Lisa Vann Levey, Secretary or hand-delivered to Lisa Vann Levey, the Secretary of PRT, at or before the taking of the vote at the Special Meeting.

    In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of PRT in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and PRT will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

               SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES
                             WITH THEIR PROXY CARDS.

                                   THE MERGER

General

    Pursuant to the terms of the Merger Agreement, PRT will merge with and into Merger Sub, PRT's separate corporate existence will be extinguished, the equity interest of PRT's shareholders in PRT will cease, Merger Sub will be renamed "Positive Response Television, Inc." and it will continue as a wholly-owned subsidiary of NMC. At the Effective Time of the Merger, each outstanding share of PRT Common Stock (other than, in limited circumstances, Dissenters' Shares and except for those shares of PRT Common Stock held by NMC, which shall be cancelled, without consideration, as a result of the Merger) will be converted into the right to receive a maximum of 0.5239 shares of NMC Common Stock, less a pro rata portion of the Reduction Amount. No fractional shares of NMC Common Stock will be issued in the Merger, but in lieu thereof each holder of PRT Common Stock who would otherwise be entitled to a fraction of a share of NMC Common Stock (after aggregating all fractional shares of NMC Common Stock to be received by such holder) will receive from NMC an amount in cash (rounded to the nearest whole cent), without interest, equal to the product of such fraction multiplied by the average closing price of NMC Common Stock on the NYSE for the twenty (20) trading days prior to the Effective Time. See "THE MERGER AGREEMENT AND RELATED AGREEMENTS - Conversion of Shares."

    Notwithstanding the foregoing, to the extent that PRT's Adjusted Shareholders' Equity as of December 31, 1995 is less than the Calculation Equity, a number of shares of NMC Common Stock otherwise issuable, on a pro-rata basis, to the shareholders of PRT in the Merger will be held in escrow pursuant to the terms of the Merger Agreement and an Escrow Agreement to be entered into pursuant thereto. See "THE MERGER AGREEMENT AND RELATED AGREEMENTS - Escrow of Shares."

    Upon consummation of the Merger, each then outstanding Plan Option and Stock Purchase Right will be assumed by NMC subject to any applicable vesting schedule. Each Plan Option and Stock Purchase Right so assumed by NMC shall continue to have, and be subject to, the same terms and conditions set forth in the Stock Option Plan and the agreement or instrument pursuant to which each such Plan Option or Stock Purchase Right, as applicable, was issued as in effect immediately prior to the Effective Time, except as described below: (i) each Plan Option and Stock Purchase Right will be exercisable for that number of shares of NMC Common Stock equal to the product of (x) the number of shares of PRT Common Stock that were purchasable under such Plan Option or Stock Purchase Right immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio (as adjusted to reflect the pro rata effect of the Reduction Amount), rounded up to the nearest whole number of shares of NMC Common Stock, and (ii) the per share exercise price for the shares of PRT Common Stock issuable upon exercise of the Plan Option or Stock Purchase Right will be equal to the quotient determined by dividing (x) the exercise price per share of PRT Common Stock at which such Plan Option or Stock Purchase Right was exercisable immediately prior to the Effective Time, by (y) the Exchange Ratio (as adjusted to reflect the pro rata effect of the Reduction Amount), and rounding the resulting exercise price up to the nearest whole cent. See "THE MERGER AGREEMENT AND RELATED AGREEMENTS - Treatment of Plan Options and Stock Purchase Rights."

Background of the Merger

    As discussed herein under "POSITIVE RESPONSE TELEVISION, INC. - General," prior to December 31, 1993, substantially all of PRT's revenues were derived from infomercials produced by PRT for NMC. During 1993, NMC and PRT were parties to litigation against one another regarding disputes arising out of the companies' business relationship. Such litigation was settled in December 1993. In October 1994, PRT and NMC entered into a significant strategic business relationship pursuant to which (i) NMC and PRT split the production costs of certain infomercials produced by PRT and (ii) NMC has the right to air such infomercials on its proprietary domestic airtime and internationally in exchange for certain payments to PRT.

    Due to the foregoing relationship and the nature of the infomercial industry, the Chief Executive Officers of NMC and PRT have known each other professionally for a number of years. During the Spring and early Summer of 1995, the executive officers informally discussed whether there was any mutual interest in pursuing a possible combinative transaction between NMC and PRT. On July 24, 1995, NMC and PRT executed a confidentiality agreement pursuant to which they began exchanging information for preliminary due diligence and valuation purposes.

    NMC's Mergers and Acquisitions Committee, with the assistance of its professional advisors, determined an appropriate valuation of PRT, based principally upon PRT's publicly available financial information and NMC's assessment of the potential administrative and operational savings which would be possible if a combinative transaction between NMC and PRT were consummated. Based on the information then available, NMC's Mergers and Acquisitions Committee, Executive Committee and, finally, its Board of Directors authorized NMC's management to attempt to negotiate and execute a non-binding letter of intent with PRT.

    Throughout the Summer of 1995, PRT management analyzed NMC's publicly available information, including information regarding NMC's foreign operations and its financial information and reviewed its own operations and prospects for the future. PRT's accountants, legal counsel and other advisers were consulted regarding a possible combination with NMC. Informal discussions with each of the members of the Board of Directors continued throughout this period.

    In early September, management of both companies began serious discussions regarding the terms of a possible combination of the two companies. On October 18, 1995, the Board of Directors of PRT approved a letter of intent providing for an acquisition substantially as described in this proxy statement. Shortly thereafter, the PRT Board (i) appointed a special committee of the PRT Board of Directors (the "PRT Special Committee"), comprised of the three members of the PRT Board who are not executive officers of PRT, to review the terms of the proposed transaction and make a recommendation to the PRT Board with respect to such transaction; and (ii) retained Cruttenden to evaluate the fairness of the proposed transaction with NMC from a financial point of view.

    Following such approval, the parties executed the letter of intent. On the date of execution, the companies each issued press releases regarding the letter of intent and NMC reported the execution of the letter of intent in a Current Report on Form 8-K, dated October 19, 1995, filed with the Commission.

    The companies each conducted legal, documentary, operational, administrative and financial due diligence of the other between the execution of the letter of intent and execution of the Merger Agreement.

    During the period following the execution of the letter of intent, management of both companies negotiated the terms of the Merger Agreement. Members of the PRT Special Committee and other members of the Board of Directors of PRT were consulted and kept advised of the progress of the negotiations. On December 7, 1995, the PRT Special Committee met with Cruttenden which advised the Committee that the proposed Merger was fair to PRT's shareholders from a financial point of view and reviewed with the Committee the valuation analysis it performed in considering the transaction. The PRT Special Committee voted unanimously to recommend the Merger to the PRT Board. Thereafter, on that day, the entire Board of Directors of PRT held a meeting at which Cruttenden again reported on its findings and presented the Board with its opinion that the Merger was fair, from a financial point of view, to the shareholders of PRT. The PRT Special Committee reported its conclusions that the Merger was just and reasonable and recommended to the PRT Board that it approve the Merger. Following an extended discussion as to the benefits which PRT's shareholders will derive from the Merger, the Board of Directors of PRT approved the Merger and authorized the officers of PRT to execute the Merger Agreement on behalf of PRT.

    On November 29, 1995, the NMC Board of Directors met to discuss and vote upon the Merger Agreement. Following discussions with its financial and legal advisors, NMC's Board unanimously approved the Merger and authorized the appropriate officers of NMC to execute and deliver the Merger Agreement and to take all other actions necessary or required to consummate the Merger, subject to the conditions set forth therein.

    Following the above-referenced Board meetings, on January 17, 1996, the companies executed the Merger Agreement and issued press releases concerning such event on January 18, 1996. Each of NMC and PRT filed a Current Report on Form 8-K, dated January 17, 1996, reporting the execution of the Merger Agreement.

Positive Response's Reasons for the Merger; Recommendation of the Positive Response Board

    The PRT Board has unanimously approved the Merger and determined that the Merger is advisable and fair and in the best interests of PRT and its shareholders. The PRT Board unanimously recommends to PRT shareholders that they vote FOR the approval and adoption of the Merger Agreement and the approval of the principal terms of the Merger. The PRT Board based its approval of the Merger and its determination that the terms of the Merger are fair to PRT and its shareholders upon a number of factors, including its views regarding the following:

      (i) The consideration to be received by PRT's shareholders in the Merger, including the fact that the Exchange Ratio represented a premium of 15.7% over the closing market price of PRT Common Stock just prior to the public announcement of the Merger;

    (ii) The Merger will provide PRT shareholders with a publicly-traded security that has a significantly larger market float, greater liquidity and greater business diversification than PRT Common Stock;

    (iii) The significantly greater financial and business resources, more diversified product line and greater sales, marketing and distribution capabilities that the combined entity would have over that of PRT alone;

    (iv) The enhanced opportunities for both operating efficiencies and synergies that are expected to result from the Merger, the enhanced opportunities for growth (particularly in foreign markets) that the Merger is expected to make possible, and the respective contributions that the parties would bring to a combined institution;

    (v) PRT management's due diligence review of NMC, including the business, operations, earnings, and financial condition of NMC on a historical, prospective and pro forma basis; and

    (vi) The expectation that the Merger will be tax-free for federal income tax purposes to PRT and its shareholders.

    The PRT Board also considered the following information in concluding that the terms of the Merger are fair to PRT and its shareholders: (i) its knowledge of the business, operations, property, assets, financial condition, operating results and prospects of PRT and NMC; (ii) current industry, economic and market conditions and trends; (iii) the recommendation of the PRT Special Committee;
(iv) the opinion of Cruttenden as to the fairness of the Merger from a financial point of view to the shareholders of PRT; (v) the terms of the Merger Agreement;
(vi) the structure and accounting and tax treatment of the Merger; (vii) the respective corporate cultures and strategies of PRT and NMC; and (viii) PRT's alternatives.

    In view of the variety of factors considered in connection with its evaluation of the Merger, the PRT Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination.

National Media's Reasons for the Merger

    As discussed elsewhere herein, NMC and PRT have in the past done business together and continue to do business together. Due to the ongoing business relationship between them and the fact that each is a publicly traded company that regularly files reports with the Commission, NMC and PRT are each generally familiar with the business of the other. The business conducted by PRT is very similar to the business conducted by NMC. It was NMC's belief in entering into the Merger Agreement that, by combining the businesses of NMC and PRT, the combined companies could take advantage of many cost savings related to (i) expenses related to operating as a public company, such as duplicative external audit costs; (ii) the replacement of outside third party vendors (such as fulfillment providers and outbound telemarketing providers) with in-house capabilities of NMC and PRT, as the case may be; and (iii) the combination of existing operational departments within the companies.

    In addition, NMC felt that the acquisition of PRT would, in conjunction with its recent acquisition of DirectAmerica, provide NMC with a strong operating presence on the west coast of the United States. Such west coast operations will, in effect, act as a new receptor site for the overall NMC product sourcing function. Lastly, in connection with the Merger, NMC will also acquire the services of Michael S. Levey and Lisa Vann Levey. It was NMC's view that Michael Levey is a well respected and well known on-air personality in the infomercial industry and that both Michael and Lisa Levey are talented infomercial producers whose services will be available to NMC for the foreseeable future.

Operations Following the Merger

    Following the Merger, NMC plans to operate Merger Sub as a wholly-owned subsidiary of NMC. Merger Sub will continue to do business, in large part, as PRT is presently conducting its business. NMC intends to take advantage of certain cost savings and other synergies which are expected to result from the combination of certain of NMC's (and its existing subsidiaries') and PRT's administrative and operational functions. Michael S. Levey, PRT's Chairman and Chief Executive Officer, will serve as the Chief Executive Officer of Merger Sub and will report to Merger Sub's board of directors and NMC's Chief Executive Officer. It is presently anticipated that Merger Sub will produce infomercials for NMC and for various third parties.

Opinion of Positive Response's Financial Advisor

    As described above under "- Background of the Merger." PRT retained Cruttenden to act as its financial advisor in connection with the Merger. As part of its engagement by PRT, Cruttenden rendered its oral opinion on December 7, 1995, which was confirmed in writing as of the same date, to the PRT Board, that, as of such date, the consideration to be received by the holders of PRT Common Stock in the Merger (the "Merger Consideration") was fair to such holders from a financial point of view. A copy of Cruttenden's opinion, dated December 7, 1995, which sets forth the assumptions made, matters considered, and the scope and limitations of the review undertaken by Cruttenden, is attached as Annex B to this Proxy Statement/Prospectus. PRT's shareholders are urged to read the opinion in its entirety. The following description of Cruttenden's opinion is qualified in its entirety by reference to the full text of such opinion. Such opinion is not a recommendation to any shareholder of PRT as to how to vote at the Special Meeting. Cruttenden's opinion (i) addresses only the fairness of the terms of the Merger from a financial point of view to the holders of PRT Common Stock and (ii) speaks only as of the date of the opinion. It is a condition to the obligations of PRT to consummate the Merger that PRT shall have received a written opinion from Cruttenden, dated as of the Effective Time, that the terms of the Merger are fair to PRT and its shareholders from a financial point of view.

    The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the application of those methods to particular circumstances, and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. The summary of the Cruttenden analyses set forth below does not purport to be a complete description of the presentation by Cruttenden to the PRT Board. In arriving at its opinion, Cruttenden did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Cruttenden believes that its analyses and the summary set forth below must be considered as a whole, and that considering any portion of such analyses and summary of the factors considered, without considering all such analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses set forth in the Cruttenden presentation to the PRT Board and to Cruttenden's opinion. In performing its analyses, Cruttenden made numerous assumptions with respect to industry performance, general business and other conditions and matters, many of which are beyond the control of PRT and NMC. In performing its analyses, Cruttenden relied, without assuming responsibility for verification, upon estimates by the managements of PRT and NMC of potential cost savings that may be achieved if the Merger is consummated. The analyses performed by Cruttenden are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of assets or businesses do not purport to be appraisals thereof or to reflect the prices at which businesses or assets actually may be sold.

    In rendering its opinion, Cruttenden relied, without assuming responsibility for verification, upon the accuracy and completeness of all of the financial and other information reviewed by Cruttenden for purposes of its opinion. With respect to financial projections, estimates and analyses provided to Cruttenden by PRT and NMC, assumed that such projections, estimates and analyses were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of PRT and NMC, respectively. With respect to NMC, Cruttenden relied on data provided to it by NMC or otherwise derived by it and by PRT and its advisors from discussions with NMC management. In addition, Cruttenden did not make an independent evaluation or appraisal of any assets or liabilities (contingent or otherwise) of PRT or NMC or any of their respective subsidiaries and was not furnished with any such evaluation or appraisal, nor did Cruttenden conduct a physical inspection of the properties of PRT or NMC. In its opinion, Cruttenden noted that, among other things, its opinion was necessarily based upon facts and circumstances, including stock market conditions, existing and disclosed to it as of the date of its opinion. Shareholders are urged to read the opinion in its entirety for assumptions made, matters considered and limits of the review by Cruttenden.

    In conducting its analysis and arriving at its opinion, Cruttenden held discussions with the managements of PRT and NMC concerning the business, financial statements, operations and prospects of their respective companies and the prospects of a combined entity involving PRT and NMC.

    In reaching its conclusion that the Merger was fair to PRT's shareholders from a financial point of view, among other things, Cruttenden:

        (i) Reviewed the terms of the Merger;

        (ii) Reviewed the budgets, financial statements, projections, market studies, material contracts, internal analyses and other relevant documentation provided by PRT concerning its financial condition, historical performance and future prospects;

       (iii)  Reviewed publicly available information regarding NMC and PRT;

        (iv) Compared the projected discounted cash flows for NMC and PRT, respectively, for the fiscal years 1996 through 2000 based upon projections provided by each company;

        (v) Calculated an imputed share price for both NMC and PRT by comparing them with other publicly-traded companies in similar businesses, utilizing six ratios: (a) Enterprise Value/Revenue, (b) Enterprise Value/EBITDA, (c) Market Value/Net Income, (d) Market Value/Book, (e) Market Value/Revenues, and (f) Market Value/Assets; and

    (vi) Analyzed, based on data provided by each company, the dilutive effect of the Merger on NMC's fiscal 1996 results.

    Cruttenden also performed such other studies, analyses and inquiries and considered such other information as it considered relevant. Cruttenden did not believe that there have been any recent acquisitions in the informercial, advertising and related industries which were comparable to the Merger for purposes of evaluating the fairness of the transaction.

    Based on the foregoing analyses and considerations, Cruttenden concluded that the Merger was fair to the shareholders of PRT from a financial point of view.

    The foregoing description of Cruttenden's opinion is qualified in its entirety by reference to the full text of such opinion which is attached as Annex B to this Proxy Statement/Prospectus.

    Cruttenden is an investment banking firm. As a part of its investment banking business, Cruttenden is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwriting, secondary distributions of listed and unlisted securities, private placements and other purposes. The PRT Board selected Cruttenden to serve as its financial advisor based on Cruttenden's qualifications, expertise and familiarity with PRT's business. The terms of Cruttenden's engagement to PRT are set forth in an engagement letter dated October 18, 1995. Cruttenden was not authorized to solicit and did not solicit interest from any party with respect to an acquisition of PRT. Cruttenden's role as financial advisor is limited to rendering an opinion that the principal terms of the Merger, as of December 7, 1995 and as of the Effective Time, are fair to the shareholders of PRT from a financial point of view.

    In the ordinary course of Cruttenden's business, it actively trades in the equity securities of PRT for its own account and for the accounts of customers, and accordingly may at any time hold a long or short position in such securities. Cruttenden has in the past published investment research on PRT. Cruttenden has performed investment banking services for PRT in the past and served as managing underwriter of PRT's initial public offering in May 1994. In connection with the public offering, Cruttenden received common stock purchase warrants to purchase an aggregate 100,000 shares of PRT Common Stock. [Such warrants, as Stock Purchase Rights, will be assumed by NMC in the Merger, subject, however, to appropriate adjustment (as to both number of shares and exercise price) to reflect the Exchange Ratio (and the effect of the Reduction Amount thereon).] See "THE MERGER AGREEMENT AND RELATED AGREEMENTS - Treatment of Plan Options and Stock Purchase Rights."

    Pursuant to the terms of the engagement letter, Cruttenden was engaged to act as PRT's exclusive financial advisor and agent in connection with the Merger and to render an opinion to the Board of Directors of PRT as to the fairness of the principal terms of the Merger, from a financial point of view, to PRT and its shareholders. As compensation for its services to PRT, Cruttenden will receive a fee in the aggregate amount of $75,000, plus reimbursement of its reasonable out-of-pocket expenses, including reasonable fees and disbursements of counsel. If such expenses exceed $5,000, Cruttenden will promptly notify PRT in writing. Pursuant to the engagement letter, PRT has agreed to indemnify Cruttenden and its affiliates, and their respective directors, officers, employees and agents, to the full extent lawful, from and against any losses, claims, damages or liabilities related to or arising out of Cruttenden's engagement or its role in connection therewith (other than those that result primarily from such person's bad faith or gross negligence) and shall reimburse any such indemnified person for all expenses incurred in connection with investigating, defending or preparing to defend any such action or claim.

Certain Federal Income Tax Consequences

    In the opinion of tax counsel to NMC and PRT, the following discussion summarizes the material federal income tax consequences of the Merger to PRT and holders of PRT Common Stock. The discussion is based on the Code, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as in effect and existing on the date hereof and all of which are subject to change at any time, which change may be retroactive. The discussion does not address aspects of federal taxation other than income taxation, nor does it address all aspects of federal income taxation including, without limitation, aspects of federal income taxation that may be applicable to particular holders of PRT Common Stock, such as holders who are dealers in securities, foreign persons or persons who acquired their PRT Common Stock in a compensation transaction. In addition, it does not address the state, local or foreign tax consequences of the Merger, if any.

    HOLDERS OF PRT COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER.

    The principal federal income tax consequences of the Merger to PRT and holders of PRT Common Stock will be as follows:

    (a) The Merger will qualify as a reorganization within the meaning of
Section 368 of the Code;

    (b) No gain or loss will be recognized by PRT, Merger Sub or NMC solely as a result of the Merger;

    (c) No gain or loss will be recognized by holders of PRT Common Stock upon their receipt of NMC Common Stock in exchange for their PRT Common Stock, except that holders of PRT Common Stock who receive cash proceeds in lieu of fractional shares of NMC Common Stock will recognize gain or loss equal to the difference, if any, between such proceeds and the tax basis of PRT Common Stock allocated to their fractional share interests. Such gain or loss, if any, will be capital gain or loss if the fractional share interests exchanged are held as capital assets at the Effective Time, and will be long-term capital gain or loss if the holding period for the fractional share interests (including the holding period of PRT Common Stock attributed thereto) exceeds one year at the Effective Time;

    (d) The tax basis of NMC Common Stock received by holders of PRT Common Stock will be the same as the tax basis of the PRT Common Stock exchanged therefor less the tax basis, if any, allocated to fractional share interests;

    (e) The holding period of NMC Common Stock in the hands of holders of PRT Common Stock will include the holding period of their PRT Common Stock exchanged therefor, provided that such PRT Common Stock is held as a capital asset at the Effective Time; and

    (f) In general, a dissenting holder of PRT Common Stock receiving solely cash in exchange therefor will recognize gain or loss equal to the difference, if any, between the cash received and the dissenting holder's tax basis of the PRT Common Stock. Such gain or loss, if any, will generally be capital gain or loss if the PRT Common Stock for which the dissenting shareholder receives cash is held as a capital asset at the Effective Time, and will be long-term capital gain or loss if the dissenting shareholder has held the PRT Common Stock for more than one year at the Effective Time.

    It is a condition to NMC's and PRT's obligations to effect the Merger that NMC and PRT receive tax opinions from Klehr, Harrison, Harvey, Branzburg & Ellers and Irell & Manella, respectively (the "Tax Opinions"), to the effect that, on the basis of certain facts, including facts derived from officers' certificates delivered by NMC and PRT, and certain assumptions stated in the Tax Opinions, the Merger will be treated as a reorganization within the meaning of
Section 368 of the Code. Neither NMC nor PRT intends to waive this condition. If this condition is waived by either NMC or PRT after approval of the Merger by the holders of PRT Common Stock, then PRT intends to resolicit its shareholders prior to consummation of the Merger.

    No ruling has been or will be obtained from the Internal Revenue Service (the "Service") with respect to the Merger. The Tax Opinions are not binding on the Service or the courts, and no assurance can be given that the Tax Opinions would be followed if challenged by the Service.

Accounting Treatment

    The Merger is expected to be treated as a "purchase" for accounting purposes. See "PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS."

Interests of Certain Persons in the Merger

    In considering the recommendation of the PRT Board with respect to the Merger, shareholders of PRT should be aware that certain officers and directors of PRT have interests in the Merger which differ in certain material respects from those of other shareholders, including those referred to below, that present them with potential conflicts of interest. The PRT Board was aware of these potential conflicts and considered them along with the other matters described in "- Positive Response's Reasons for the Merger; Recommendation of the Positive Response Board."

    The Merger Agreement provides that NMC's and Merger Sub's obligation to consummate the Merger is conditioned upon Merger Sub, at or prior to the Effective Time, having entered into (i) five (5) year employment agreements with each of Michael Levey and Lisa Vann Levey (the "Employment Agreements"), and
(ii) a noncompetition agreement with Stephen Weber that will commence on January 1, 1997 (the "Noncompetition Agreement").

    The Employment Agreements, which are renewable for successive one year periods, will provide that Michael Levey and Lisa Vann Levey shall be engaged as, and hold the positions of, Chief Executive Officer of Merger Sub and Vice President of Merger Sub, respectively, at annual base salaries of $325,000 and $200,000, respectively. Michael Levey and Lisa Vann Levey shall also participate in, and be eligible for bonuses pursuant to, NMC's Management Incentive Plan and shall be entitled to participate in all other benefit programs generally available to officers of NMC and its subsidiaries. In addition, NMC has agreed to provide an automobile allowance to each of Michael Levey and Lisa Vann Levey. Furthermore, NMC has agreed to purchase a life insurance policy, in the face amount of $2.0 million, on behalf of Mr. Levey and has agreed, subject to approval of NMC's stockholders, to grant Mr. Levey options to purchase up to an aggregate of 300,000 shares of NMC Common Stock. The Employment Agreements will also impose restrictions on the ability of each of Michael Levey and Lisa Vann Levey to sell their shares of NMC Common Stock.

    The Noncompetition Agreement will provide, in part, that Mr. Weber will not engage, directly or indirectly, in any infomercial venture which is competitive with the business of NMC and its subsidiaries for a period of one (1) year. Pursuant to such agreement, Mr. Weber will be paid $180,000.

    The Merger Agreement provides that PRT will, to the fullest extent permitted under applicable law or under PRT's Articles of Incorporation or By-laws and regardless of whether the Merger becomes effective, indemnify and hold harmless, and that after the Effective Time, Merger Sub will, to the fullest extent permitted under applicable law or under Merger Sub's Certificate of Incorporation or By-laws, indemnify and hold harmless each present and former director, officer, employee, fiduciary and agent of PRT or any of its subsidiaries against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement of, or in connection with, any claim, action, suit proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission occurring at or prior to the Effective Time, or arising out of or pertaining to the transactions contemplated by the Merger Agreement.

    In addition, the Certificate of Incorporation of Merger Sub will contain indemnification provisions substantially similar to those set forth in the By-laws of PRT, which provisions are not to be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were PRT's directors, officers, employees or agents, unless such modification is prospective in nature and is required by law.

Regulatory Matters

    Under the HSR Act and the rules promulgated thereunder by the FTC, the Merger may not be consummated until notifications have been given and certain information has been furnished to the Antitrust Division and the FTC and specified waiting period requirements have been satisfied. NMC and PRT filed with the Antitrust Division and the FTC a Notification and Report Form (an "HSR Notice") with respect to the Merger on February 6, 1996. The required waiting periods under the HSR Act are scheduled to expire at 11:59 p.m. on March 7, 1996, unless such waiting periods are terminated early or extended by mutual agreement. However, at any time before the expiration of the waiting period, the FTC or the Antitrust Division may request additional information from NMC and/or PRT regarding the Merger and extend the waiting period and thereby delay the Effective Time. Moreover, at any time before or after the Effective Time, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger or seeking the divestiture of PRT by NMC, in whole or in part, or the divestiture or compulsory licensing of substantial assets of NMC or PRT, or their respective subsidiaries. State attorneys general and private parties may also bring legal actions under the federal or state antitrust laws under certain circumstances.

    In addition to the foregoing, each of NMC and PRT are obligated, pursuant to the terms of certain consent orders entered into by each of NMC and PRT with the FTC, to provide notice of the Merger to the FTC separate from the HSR Notice.

Rights of Dissenting Shareholders

    If NMC were to waive the condition to consummation of the Merger described below (the "4.9% Condition") and if the Merger is consummated, holders of PRT Common Stock who have properly exercised dissenters' rights in connection with the Merger under Sections 1300-1312 ("Chapter 13") of the CCC will have the right to receive such consideration as may be determined to be due with respect to Dissenters' Shares pursuant to the laws of the State of California, so long as demands for such consideration are properly filed at or before the Special Meeting with respect to 5% or more of the outstanding shares of PRT Common Stock.

    The following summary of the provisions of Chapter 13 is not intended to be a complete statement of such provisions, and Shareholders are urged to read the full text of Chapter 13, a copy of which is attached to this Proxy Statement/Prospectus as Annex C.

    If the Merger is approved by the required vote of the holders of PRT Common Stock and is not abandoned or terminated, each holder of shares of PRT Common Stock who votes against the Merger and who follows the procedures set forth in Chapter 13 will be entitled to have his or her shares of PRT Common Stock purchased by PRT for cash at their fair market value, so long as demands for such consideration are properly filed at or before the Special Meeting with respect to 5% or more of the outstanding shares of PRT Common Stock and if NMC waives the 4.9% Condition (which it does not intend to do). The fair market value of shares of PRT Common Stock will be determined as of the day before the first announcement of the terms of the Merger, excluding any appreciation or depreciation resulting as a consequence of the Merger, but adjusted for any stock split, reverse stock split or share dividend that becomes effective thereafter. The shares of PRT Common Stock with respect to which holders have perfected their purchase demand in accordance with Chapter 13 and have not effectively withdrawn or lost such rights are referred to as the "Dissenters' Shares."

    Within 10 days after approval of the Merger by PRT's shareholders, PRT must, if demands for purchase have been properly filed by the holders of 5% or more of the outstanding shares of PRT Common Stock, mail a notice of such approval (the "Approval Notice") to all shareholders who have voted against the approval of the Merger and followed the procedures set forth in Chapter 13, together with a statement of the price determined by PRT to represent the fair market value of the applicable Dissenters' Shares (determined in accordance with the immediately preceding paragraph), a brief description of the procedures to be followed in order for the shareholder to pursue his or her dissenter's rights, and a copy of Sections 1300-1304 of the CCC. The statement of price by PRT constitutes an offer by PRT to purchase all Dissenters' Shares at the stated amount.

    A shareholder of PRT electing to exercise dissenters' rights must, within the time period provided in Section 1301(b) of the CCC, demand in writing from PRT the purchase of his or her Dissenters' Shares and payment to the shareholder at their fair market value. A holder who elects to exercise dissenters' rights should mail or deliver his or her written demand to PRT at 14724 Ventura Boulevard, Suite 601, Sherman Oaks, California 91407, Attention: Lisa Vann Levey, Secretary. The demand should specify the holder's name and mailing address and the number of Dissenters' Shares held of record by such shareholder and state that such holder is demanding purchase of his or her shares and payment of their fair market value, and must also contain a statement as to what the shareholder claims to be the fair market value of such shares as of the day before the first announcement of the terms of the proposed Merger. Such statement of the fair market value of the Dissenters' Shares constitutes an offer by the shareholder to sell the Dissenters' Shares held by such shareholder at that price.

    Within the time period provided in Section 1302 of the CCC, the shareholder must also submit the certificates representing the Dissenters' Shares to PRT for endorsement as Dissenters' Shares.

    If PRT and the PRT shareholder agree that the shares are Dissenters' Shares and agree upon the purchase price of the shares, the dissenting shareholder is entitled to the agreed-upon price with interest thereon at the legal rate on judgements from the date of such agreement. Payment for the Dissenters' Shares must be made within thirty (30) days after the later of the date of such agreement or the date on which all statutory and contractual conditions to the Merger are satisfied, and is subject to surrender to PRT of the certificates representing the Dissenters' Shares.

    If PRT denies that the shares are Dissenters' Shares or if PRT and the shareholder fail to agree upon the fair market value of the Dissenters' Shares, then, within the time period provided in Section 1304(a) of the CCC, any shareholder who has made a valid written purchase demand and who has voted against approval and adoption of the Merger Agreement may file a complaint in the superior court of Los Angeles County requesting a determination as to whether the shares are Dissenters' Shares or as to the fair market value of such holder's Dissenters' Shares or both, or may intervene in any pending action brought by any other PRT shareholder. If the fair market value of the Dissenters' Shares is at issue, the court may appoint one or more impartial appraisers to determine the fair market value of such Dissenters' Shares.

    Except as expressly limited by Chapter 13, holders of Dissenters' Shares continue to have all the rights and privileges incident to their shares of PRT Common Stock, until the fair market value of their shares is agreed upon or determined. A holder of Dissenters' Shares may not withdraw a demand for payment unless PRT consents thereto.

    Dissenters' Shares lose their status as Dissenters' Shares, and dissenting shareholders cease to be entitled to require PRT to purchase their shares if:
(a) the Merger is abandoned; (b) the shares are transferred prior to their submission to PRT for the required endorsement; (c) the dissenting shareholder and PRT do not agree upon the status of the shares as Dissenters' Shares or do not agree on the purchase price, but neither PRT nor the shareholder files a complaint or intervenes in a pending action within six months after mailing of the Approval Notice; or (d) with PRT's consent, the holder delivers to PRT a written withdrawal of such holder's demand for purchase of his or her shares.

    PRT SHAREHOLDERS WILL HAVE NO APPRAISAL RIGHTS UNLESS DEMANDS FOR PURCHASE AND PAYMENT ARE RECEIVED AT OR PRIOR TO THE DATE OF THE PRT SPECIAL MEETING FROM HOLDERS OF 5% OR MORE OF THE OUTSTANDING SHARES OF PRT COMMON STOCK. IN ADDITION, NMC'S OBLIGATION TO CONSUMMATE THE MERGER IS CONDITIONED UPON HOLDERS OF NOT MORE THAN 4.9% OF THE OUTSTANDING SHARES OF PRT COMMON STOCK HAVING EXERCISED DISSENTERS' RIGHTS UNDER CHAPTER 13.

    All officers and directors of PRT have agreed not to exercise dissenters' rights with respect to the Merger.

                   THE MERGER AGREEMENT AND RELATED AGREEMENTS

    The following paragraphs summarize, among other things, the material terms of the Merger Agreement, which is attached hereto as Annex A and incorporated by reference herein. Shareholders of PRT are urged to read the Merger Agreement in its entirety for a more complete description of the Merger.

Effective Time of the Merger

    As promptly as practicable after the satisfaction or waiver of the conditions set forth in the Merger Agreement, the parties thereion ill file articles of merger, together with any required certificates, with the Secretary of State of the State of California and the Secretary of State of the State of Delaware. The Merger will become effective upon the filing of such materials with the Secretary of State of the State of Delaware, which, assuming all conditions are met, is anticipated to occur shortly after the Special Meeting.

Conversion of Shares

    Pursuant to the terms of the Merger Agreement, PRT will merge with and into Merger Sub, PRT's separate corporate existence will be extinguished, the equity interest of PRT's shareholders in PRT will cease, Merger Sub will be renamed "Positive Response Television, Inc." and it will continue as a wholly-owned subsidiary of NMC. At the Effective Time of the Merger, each outstanding share of PRT Common Stock (other than, in limited circumstances, Dissenters' Shares and except for those shares of PRT Common Stock held by NMC, which shall be cancelled, without consideration, as a result of the Merger) will be converted into the right to receive a maximum of 0.5239 shares of NMC Common Stock, less a pro rata portion of the Reduction Amount. It is presently anticipated that the Reduction Amount will be at least __________ shares of NMC Common Stock. Consequently, PRT shareholders are expected to receive not more than _____ shares of NMC Common Stock for each share of PRT Common Stock held. See "- Reduction Amount."

    No fractional shares of NMC Common Stock will be issued in the Merger, but in lieu thereof each holder of PRT Common Stock who would otherwise be entitled to a fraction of a share of NMC Common Stock (after aggregating all fractional shares of NMC Common Stock to be received by such holder) will receive from NMC an amount in cash (rounded to the nearest whole cent), without interest, equal to the product of such fraction multiplied by the average closing price of NMC Common Stock on the NYSE for the twenty (20) trading days prior to the Effective Time. For information regarding rights of dissenting shareholders see "THE MERGER - Rights of Dissenting Shareholders."

    As promptly as practicable after the Effective Time, NMC will cause to be sent to each shareholder of record of PRT as of the Effective Time (other than Dissenters' Shares) transmittal materials for use in exchanging certificates of PRT Common Stock for certificates of NMC Common Stock. The transmittal materials will contain information and instructions with respect to the surrender of PRT Common Stock certificates in exchange for new certificates representing NMC Common Stock and cash in payment for any fractional shares resulting from the exchange. CERTIFICATES SHOULD NOT BE SURRENDERED UNTIL THE LETTER OF TRANSMITTAL IS RECEIVED.

    Notwithstanding the foregoing, to the extent that PRT's Adjusted Shareholders' Equity as of December 31, 1995 is less than the Calculation Equity, a number of shares of NMC Common Stock otherwise issuable, on a pro-rata basis, to the shareholders of PRT in the Merger will be held in escrow pursuant to the terms of the Merger Agreement and an Escrow Agreement to be entered into pursuant thereto. See "- Escrow of Shares." It is presently anticipated that approximately ____ Escrow Shares will be placed into escrow.

Treatment of Plan Options and Stock Purchase Rights

    Upon consummation of the Merger, each then outstanding Plan Option and Stock Purchase Right will be assumed by NMC subject to any applicable vesting schedule. Each Plan Option and Stock Purchase Right so assumed by NMC shall continue to have, and be subject to, the same terms and conditions set forth in the Stock Option Plan and the agreement or instrument pursuant to which each such Plan Option or Stock Purchase Right, as applicable, was issued as in effect immediately prior to the Effective Time, except as set forth below: (i) each such Plan Option and Stock Purchase Right will be exercisable for that number of shares of NMC Common Stock equal to the product of (x) the number of shares of PRT Common Stock that were purchasable under such Plan Option or Stock Purchase Right immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio (as adjusted to reflect the pro rata effect of the Reduction Amount), rounded up to the nearest whole number of shares of NMC Common Stock, and (ii) the per share exercise price for the shares of PRT Common Stock issuable upon exercise of the Plan Option or Stock Purchase Right will be equal to the quotient determined by dividing (x) the exercise price per share of PRT Common Stock at which such Plan Option or Stock Purchase Right was exercisable immediately prior to the Effective Time, by (y) the Exchange Ratio (as adjusted to reflect the pro rata effect of the Reduction Amount), and rounding the resulting exercise price up to the nearest whole cent.

Business of Positive Response Pending the Merger

    Pending consummation of the Merger, and except as otherwise consented to or approved in advance by NMC in writing, PRT has agreed that PRT and its subsidiaries will, among other things, operate their businesses in accordance with their ordinary course of business and use reasonable commercial efforts to preserve substantially intact their respective business organizations, to keep available the services of their present officers, employees and consultants, to take all reasonable action to prevent the loss, cancellation, abandonment, forfeiture or expiration of any PRT Intellectual Property (as defined in the Merger Agreement) and to preserve their present relationships with customers, suppliers and other persons with whom they have significant business relations.

    By way of amplification and not limitation, PRT and its subsidiaries have agreed (subject to certain limited exceptions set forth in the Merger Agreement) not to take any of the following actions without the prior written consent of
NMC: (i) amend or otherwise change PRT's Articles of Incorporation (the "PRT Articles") or By-laws; (ii) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest of PRT, any of its subsidiaries or affiliates; (iii) sell, lease, assign, transfer, pledge, dispose of or encumber any material assets of PRT or any of its subsidiaries; (iv) amend or change the period (or permit any acceleration) of exercisability or conversion, as applicable, of Plan Options or Stock Purchase Rights or authorize cash payments in exchange for any Plan Options or Stock Purchase Rights; (v) (a) declare, set aside, make or pay any dividend or other distribution with respect to any of its capital stock, except for certain intracompany distributions; (b) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of, in lieu of or in substitution for shares of its capital stock; or (c) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, or propose to do any of the foregoing; (vi) sell, transfer, license, sublicense or otherwise dispose of any material PRT Intellectual Property, or amend or modify any existing agreements with respect to any PRT Intellectual Property or third party intellectual property rights, other than nonexclusive licenses in the ordinary course of business; (vii) (a) acquire any corporation, partnership or other business organization or division thereof; (b) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or otherwise as an accommodation become responsible for, the obligations, of any person, or make any loans or advances, except in the ordinary course of business; (c) create, incur, assume or suffer to exist any mortgage, lien, pledge, charge, security interest or encumbrance of any kind or nature upon the property or assets, profits, whether now owed or hereafter acquired, of PRT or its subsidiaries except in the ordinary course of business;
(d) enter into or amend any contact or agreement other than in the ordinary course of business; (e) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $25,000 for PRT and its subsidiaries, taken as a whole; or (f) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this item; (viii) increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees of PRT or its subsidiaries in the ordinary course of business, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of PRT or any of its subsidiaries, or establish, adopt, enter into or amend any PRT employee plan;
(ix) take any action, other than as required by GAAP, to change accounting policies or procedures; (x) make any material tax election inconsistent with past practices or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations for any assessment of any tax, except to the extent the amount of any such settlement has been reserved for on PRT's most recent report filed with the Commission; (xi) pay, discharge or satisfy any claims, liabilities or obligations, other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the financial statements of PRT or incurred in the ordinary course of business; (xii) pay, discharge or satisfy any principal of any debt, with a maturity of more than one year, for borrowed money or for the deferred purchase price of property or services, except at the stated maturity of such debt or as required by mandatory prepayment provisions relating thereto, or amend any provision pertaining to the subordination or the terms of payment of any such debt; (xiii) except as may be required by law, take any action to terminate or amend any of its employee plans other than in connection with the Merger; (xiv) liquidate or dissolve itself;
(xv) enter into any long-term media purchase agreements; or (xvi) take, or agree in writing or otherwise to take, any of the actions described in items (i) through (xv) above, or any action which would make any of the representations or warranties of PRT contained in the Merger Agreement untrue or incorrect or prevent PRT from performing or cause PRT not to perform its covenants thereunder or result in any of the conditions to the Merger not being satisfied.

Solicitation of Alternative Transactions

    The Merger Agreement provides that PRT shall not, except to the extent that the PRT Board is advised in writing by counsel that failure to do so would constitute a breach of such Board's fiduciary duties to the shareholders of PRT, directly or indirectly, solicit or encourage the initiation of inquiries or proposals regarding any merger, consolidation or similar transaction involving, or any sale of a substantial amount of the assets or of any equity securities of, or similar transaction involving PRT or any of its subsidiaries. The Merger Agreement does not prevent the PRT Board from considering, negotiating, approving and recommending to PRT shareholders a merger or acquisition proposal that the PRT Board determines in good faith, after consultation with its financial advisors and upon advice of counsel that its fiduciary duties require it to do so, would result in a transaction more favorable to the PRT shareholders than the Merger, nor does the Merger Agreement prevent the PRT Board from providing material nonpublic information to a potential purchaser if failure to do so would constitute a violation of its fiduciary duties. PRT must inform NMC of any such competing proposal or request for material nonpublic information and, prior to disclosing any of such information, PRT must obtain from the requesting party an executed confidentiality and standstill agreement.

Business of National Media Pending the Merger

    Pending the consummation of the Merger, and except as otherwise consented to or approved in advance by PRT in writing, NMC has agreed that NMC and its subsidiaries will, among other things, operate their businesses in accordance with their ordinary and usual course of business and in a manner consistent with past practices. In particular, NMC has agreed not to take any of the following actions without the prior written consent of PRT: (i) amend or otherwise change NMC's Restated Certificate of Incorporation (the "NMC Restated Certificate"), or amend the terms of the NMC Common Stock; (ii) acquire or agree to acquire any business organization or assets of any other person if doing so would delay or prevent the consummation of the Merger; (iii) declare, set aside, make or pay any dividend or other distribution in respect of any of its capital stock, except for certain intracompany distributions; or (iv) take or agree in writing to take any action which would make any of NMC's representations or warranties untrue or incorrect or prevent NMC from performing or cause NMC not to perform its covenants under the Merger Agreement.

Corporate Structure and Related Matters After the Merger

    At the Effective Time, PRT will be merged with and into Merger Sub, which will be the surviving corporation and a wholly-owned subsidiary of NMC.

    At the Effective Time the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation of the surviving corporation, until thereafter amended; provided, however, that Article I of the Certificate of Incorporation of the surviving corporation will be amended as of the Effective Time to read as follows: "FIRST
- The name of the corporation is Positive Response Television, Inc." The By-laws of Merger Sub, as in effect immediately prior to the Effective Time, will be the Bylaws of the surviving corporation, until thereafter amended.

Certain Covenants

    The Merger Agreement provides that PRT will, to the fullest extent permitted under applicable law or under PRT's Articles of Incorporation or By-laws and regardless of whether the Merger becomes effective, indemnify and hold harmless, and that after the Effective Time, Merger Sub will, to the fullest extent permitted under applicable law or under Merger Sub's Certificate of Incorporation or By-laws, indemnify and hold harmless, each present and former director, officer, employee, fiduciary and agent of PRT or any of its subsidiaries against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement of, or in connection with, any claim, action, suit proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission occurring at or prior to the Effective Time, or arising out of or pertaining to the transactions contemplated by the Merger Agreement.

    In addition, the Certificate of Incorporation of Merger Sub will contain indemnification provisions substantially similar to those set forth in the By-laws of PRT, which provisions are not to be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were PRT's directors, officers, employees or agents, unless such modification is prospective in nature and is required by law.

Conditions to the Merger

    Consummation of the Merger is subject to the satisfaction of various conditions, including (i) the approval and adoption of the Merger Agreement and the Merger by the requisite vote of the shareholders of PRT; (ii) the effectiveness of the Registration Statement of which this Proxy Statement/Prospectus is a part (pursuant to which the NMC Common Stock to be issued in the Merger will be registered) and the absence of any stop order or proceedings seeking a stop order relating to such Registration Statement; (iii) any waiting period applicable to the Merger under the HSR Act shall have expired or terminated; (iv) the absence (a) of any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraints or prohibitions, preventing consummation of the Merger, (b) of any proceedings brought by any governmental authority making consummation of the Merger illegal and (c) of any actions or threatened actions or claims or threatened claims by a third party, which action or claim could pose a material threat to the consummation of the Merger; (v) the receipt of an officer's certificate by each of NMC and PRT to the effect that certain representations and warranties made by the respective party are true and correct in all respects on and as of the Effective Time, except where the failure to be true and correct would not have had a Material Adverse Effect (as defined below), and to the effect that the respective party has performed or complied in all material respects with all agreements and covenants required by the Merger Agreement on or prior to the Effective Time; (vi) the obtaining by NMC and PRT of all material consents, waivers, approvals, authorizations or orders required to be obtained and all filings required to be made for the authorization, execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby; (vii) the receipt by NMC and PRT of the Tax Opinions; and (viii) the approval of the NYSE, subject to notice of issuance, of the listing of the NMC Common Stock to be issued in the Merger. In addition, it is a condition to the obligations of NMC and PRT to consummate the Merger that the other shall not have experienced any change, occurrence or circumstance (individually or taken together) that is reasonably likely to be materially adverse to its or any of its subsidiaries' business, assets, financial condition or results of operations (a "Material Adverse Effect").

    The obligations of NMC to consummate the Merger are further subject to the satisfaction of the following conditions: (i) NMC shall have received an executed Affiliate Agreement (as defined below under "- Agreements of Positive Response Affiliates") from each person who is identified as an "affiliate" of PRT in the Affiliate Letter (as defined below under "- Agreements of Positive Response Affiliates"); (ii) NMC shall have received a legal opinion, dated as of the Effective Time, from counsel to PRT regarding certain matters; (iii) (a) each of Michael Levey, as Chief Executive Officer, and Lisa Vann Levey shall have entered into the Employment Agreements with Merger Sub; (b) each of Michael Levey and Lisa Vann Levey shall also have entered into an agreement with NMC, on terms acceptable to NMC, pursuant to which each shall agree to refrain from selling, in the aggregate, more than 75,000 shares of NMC Common Stock during any twelve (12) month period from and after the Effective Time until the third anniversary thereof; (c) Stephen Weber shall have entered into an amendment to his existing employment agreement, as previously amended April 14, 1994, reflecting that, following the Effective Time, he shall occupy the position of Vice Chairman, not President/Chief Operating Officer/Chief Financial Officer, of Merger Sub; (d) Stephen Weber shall have entered into the Noncompetition Agreement with Merger Sub; (e) Michael Levey shall have entered into a cost/recovery sharing agreement with PRT, in form reasonably acceptable to NMC, regarding PRT's and Mr. Levey's ongoing litigation with Forbes Magazine, et al.;
(f) each of Michael Levey, Stephen Weber and, as appropriate, any other directors, officers, consultants or employees of PRT, shall have executed promissory notes payable to PRT, in form reasonably acceptable to NMC, regarding any amounts payable by each of them to PRT as of the Effective Time; and (g) Michael Levey shall have taken and passed such physical examinations as NMC may reasonably request; (iv) NMC shall have received a written opinion from its financial advisor, dated as of the Effective Time, that the Exchange Ratio is fair to NMC from a financial point of view; (v) Cruttenden shall have executed an amended and restated warrant agreement, on terms acceptable to NMC, concerning certain Stock Purchase Rights held by Cruttenden; (vi) certain holders of Plan Options and Stock Purchase Rights shall have entered into written agreements with PRT, in form reasonably acceptable to NMC, concerning such options and rights and the effect of the Merger thereon; (vii) holders of not more than a maximum of 4.9% of the outstanding shares of PRT Common Stock shall have exercised dissenters' rights under Chapter 13 of the CCC in connection with the Merger; and (viii) there shall have been no material adverse change in the outlook concerning any existing litigation involving PRT nor shall NMC have determined in good faith that the outcome of any such litigation is likely to have a material adverse effect on the business, assets, financial condition or results of operations of PRT.

    The obligations of PRT to consummate the Merger are further subject to the satisfaction of the following conditions: (i) PRT shall have received a legal opinion, dated as of the Effective Time, from counsel to NMC and Merger Sub, regarding certain matters; and (ii) PRT shall have received a written opinion from Cruttenden, dated as of the Effective Time, that the terms of the Merger are fair to PRT and its shareholders from a financial point of view.

Reduction Amount

    Pursuant to the terms of the Merger Agreement, each outstanding share of PRT Common Stock (other than, in limited circumstances, Dissenter's Shares and except for those shares of PRT Common Stock held by NMC, which shall be cancelled, without consideration, as a result of the Merger) will be converted into the right to receive a maximum of 0.5239 shares of NMC Common Stock, less a pro rata portion of any Reduction Amount. The Reduction Amount is defined as that number of shares of NMC Common Stock equal to (x) two, multiplied by (y) the amount, if any, by which the Minimum Shareholders' Equity (as defined below) exceeds the Calculation Equity (as defined below), divided by (z) $14.125. For purposes of the calculation referred to above, (i) "Minimum Shareholders' Equity" is defined as $13,000,000, less the amount of all costs incurred by PRT directly in connection with the Merger Agreement, the Merger and the transactions contemplated thereby and given effect in PRT's financial statements; and (ii) "Calculation Equity" is defined as PRT's shareholders' equity as of December 31, 1995 appearing in its audited financial statements for the fiscal year ended as of such date (subject to adjustment for any material changes thereto which occur after such date and reversing the effect of any reserve established or writedown effected in such audited financial statements with respect to any of the Liquidation Amounts (as defined below under "- Escrow of Shares")), less the amount of any deferred software costs.

    It is presently anticipated that the Reduction Amount will be at least _____ shares of NMC Common Stock. Consequently, PRT shareholders are expected to receive not more than _____ shares of NMC Common Stock for each share of PRT Common Stock held.

Escrow of Shares

    To the extent that PRT's Adjusted Shareholders' Equity (as defined below) as of December 31, 1995 is less than the Calculation Equity, at the Effective Time, NMC will deposit in escrow a number of shares (the "Escrow Shares") of NMC Common Stock otherwise issuable, on a pro-rata basis, to the shareholders of PRT (the "Holders") in the Merger having an aggregate value (based upon a price of $14.125 per share of NMC Common Stock) equal to the sum of the Liquidation Amounts (as defined below) and the Other Holdback Amounts (as defined below). For purposes of the calculation described above, "Adjusted Shareholders' Equity" shall mean an amount equal to (A) the Calculation Equity, less (B) the Liquidation Amounts, and less (C) the Other Holdback Amounts. "Liquidation Amounts" shall mean the dollar value of certain assets included on PRT's audited balance sheet as of December 31, 1995 and identified in the Merger Agreement (to the extent that any or all of such assets have not either been collected/liquidated or the value thereof demonstrated prior to the Effective
Time). "Other Holdback Amounts" shall mean the dollar value of certain contingent obligations which would be due to be paid by PRT to its litigation counsel if the Forbes litigation referred to herein under "POSITIVE RESPONSE

TELEVISION, INC. - Legal Proceedings" were to be dismissed by PRT as of the Effective Time (less any of such amounts which have already been accrued in PRT's audited financial statements for the fiscal year ended December 31, 1995) (the "Fee Amount").

    The Escrow Shares will be registered in the name of and deposited with Chemical Mellon Shareholder Services or another mutually acceptable escrow agent (the "Escrow Agent") pursuant to the terms of the Merger Agreement and the Escrow Agreement to be entered into pursuant thereto. As of September 30, 1996, March 31, 1997 and September 30, 1997 (the "Review Dates"), NMC and the Shareholders' Representative (as defined below) shall conduct a review of those balance sheet items identified as Liquidation Amounts. To the extent that all or a portion of such amounts have, as of such dates, either been collected/liquidated or the value thereof demonstrated, NMC shall cause the Escrow Agent to deliver to the Holders, on a pro-rata basis, a number of Escrow Shares having an aggregate value (based upon a price of $14.125 per share) equal to the aggregate value of the amounts which, as of such dates, have either been collected/liquidated or the value thereof demonstrated. In addition, as of the first Review Date to occur following the dismissal (voluntary or otherwise), settlement or final adjudication of the Forbes litigation, to the extent that any portion of the Fee Amount has prior thereto been paid by PRT, other than out of the net proceeds of any such settlement or final adjudication, then a number of Escrow Shares equal to the balance of the Fee Amount divided by $14.125 shall be delivered to the Holders. Following the last of such Review Dates, any remaining Escrow Shares shall be delivered back to NMC by the Escrow Agent. Neither NMC nor Merger Sub may compromise, forgive or otherwise settle certain of such Liquidation Amounts for less than the full accrued amount thereof without the Shareholders' Representative's prior approval.

    Pursuant to the Merger Agreement, the Shareholder's Representative shall be Michael Levey. By voting in favor of the approval and adoption of the Merger Agreement and the approval of the principal terms of the Merger, shareholders of PRT thereby appoint the Shareholders' Representative as their agent to make decisions and take all necessary and appropriate actions on their behalf with respect to the Escrow Agreement and the Escrow Shares. A decision, act, consent or instruction of the Shareholders' Representative shall be final, binding and conclusive upon each Holder, and the Escrow Agent and NMC may rely upon any decision, act, consent or instruction of the Shareholders' Representative as being the decision, act, consent or instruction of each and all of the Holders. The Escrow Agent and NMC may be relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders' Representative. The Shareholders' Representative may be replaced by vote of the Holders of a majority in interest of the Escrow Shares upon not less than ten (10) days' prior written notice to NMC. The Holders shall indemnify the Shareholders' Representative and hold the Shareholders' Representative harmless from and from and against any loss, liability or expense that is incurred by the Shareholders' Representative without willful misconduct or bad faith and which arises out of or in connection with the acceptance or administration of the Shareholders' Representative's duties under the Merger Agreement and the Escrow Agreement. With respect to Mr. Levey's acting as Shareholders' Representative, the PRT Board has determined that Mr. Levey is fulfilling this function in his capacity as a director of PRT and, accordingly, that he shall be entitled to all rights of indemnification afforded a PRT director as provided in PRT's Bylaws. The Shareholders' Representative shall not receive compensation for his services.

Termination; Amendment

    The Merger Agreement may be terminated and the Merger may be abandoned prior to the Effective Time notwithstanding approval by the shareholders of PRT, under the circumstances specified therein, including (i) by mutual written agreement of NMC and PRT; (ii) by either NMC or PRT, if the Merger shall not have been consummated by April 30, 1996 and if the terminating party has not caused the failure of the Merger to be consummated by its own failure to fulfill any of its obligations under the Merger Agreement; (iii) by either NMC or PRT if a court of competent jurisdiction or a governmental, regulatory or administrative agency shall have issued a non-appealable final order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger; (iv) by either NMC or PRT, if the shareholders of PRT fail to approve the Merger or the Merger Agreement; (v) by NMC, if the PRT Board has withdrawn, modified or changed its recommendation of the Merger or the Merger Agreement in a manner adverse to NMC or resolved to do so, or has taken a "neutral" position with respect to (or shall have failed to reject as inadequate or failed to have reaffirmed its recommendation of the Merger within ten (10) business days after the public announcement or commencement of) an alternative proposal by a third party for (a) the acquisition of more than 50% of the outstanding stock of PRT, whether from PRT or pursuant to a tender offer or exchange offer or otherwise,
(b) a merger or other business combination involving PRT pursuant to which any third party acquires more than 50% of the outstanding equity securities of PRT or the entity surviving such business combination or (c) any other transaction pursuant to which any third party acquires control of assets of PRT and its subsidiaries having a fair market value equal to or greater than 50% of the fair market value of all assets of PRT and its subsidiaries, taken as a whole, immediately prior to such transaction (any of the above transactions shall constitute an "Alternative Transaction"); (vi) by NMC or PRT if the PRT Board has resolved to accept or accepted, on or before June 30, 1996, a proposal from a third party that would result in an Alternative Transaction more favorable to PRT's shareholders than the Merger; and (vii) by either NMC or PRT, in the event of a material breach by PRT or NMC and Merger Sub, respectively, of any representation, warranty, covenant or agreement contained in the Merger Agreement or if any representation or warranty of PRT or NMC and Merger Sub, respectively, shall have become materially untrue; provided, however, that if such breach or failure to perform is curable prior to the expiration of thirty
(30) days from its occurrence (but in no event later than April 30, 1996), neither NMC nor PRT may terminate the Merger Agreement on this basis as long as the other party continues to exercise reasonable efforts to cure such breach or failure unless such thirty (30) day period expires without such breach having been cured.

    The Merger Agreement may be amended by an agreement in writing among the parties thereto at any time prior to the Effective Time; provided, however, that after approval of the Merger by the shareholders of PRT, no amendment may be made which, by law, requires further approval of such shareholders without such further approval.

Fees and Expenses

    Except as described herein, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, whether or not the Merger is consummated.

    PRT has agreed to pay NMC as liquidated damages a fee of $500,000 in the event that: (i) the Merger Agreement is terminated by NMC as a result of a material breach of any representation, warranty, covenant or agreement on the part of PRT set forth in the Merger Agreement or if any representation or warranty of PRT shall have become materially untrue such that (A) such breach of representation or warranty would have a Material Adverse Effect on PRT or (B) such breach of covenant or agreement would result in the failure by PRT to comply in all material respects with all agreements and covenants required under the Merger Agreement; and (ii) PRT is sold to a third party on or before June 30, 1996. In the event that PRT fails to deliver the fee referred to above, PRT shall be liable to NMC for one-half of all costs and expenses (including filing fees and attorneys' fees) incurred in connection with the compliance by such parties with the notification requirements of the HSR Act.

Confidentiality Agreement

    NMC and PRT have each agreed to keep confidential, pursuant to the terms of that certain confidentiality agreement between NMC and PRT dated July 24, 1995 (the "Confidentiality Agreement"), information provided to the other party with respect to the business, properties and personnel of the party furnishing such information. The Confidentiality Agreement contains terms restricting the disclosure and use of confidential information exchanged between the two parties in evaluating the Merger and otherwise.

Agreements of Positive Response Affiliates

    Rule 145 promulgated under the Securities Act regulates the disposition of securities of "affiliates" of PRT in connection with the Merger. PRT has delivered to NMC a letter (the "Affiliate Letter") identifying all persons who are or may be deemed to be, at the time of the Special Meeting, "affiliates" of PRT for purposes of Rule 145 under the Securities Act. Such Affiliate Letter may be further updated prior to the Effective Time. PRT has also agreed to use its best efforts to cause each person (an "Affiliate") who is identified as an "affiliate" in the Affiliate Letter to deliver to NMC, prior to the date hereof, a written agreement (an "Affiliate Agreement"). Pursuant to such Affiliate Agreements, every Affiliate will represent, among other things, that he or she has been advised that the Affiliate may not sell, transfer or otherwise dispose of NMC Common Stock issued to the Affiliate in the Merger unless such sale, transfer or other disposition (i) has been registered under the Securities Act;
(ii) is made in compliance with the requirements of Rule 145 under the Securities Act; or (iii) in the opinion of counsel reasonably acceptable to NMC, is otherwise exempt from registration under the Securities Act. In addition, pursuant to the Affiliate Agreements, each Affiliate will agree (i) to vote his or her shares of PRT Common Stock in favor of the approval and adoption of the Merger Agreement and in favor of the Merger; and (ii) not to exercise dissenters' rights of appraisal in connection with the Merger.

    In addition, all executive officers and directors of PRT are expected to vote their respective shares of PRT Common Stock in favor of the Merger.

                PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                                   (UNAUDITED)

    The following unaudited pro forma combined condensed financial statements have been prepared to reflect (i) NMC's acquisition of DirectAmerica in October 1995 through the tax-free merger of such entity with and into a wholly-owned subsidiary of NMC (the "DirectAmerica Acquisition"); and (ii) the proposed Merger of PRT with and into Merger Sub. The DirectAmerica Acquisition was treated as a "purchase" for accounting purposes and the Merger is expected to be treated in the same manner.

    The unaudited pro forma combined condensed balance sheet as of September 30, 1995 gives effect to the DirectAmerica Acquisition and the Merger as if each occurred on such date and combines (i) NMC's unaudited condensed consolidated balance sheet as of September 30, 1995, (ii) DirectAmerica's historical combined balance sheet as of September 30, 1995, and (iii) PRT's unaudited condensed consolidated balance sheet as of September 30, 1995.

    The unaudited pro forma combined condensed statement of operations for the six months ended September 30, 1995 assumes that the DirectAmerica Acquisition and the Merger took place as of the beginning of the period presented and combines (i) NMC's unaudited condensed consolidated statement of operations for the six months ended September 30, 1995, (ii) PRT's unaudited condensed consolidated statement of operations for the six month period ended September 30, 1995, and (iii) a pro-rata portion (two-thirds) of DirectAmerica's historical combined statement of operations for the nine months ended September 30, 1995.

    The unaudited pro forma combined condensed statement of operations for the fiscal year ended March 31, 1995 assumes that the DirectAmerica Acquisition and the Merger took place as of the beginning of the period presented and combines
(i) NMC's historical condensed consolidated statement of operations for the fiscal year ended March 31, 1995, (ii) DirectAmerica's unaudited combined statement of operations for the twelve months ended December 31, 1994, and
(iii) PRT's unaudited condensed consolidated statements of operations for the nine month period ended December 31, 1994 and the three month period ended March 31, 1995.

    The unaudited pro forma combined condensed financial statements do not purport to represent what NMC's results of operations or financial position would actually have been had the DirectAmerica Acquisition and the Merger occurred at the beginning of each period presented or on the date indicated, or to project any future results of operations or financial position of NMC. The pro forma adjustments are based upon available information and upon certain assumptions that NMC's management believes are reasonable under the circumstances. These adjustments are directly attributable to the transactions indicated and are expected to have a continuing impact on the financial position and results of operations of NMC.

    These pro forma combined condensed financial statements should be read in conjunction with the historical consolidated financial statements and the notes thereto of NMC, DirectAmerica and PRT which are incorporated by reference in or included elsewhere in this Proxy Statement/Prospectus.

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                     BALANCE SHEET AS OF SEPTEMBER 30, 1995
                                 (in thousands)

                                                  Historical
                                      -----------------------------------------
                                                                      Positive
                                      National                       Response          Pro Forma          Pro Forma
                                       Media     DirectAmerica      Television,      Adjustments(1)    Adjustments(1)
                                    Corporation   Corporation          Inc.          DirectAmerica         PRT             PROFORMA
                                    -----------   -----------       -----------      -------------     --------------      --------
Cash and Cash Equivalents          $16,157           $   79         $ 3,540                                               $ 19,776
Accounts Receivable (net)           19,280              521           5,756          ($223) (2)      ($197) (2)             24,950
                                                                                                       (40) (11)
                                                                                                      (147) (3)

Inventories                         17,918                            1,417                                                 19,335

Prepaid and Other                    9,965               55           8,080            (60) (3)       (150) (5)             17,840
                                                                                       (50) (5)
                                   --------        --------         -------      ---------          -------               --------

 Total Current Assets               63,320              655          18,793           (333)           (534)                 81,901

Net Property, Plant
   and Equipment                     5,015              103             651                                                  5,769

Other Assets                           940               11             556                                                  1,507

Excess of cost over net assets
 of acquired businesses and
 other intangible assets (net)       4,488                                           6,847  (4)(13)  13,298 (4)(13)         25,933
                                                                                       300  (5)       1,000  (5)
                                   --------        --------         -------      ---------          -------               --------
    Total Assets                   $73,763           $  769         $20,000         $6,814          $13,764               $115,110
                                   ========        ========         =======      =========          =======               ========

Accounts Payable                   $ 9,503           $   64         $   559                           ($147) (3)          $  9,979

Accrued Expenses                    24,136              552           3,742           (223) (2)        (197) (2)            29,010
                                                                                       (60) (3)         (40) (11)
                                                                                       250  (5)         850  (5)

Notes Payable - bank                                                  2,500                                                  2,500
Current Portion of Long
 Term Debt                             148                               25                                                    173
                                   --------        --------         -------      ---------          -------               --------
    Total Current Liabilities       33,767              616           6,826            (33)             466                 41,662

Long Term Debt                       3,740                0              97                                                  3,837
Other Liabilities                    1,900                                                                                   1,900
                                   --------        --------         -------      ---------          -------               --------

    Total Liabilities               39,427              616           6,923            (33)             466                 47,399

Shareholders' Equity                34,336              153          13,077          6,847 (4)(13)   26,375   (4)(13)       67,711
                                                                                                    (13,077)  (4)(13)
                                   --------        --------         -------      ---------          -------               --------
   Total Liabilities and
     Shareholders Equity           $73,763           $  769         $20,000         $6,814          $13,764               $115,110
                                   =======         ========         =======      =========          =======               ========

               UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF
             OPERATIONS FOR THE SIX MONTHS ENDED SEPTEMBER 30, 1995
          (in thousands, except number of shares and per share amounts)


                                                       Historical
                                        -----------------------------------------
                                                                         Positive
                                         National                        Response         Pro Forma          Pro Forma
                                          Media     DirectAmerica      Television,      Adjustments(1)    Adjustments(1)
                                       Corporation   Corporation          Inc.          DirectAmerica           PRT        PROFORMA
                                       -----------   -----------       ----------       -------------     --------------   --------
Product Sales                              $119,971       $    0         $19,025                                         $138,996
Royalties                                     2,358        1,289           1,302        ($1,070) (6)      ($512) (6)        3,367
Production Income                                 0          566               0           (255) (7)                          311
Sales Commissions and Other Revenues            324            7             168                                              499
                                           --------       ------         -------          -------         ------         --------

     Net Revenues                           122,653        1,862          20,495         (1,325)           (512)          143,173


Operating Costs and Expenses:

  Media Purchases                            37,955            0          12,622                                           50,577

  Direct Costs                               63,647          988           7,628         (1,070) (6)       (512) (6)       70,426
                                                                                           (255) (7)
  Selling, General and Administrative        13,724          846           3,007            179  (8)        357  (8)       18,013
                                                                                           (100)(10)

  Interest Expense                              473            0             0                                                473
                                           --------       ------         -------          -------         ------         --------
   Total Operating Costs and Expenses       115,799        1,834          23,257         (1,246)           (155)          139,489
Income (loss) before income taxes             6,854           28         (2,762)            (79) (9)       (357) (9)        3,684
Income Taxes                                  1,107            7         (1,105)                                                9
                                           --------       ------         -------          -------         ------         --------
Net Income (loss)                          $  5,747       $   21        ($1,657)           ($79)          ($357)         $  3,675
                                           ========       ======         =======          =======         ======         ========
Net Income (loss) per share

  Primary                                     $0.28                                                                         $0.17
                                           ========                                                                      ========
  Fully-diluted                               $0.27                                                                         $0.16
                                           ========                                                                      ========
Weighted average number of common

  and common equivalent shares

  outstanding

  Primary                                22,272,000                                     554,456 (12)   1,867,268(12)   24,693,724
                                        ===========                                     ========       =========       ==========
  Fully-diluted                          22,297,000                                     554,456 (12)   1,867,268(12)   24,718,724
                                        ===========                                     ========       =========      ===========


               UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF
                  OPERATIONS FOR THE YEAR ENDED MARCH 31, 1995
          (in thousands, except number of shares and per share amounts)

                                                     Historical
                                      ---------------------------------------
                                                                   Positive
                                        National                   Response         Pro Forma             Pro Forma
                                         Media     DirectAmerica  Television,      Adjustments(1)       Adjustments(1)
                                      Corporation   Corporation      Inc.         DirectAmerica             PRT           PROFORMA
                                      -----------   -----------      ----         -------------             ---           --------

Product Sales                           $168,689     $    0        $56,611                                                $225,300
Royalties                                  5,303      2,681          3,581           ($2,681) (6)         ($824)(6)          8,060
Production Income                              0      1,325              0            (1,157) (7)                              168
Sales Commissions and Other Revenues       2,175         11            278                                                   2,464
                                      ------------  ---------      -------            -------             ------          --------

     Net Revenues                        176,167      4,017         60,470            (3,838)              (824)           235,992


Operating Costs and Expenses:
  Media Purchases                         51,961          0         32,564                                                  84,525

  Direct Costs                            97,605      2,120         20,164            (2,681) (6)          (824)(6)        115,227
                                                                                      (1,157) (7)
  Selling, General and Administrative     20,766      1,454          4,409               357  (8)           714 (8)         27,525
                                                                                        (175)(10)

  Severance for Chairman                   2,650          0              0                                                   2,650

  Unusual Charges                          2,868          0              0                                                   2,868

  Interest Expense                           689          0           (140)                                                    549
                                      ------------  ---------      -------            -------             ------          --------
   Total Operating Costs and Expenses    176,539      3,574         56,997            (3,656)              (110)           233,344

Income (loss) before income taxes           (372)       443          3,473              (182)              (714)             2,648
Income Taxes                                 300        125          1,390               (75)  (9)       (1,390) (9)           350
                                      ------------  ---------      -------            -------           --------          --------
Net Income (loss)                          ($672)    $  318        $ 2,083             ($107)           $   676           $  2,298
                                      ============  =========      =======            =======           ========          ========
Net Income (loss) per share
  Primary                                 ($0.05)
                                      ============
Weighted average number of common
  and common equivalent shares
  outstanding

  Primary                             14,023,800                                     554,456 (12)      1,867,268 (12)
                                      ==========                                 ===========         ===========


The pro forma adjustments to the unaudited pro forma combined condensed balance sheet as of September 30, 1995 and the unaudited pro forma combined condensed statements of operations for the six months ended September 30, 1995 and the year ended March 31, 1995 are as follows:

1 Represents the pro forma adjustments related to the DirectAmerica Acquisition and the Merger.

2    Elimination of royalties payable to DirectAmerica and PRT by NMC.

3 Elimination of billings by DirectAmerica and PRT to NMC for shows in production.

4 Represents the difference between the excess of the aggregate purchase consideration over the net tangible book value of the assets acquired.

     The aggregate purchase consideration of 554,456 shares of NMC Common Stock issued in the DirectAmerica Acquisition was valued at $7.0 million based upon the price per share of NMC Common Stock as reported on the NYSE on the date NMC publicly announced the DirectAmerica Acquisition.

     Assumes an aggregate of 1,867,268 shares of NMC Common Stock will be issued in the Merger in accordance with the Exchange Ratio (based upon 3,564,170 shares of PRT Common Stock outstanding and assuming that the Reduction Amount is zero). Such shares of NMC Common Stock have been valued at $26.3 million based upon the price per share of NMC Common Stock as reported on the NYSE on the date NMC publicly announced the Exchange Ratio in connection with the Merger.

5 Recording of estimated expenses in connection with the DirectAmerica Acquisition and the Merger.

6 Elimination of royalty revenues generated by DirectAmerica and PRT (and the related expense incurred by NMC) from shows produced by DirectAmerica and PRT for NMC.

7 Elimination of production income and related costs incurred by DirectAmerica on shows produced for NMC.

8 Represents the amortization of intangibles by the straight-line method over twenty years.

9 Benefit derived by DirectAmerica and PRT through utilization of available NMC federal net operating tax loss carryforward.

10 Reflects the base salary of major DirectAmerica shareholder under new employment agreement as compared to salary under prior owner/operator business structure.

11   Elimination of PRT note receivable from NMC.

12 Earnings per share based upon the weighted average number of shares of NMC Common Stock and common equivalent shares outstanding for each period presented, including the shares of NMC Common Stock issued in the DirectAmerica Acquisition and the maximum number of shares of NMC Common Stock to be issued in connection with the Merger (as calculated pursuant to Footnote #4 above) as if such shares had been issued at the beginning of each period presented.

13 Does not give effect to any shares of NMC Common Stock which may be issued to former shareholders of DirectAmerica in the event DirectAmerica achieves certain revenue levels. See "Item 2." of NMC's Current Report on Form 8-K, dated October 19, 1995, for a more complete description of the circumstances under which such shares may be issued.

     Does not give effect to any Reduction Amount. Further, does not give effect to any Escrow Shares which may, under certain circumstances, be returned to NMC upon the termination of the escrow period. See "THE MERGER AGREEMENT AND RELATED AGREEMENTS - Escrow of Shares."

                       POSITIVE RESPONSE TELEVISION, INC.

General

    PRT is a direct marketing company and a producer of infomercials. From its inception in 1988 through December 31, 1993, PRT derived substantially all of its revenue by producing infomercials for NMC under the name "Amazing Discoveries." In the context of such relationship, PRT was also responsible for product selection, marketing strategy and package design, was reimbursed for its out-of-pocket expenses, including production costs, and received royalties from NMC. All other aspects of the direct marketing campaign, specifically including the purchase of media time, the purchase and the management of product inventory and management of order fulfillment, telemarketing and retail distribution of the featured products, were handled by NMC.

    In 1992, PRT began the effort to reduce its reliance on NMC and exercise control over the direct marketing of the products featured in its infomercials by producing its first infomercial for its own account, featuring "Magic Shine," a colored car wax, under PRT's new infomercial series called "Ask Mike," hosted by Michael Levey. This effort was accelerated in 1993 with the production of two additional infomercials under the "Ask Mike" banner: "The Kim Komando Komputer Tutor" (the "Komputer Show") and "The Mystery and Power of Tai Chi" ("Tai Chi"). Both infomercials and their related products were jointly owned by PRT and its joint venture partner, Transactional Media, Inc. ("TMI").

    On May 11, 1994, PRT completed an initial public offering, issuing one million shares of PRT Common Stock. In September 1994, PRT completed a private placement of an additional 400,000 shares of PRT Common Stock.

    The year ended December 31, 1994 marked the first year in which PRT controlled, either directly or through independent third party representatives, all aspects of the direct marketing function for those products and infomercials either wholly owned by PRT or owned through venture arrangements. In January 1994, PRT acquired an in-house media- buying capability. In July 1994, PRT established an outbound telemarketing operation to follow up on inbound calls and to utilize its customer database for additional sales of similar or parallel products.

    In 1994, PRT launched three wholly-owned infomercials for its own account:
"SRX 11," a cleaning product, first aired in June 1994, "The Super Slicer," a kitchen utensil, debuted in July 1994, and "Perfect Hair," a beauty product, was introduced in November 1994.

    PRT also entered into four venture arrangements during fiscal 1994. Two of these ventures, "Passion, Profit and Power" and "Memory Power," involved self-improvement products and were first broadcast in June 1994. The other two ventures, "Curiosity" and "Sophist-O-Twist," were beauty products that first aired in the fourth quarter of 1994. Under these various arrangements, PRT shares in the net profits of the featured products. In each of these ventures, the infomercials were produced and tested by PRT's co-venturer, with PRT purchasing and managing the media time and inventory and managing the fulfillment of orders. Commencing in December 1993, certain of PRT's products have been featured on home shopping television channels through periodic appearances by Mr. Levey and others.

    During 1995, PRT entered into three venture arrangements: "The Butterfly Ladder," a home decorating item, "Men are from Mars, Women are from Venus," a relationship series, and "Eagle Eyes" sunglasses, all launched in the third fiscal quarter. PRT also launched three wholly-owned infomercials during fiscal 1995: "Mathemagics," an instructional video series, "CyberEdge," a kitchen knife set, and "Bow Dazzler," a craft project. Mathemagics first aired in June 1995, CyberEdge in August 1995 and Bow Dazzler in November 1995.

    PRT's "Super Slicer" infomercial is currently shown throughout the United States and in many countries throughout the world. "Memory Power" is seen in the United States and New Zealand. Many of the "Amazing Discoveries" infomercials have also been shown in certain European countries.

Business

    Infomercial Industry Overview. The infomercial industry was created in June 1984 when the Federal Communications Commission ("FCC") rescinded its limitations on the number of commercial minutes allowed per hour on broadcast television stations. The subsequent deregulation of the cable television industry and the resulting proliferation of cable channels led to further growth of the cable industry. According to the National Infomercial Marketing Association ("NIMA"), the infomercial industry's self-regulating trade association, gross annual sales of products generated by infomercials have grown from approximately $350 million in 1988 to $1 billion in 1994, an average annual increase of approximately 16%. NIMA estimates that gross sales in 1995 were approximately $1.1 billion, an increase for the year of approximately 10%.

    Infomercials have gained acceptance by television viewers as a means of making purchases from the home. A 1993 NIMA survey reported that of the more than 3,500 surveyed consumers who had purchased a product from an infomercial, 95% indicated that they would make another infomercial purchase. In a 1993 survey by the National Retail Federation, 49% of the 502 respondents rated television shopping as providing a safe and secure shopping environment. A survey of more than 1,000 members of a TV Guide consumer opinion panel revealed that, of those participating, nearly three-fourths had seen an infomercial and that nearly one in three had purchased a product featured in an infomercial. Infomercials have been used by major corporations such as American Airlines, Eastman Kodak, GTE and Ford Motor Company. Infomercials are currently seen in a number of foreign countries in addition to the United States.

    Infomercial Production and Product Sales

        o Product Selection. The first step in the process of producing an infomercial is the selection of a product that is believed to be suitable for marketing through the infomercial process. PRT's product ideas are either internally generated or brought to PRT by third parties, such as inventors, entrepreneurs and manufacturers. At any one time, PRT typically has more than fifty products under consideration which have been submitted to it for infomercials. PRT looks for quality products which can be sold at prices that will generate acceptable profits to PRT through infomercial sales and other sales methods, preferably products which lend themselves to continuity sales and product line extensions.

        o Production. After a product is selected, an infomercial script is written by PRT's production staff that explains the benefits of the product and addresses anticipated viewer questions while at the same time seeking to entertain viewers and build credibility for the product. The infomercial is then filmed in front of a live audience. PRT's infomercials generally require six weeks to write and produce at a direct production cost of approximately $150,000 to $250,000, excluding in-house production salaries and overhead allocations. Direct production costs typically are not borne by PRT in connection with arrangements in which it distributes third party products.

        o Market Introduction. The introduction of a new infomercial begins with test marketing the product featured in the infomercial. During the testing period, the infomercial will generally appear six to eight times at off-peak hours (e.g., midnight to 9:00 a.m.) in about 75% of the potential market areas on broadcast and/or cable television. The customer response to the test infomercials is intended to enable PRT to gauge the appeal of the product, its most effective pricing, and the probable success rate of a broad-scale marketing effort. Normally, the testing will run for successive weekends over a two to three-week period. The average media cost of a test run is approximately $25,000. In general, PRT or the other person or entity for whom the infomercial is being produced does not purchase any significant inventory of the product until the test results have been analyzed.

    Once it has been determined to proceed with a particular infomercial, PRT purchases the necessary media time, orders the initial product inventory and airs the infomercial to offer the product for sale on a broad basis. Specific time slots, geographic markets and frequency of broadcasts within each market are determined by the data obtained from the test.

    The actual marketing schedule of an infomercial product depends on many factors and may vary significantly from product to product. In addition, certain products not deemed appropriate for other forms of distribution will not be marketed beyond the telecasting phases. PRT monitors the results of its telecasts and adjusts its media schedules and other marketing efforts accordingly.

        o Media Buying. Media buying, which generally costs from $300,000 to $600,000 per week during the height of the infomercial telecast, is a critical element in a successful product marketing effort. During the period that PRT produced virtually all of its infomercials for NMC, NMC handled all media buying for PRT's infomercials. In 1992 and 1993, PRT did limited media buying for its infomercials featuring "Magic Shine" and the Komputer Show, using the services of a media buying agency. In January 1994, PRT acquired an in-house media buying capacity and is currently handling its own media buying. PRT's management believes that this capability has reduced PRT's media buying costs significantly and has enabled it to more efficiently utilize available media time.

        o Inbound Telemarketing. Infomercial viewers are given a toll-free 800 telephone number during the infomercial broadcast to call to order the product or request additional information. Inbound telemarketing requires staff and equipment to process orders, related reports and documents and to obtain credit approvals. In addition, inbound telemarketing requires multiple WATS lines, call-distributing and data processing equipment and software programs. PRT retains independent telemarketing agencies to handle its inbound telemarketing, but trains the operators and provides them with all relevant market information. An important element in the inbound telemarketing strategy is the opportunity to increase sales through "upselling;" that is, offering additional or related products or services to the customer for inclusion with his or her initial order. For example, an additional product can be included in the same package for a reduced cost or the customer can be advised of a new or supplementing product to the one ordered (e.g., a sequel to a video tape or an advanced course). Although the rate of sales by upselling varies from product to product, sales through upselling efforts make up a significant part of PRT's profitability.

        o Outbound Telemarketing. Using the data received through the inbound telemarketing operation and other sources, outbound telemarketing operations can be used to follow up with calls to prior customers, offering similar or related products or other products with the same brand name as a product previously ordered by the customer. PRT currently has a telemarketing department of thirty to thirty-five telephone sales representatives and has the capacity to expand, and on an experimental basis has expanded, to as many as seventy-five representatives. PRT continually improves and updates its management information system to better manage and analyze its customer base and further expand its other direct marketing activities.

        o Fulfillment. Product fulfillment consists of the assembly, as required, packaging and shipping of products pursuant to orders received through infomercials. Fulfillment of product for PRT's existing infomercials is currently handled by independent fulfillment houses. PRT is responsible for ordering and ensuring that sufficient product inventory of infomercial products exists. The fulfillment house provides the warehouse space and staff for the fulfillment procedures.

        o Print/Syndication Advertising and Retail Distribution. After an infomercial has been on the air for approximately four months, marketing through the print/syndication channels begins. Print/syndication advertising consists of free-standing inserts distributed in the mail or in Sunday newspapers with an order form or a telephone number to call to place an order. This additional exposure is designed to prepare the product for entrance into the retail marketplace and to provide incremental profits. If successful, the retail marketing of a product generally begins eight or nine months into the infomercial run. Typically, products are retailed at a substantially lower price than the infomercial price and are sold to mass merchandisers such as Walmart, Target and Costco. PRT has not and does not intend to handle retail marketing of any infomercial products, but instead intends to work through independent agents experienced in selling to mass merchandisers and large discount retail chain stores.

        o Trademarks and Service Marks. "Ask Mike"(TM) is a registered United States trademark of PRT. On October 19, 1994, PRT acquired sole and exclusive ownership of the "Amazing Discoveries" service mark from NMC. PRT has registered trademarks or pending trademark applications for all of its current products and products in pre-production.

    Investment in Ventures. PRT enters into venture or distribution arrangements with independent third parties who have produced and tested promising infomercials but lack sufficient capital and marketing expertise to effectively manage the entire direct marketing campaign. Venture arrangements are an integral component of PRT's business strategy. The direct marketing campaign for a venture product and for a wholly-owned product would, theoretically, be identical, assuming the products are similar in their print/syndication and retail potential. Venture arrangements produce a steady source of revenue and income, increasing PRT's financial stability by reducing financial dependency on the success of any one wholly-owned infomercial. They also reduce PRT's risk when acquiring an equity interest in new products, since the co-venturer has already borne the cost of developing the product and producing the infomercial.

    In 1993, PRT entered into two 50/50 ventures with TMI to produce infomercials promoting featured products of the Komputer Show and Tai Chi. Under the terms of the venture agreements, TMI was obligated to advance the costs of production of the infomercials and PRT was required to repay its 50% share of such costs to TMI out of subsequent product sales. TMI also advanced PRT's initial contributions to the ventures. In 1994, PRT's ventures with TMI were terminated. Pursuant to a termination agreement, PRT assigned its interest in the Komputer Show to TMI in exchange for TMI's interest in Tai Chi. See "POSITIVE RESPONSE TELEVISION, INC. - Management's Discussion and Analysis of Financial Condition and Results of Operations of Positive Response."

    PRT entered into four venture arrangements during fiscal 1994. Two of these ventures, "Passion, Profit and Power" and "Memory Power," involved self-improvement products and were first broadcast in June 1994. The other two, "Curiosity" and "Sophis-O-Twist," were beauty products that first aired in the fourth fiscal quarter of 1994. During 1995, PRT entered into three additional venture arrangements, each of which first aired in the third fiscal quarter of 1995: "Men are from Mars, Women are from Venus," a relationship series, "The Butterfly Ladder," a home decorating item, and "Eagle Eyes" sunglasses.

    In each of these ventures, the infomercials were produced and tested by PRT's co-venturer, with PRT purchasing and managing the media time and inventory and managing the fulfillment of orders. In each case, PRT receives approximately 50% of the net profits of the featured product.

    Competition. The infomercial business is highly competitive and many of PRT's competitors have substantially greater financial and personnel resources than PRT. PRT believes that its primary competitors in the infomercial industry are American Telecast Corporation, NMC, USA Direct (a subsidiary of Fingerhut Corporation), Guthy-Renker Corporation, Information, Inc. and the Home Shopping Network. Furthermore, the infomercial business has relatively few barriers to entry. Using various outside agencies, it is possible to introduce a product with only limited financial resources. There are many successful small companies in the industry having produced only a single infomercial. There is also intense competition for cable and broadcast television time. PRT competes for such time with other direct marketing companies as well as with other infomercial producers. In addition, PRT competes for product sales with other infomercial producers as well as with a variety of retailers, including department stores, specialty shops and discount stores and other direct marketers, such as the Home Shopping Network and QVC Network.

    Regulatory Matters. Substantially all aspects of PRT's business are subject to oversight and regulation by federal, state and local agencies, including the FTC, the Consumer Product Safety Commission, the Food and Drug Administration and the FCC. FTC regulation of infomercials has been principally under Section 5 of the Federal Trade Act, which prohibits deceptive advertising. Through enforcement of this provision, various infomercial companies, including PRT, have entered into consent decrees with the FTC that set forth the standards which the companies agree to follow in connection with their infomercials. In general, these standards require that infomercials not be misleading and that all claims contained in infomercials be substantiated. Various state and local governments have comparable fair practice laws which may be applicable to PRT.

    In addition, the infomercial industry has set up guidelines for the truth and substantiation of infomercial claims and products through its self-regulating trade association, NIMA, of which PRT is a founding member. PRT believes that all of its current infomercials comply with applicable FTC standards and the NIMA guidelines. In order to minimize compliance problems, PRT carefully reviews all aspects of its infomercial productions and requires substantiation of all claims by manufacturers of the featured products. In addition, counsel for either PRT or for the infomercial sponsor reviews all scripts and product claims and attends all infomercial filmings.

    In 1993, PRT and Mr. Levey entered into an FTC consent decree in which PRT paid an aggregate of $275,000 for consumer redress on behalf of itself and Mr. Levey and PRT and Mr. Levey agreed to abide by broad restrictions on their future marketing projects. The FTC had alleged that Mr. Levey had made a variety of false and misleading representations in three infomercials produced by Twin Star Productions in 1987 through 1989 and in the Amazing Discoveries' "Magic

Wand" infomercial produced in 1989. The FTC also alleged that the infomercials were deceptive in that they purported to be independent programming rather than paid advertisements.

    Employees. As of December 31, 1995, PRT employed approximately 90 people, including 14 executive and administrative personnel, 12 in accounting and finance, 6 in product selection, development and production, 22 in media buying and 35-40 in telemarketing. PRT does not have any union employees.

Properties

    PRT's corporate headquarters and principal executive offices are located at 14724 Ventura Boulevard, Sherman Oaks, California. PRT presently leases approximately 12,700 square feet in this facility under the terms of a lease which provides for aggregate minimum monthly rental payments of approximately $19,000 and which expires on July 15, 1996. Maintenance, insurance and certain utility costs are included in the lease payments.

Legal Proceedings

    PRT is a party to various routine litigation proceedings which are incidental to its business.

    In addition, on January 11, 1995, PRT and Michael Levey filed suit in the United States District Court for the Central District of California against Forbes, Inc. and others (collectively, "Forbes"), alleging that Forbes wrote, printed and published an article that was libelous and defamatory to PRT and Mr. Levey. PRT is seeking $420 million in general, special and punitive damages. On November 3, 1995, PRT filed an amended complaint adding RICO causes of action. Forbes and the other defendants filed motions to dismiss the complaint and the matter was heard on January 22, 1996. The Court dismissed the amended complaint without prejudice and granted PRT sixty (60) days leave to file another amended complaint.

    On May 1, 1995, a purported class action suit was filed in the United States District for the Central District of California against PRT and its principal executive officers alleging that PRT had made false and misleading statements in its public filings, press releases and other public statements with respect to its business and financial prospects. The suit was filed on behalf of all persons who purchased PRT Common Stock during the period from January 4, 1995 to April 28, 1995. The suit seeks unspecified compensatory damages and other equitable relief. An amended complaint was filed on June 9, 1995, which added more plaintiffs and expanded the class period to November 1994 to April 28, 1995. PRT moved to dismiss the amended complaint and the amended complaint was dismissed in late July 1995. The plaintiffs were granted sixty (60) days leave to file another amended complaint to allow them an attempt to state valid claims against PRT.

    On or about September 25, 1995, the plaintiffs filed a second amended complaint, which added new defendants and attempted to set forth new facts to support plaintiffs' entitlement to legal relief. On October 31, 1995, PRT again moved to dismissed plaintiffs' entire action. Oral argument in connection with PRT's motion was held on December 11, 1995, at which time PRT's motion was denied. Discovery is continuing.

Selected Consolidated Financial Data of Positive Response

    The following selected consolidated statements of income data for the three years in the period ended December 31, 1994 and the consolidated balance sheet data as of December 31, 1994 and 1993 are derived from the financial statements and notes thereto included elsewhere herein audited by Deloitte & Touche LLP as set forth in their report also included elsewhere herein. The selected consolidated statements of income data for the years ended December 31, 1991 and 1990 and the consolidated balance sheet data as of December 31, 1992, 1991 and 1990 are derived from audited financial statements not included herein which were audited by other independent auditors. The selected consolidated financial data should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations of Positive Response" and the consolidated financial statements and related notes and other financial information included in this Proxy Statement/Prospectus.


                                                                                                        Nine Months Ended
                                                                                                          September 30,
                                                        YEAR ENDED DECEMBER 31,                       (In thousands, except
                                                 (In thousands, except per share data)                   per share data)
                                        1994         1993        1992         1991        1990          1995         1994
                                        ----         ----        ----         ----        ----          ----         ----
Consolidated Statements of Income
Data:
   Net revenue                           $42,520     $ 3,825      $ 2,485     $ 4,291      $10,874     $48,762     $23,508
   Income (loss) from operations           3,537       1,529           81         739        1,354     (2,834)       1,881
   Net income (loss)                       2,291       1,298           69         731        1,550     (1,656)       1,252
   Pro forma net income (loss)(1)          2,291         887           42         439          930     (1,656)       1,252
Income per common share:
   Pro forma net income (loss)(1)           0.77        0.49         0.02         .24          .52      (0.47)        0.48
   Cash dividends                             --        0.24         0.23         .03           --         --           --
   Weighted average number of shares       2,985       1,804        1,804       1,804        1,804      3,550        2,622

(1) Pro forma information assumes that PRT was a "C" corporation from 1990 through 1993 instead of an "S" corporation and paid income taxes at a rate of 40%.


                                                                          As of December 31,
                                                ---------------------------------------------------------------------
                                                1994            1993            1992            1991             1990
                                                ----            ----            ----            ----             ----
Consolidated Balance Sheet Data:
Working capital                               $13,929          $2,023         $    78        $  576            $  786
Total assets                                   21,270           3,235             958         1,427             1,367
Long-term debt                                    116              19              --           403             1,015
Shareholders' equity                           14,733           2,290             255           593                56


Management's Discussion and Analysis of Financial Condition and Results of Operations of Positive Response

    The following discussion should be read in conjunction with PRT's consolidated financial statements and notes thereto included elsewhere herein. The results shown herein are not necessarily indicative of the results to be expected in future periods and is qualified in its entirety by the foregoing.

    Overview.

    The year ended December 31, 1994 marked the first full year in which PRT controlled, either directly or through independent third party representatives, all aspects of the direct marketing function for its products and infomercials.

    Despite a production delay caused by the Northridge earthquake on January 17, 1994, PRT successfully launched three wholly-owned infomercials for its own account in 1994: "SRX 11," a cleaning product, first aired in June 1994, "The Super Slicer," a kitchen utensil, debuted in July 1994, and "Perfect Hair," a beauty product, was introduced in November 1994. PRT also launched three wholly-owned infomercials during fiscal 1995: "Mathemagics," an instructional video series, "CyberEdge," a kitchen knife set, and "Bow Dazzler," a craft project. Mathemagics first aired in June 1995, CyberEdge in August 1995 and Bow Dazzler in November 1995.

    PRT entered into four venture arrangements during fiscal 1994. Two of these ventures, "Passion, Profit and Power" and "Memory Power", involved self-improvement products and were first broadcast in June 1994. The other two, "Curiosity" and "Sophist-O-Twist," were beauty products that first aired in the fourth fiscal quarter of 1994. During fiscal 1995, PRT entered into three venture arrangements: "The Butterfly Ladder," a home decorating item, "Men are from Mars, Women are from Venus," a relationship series, and "Eagle Eyes" sunglasses, all launched in the third fiscal quarter. Under these venture agreements, PRT shares in approximately 50% of the net profits of the featured products. In each case, the infomercials were produced and tested by PRT's co-venturer, with PRT purchasing and managing the media time and inventory and managing the fulfillment of orders.

    In the second quarter of 1994, PRT's ventures with TMI were terminated. Pursuant to the termination agreement, PRT assigned its interest in the Komputer Show to TMI in exchange for TMI's interest in Tai Chi. PRT received a $300,000 note from TMI, which was fully satisfied by the end of fiscal 1995. PRT recognized a $164,000 gain on the exchange, which was reported in PRT's Form 10-QSB for the period ended June 30, 1994. PRT currently intends to re-release Tai Chi, now wholly-owned by PRT, as a continuity program (i.e., the purchaser purchases a series of products shipped and paid for in installments).

    Through the media company purchased by PRT in January 1994, PRT manages all of its media buying. PRT also manages telemarketing, fulfillment print/syndication and retail distribution activities, directly and through independent third party representatives. In July 1994, PRT established an outbound telemarketing operation to follow up on inbound calls and to utilize its customer database for additional sales of similar or parallel products.

    The nine months ended September 30, 1995 resulted in a net loss to PRT of $1,656,000 compared to net income of $1,252,000 for the nine months ended September 30, 1994. PRT's revenues for the nine months ended September 30, 1995 increased $25,254,000 or 107% from the nine months ended September 30, 1994. The primary reason for PRT's loss despite the growth in revenues in the current period related to the significantly higher than anticipated rate of product returns from television sales of the product "Perfect Hair."

    PRT's television sales of "Perfect Hair" during the nine months ended September 30, 1995 totaled $11,955,000. Returns of the product charged against these revenues during the same period were $4,434,000, for a return rate of 37%. Returns of all other products combined totaled $4,352,000 on television sales of $32,926,000 for an overall return rate of 13%. PRT scaled back television sales of "Perfect Hair" significantly in March 1995 and substantially discontinued such sales during the second quarter of 1995.

    Results of Operations. The following table presents, for the three years in the period ended December 31, 1994, certain information derived from the PRT's audited consolidated financial statements included elsewhere herein and for the nine month periods ended September 30, 1995 and 1994, certain information derived from PRT's unaudited consolidated financial statements not included herewith, expressed as a percentages of revenues:


                                                                                                  Nine Months Ended
                                                          Year Ended December 31,                    September 30,
                                                   -----------------------------------          ---------------------
                                                    1994           1993           1992           1995            1994
                                                    ----           ----           ----           ----            ----
Revenues:
   Product Sales                                     85%             --             --            82%             77%
   Airtime Sales                                     10%             --             --            12%             18%
   Royalty Income                                     5%            80%            75%             6%              5%
   Production Income                                  --            20%            25%             --              --
   Other                                              --             --             --             --              --
                                                   -----          -----          -----          -----           -----
      Total Revenues                                100%           100%           100%           100%            100%
                                                   -----          -----          -----          -----           -----
Operating Costs and Expenses:
   Cost of Goods Sold                                18%             --             --            22%             17%
   Other Direct Operating Costs                      63%            21%            28%            74%             59%
   Profit Participation                               4%             --             --             --              6%
   General and Administrative                         8%            45%            65%            10%             10%
   Loss on Settlement of FTC Investigation            --             --            11%             --              --
   Gain on Settlement of Shareholder Dispute          --             --           (7%)             --              --
   Litigation Settlement, net                         --         (  4%)             --             --              --
                                                   -----          ----           -----          -----           -----
        Total Operating Costs and Expenses           93%            62%            97%           106%             92%
Equity in Earnings of Ventures                        1%             2%             --             --             --%
                                                   -----          -----          -----          -----          ------
Income (Loss) from Operations                         8%            40%             3%           (6%)              8%
                                                   -----          -----          -----          -----          ------
Other Income (Expense):
   Gain on Exchange of Venture Interests              1%             --             --             --              --
   Other                                              --        (   1%)            --%             --              --
                                                   -----         -----          -----           -----            ----
       Total Other Income (Expense)                   1%        (   1%)            --%             --              1%
                                                   -----         -----          ------          -----            ----
Income (Loss) Before Provision for Income             9%            39%             3%           (6%)              9%
Taxes
Provision (Benefit) for Income Taxes                  4%             5%            --%           (3%)              4%
                                                   -----          -----         ------          -----           -----
Net Income (Loss)                                     5%            34%             3%           (3%)              5%
                                                   =====         ======          =====          =====           =====


       Nine Months Ended September 30, 1995 Compared to September 30, 1994
       -------------------------------------------------------------------

    Revenues. PRT's increase in revenues is primarily attributable to product sales, which increased by $21,617,000 or 119%, from $18,149,000 for the nine months ended September 30, 1994 to $39,766,000 for the nine months ended September 30, 1995. Additionally, PRT's royalty income increased by $2,023,000 or 189%, from $1,073,000 for the nine months ended September 30, 1994 to $3,096,000 for the nine months ended September 30, 1995. PRT's air time sales increased by $1,475,000 or 35%, from $4,243,000 for the nine months ended September 30, 1994 to $5,718,000 for the nine months ended September 30, 1995.

PRT's production income, representing reimbursed infomercial production costs from third parties, declined $43,000 or 100%, from $43,000 for the nine months ended September 30, 1994 to $0 for the nine months ended September 30, 1995.

        o Air Time Sales. PRT's air time sales of $5,718,000 for the nine months ended September 30, 1995 represented sales of television air time to third parties. PRT's air time sales of $4,243,000 for the nine months ended September 30, 1994 primarily represented sales of air time to the Komputer Show joint venture. This joint venture was terminated effective April 1, 1994.

        o Product Sales. PRT's product sales, net of an estimated provision for returns, primarily consisted of sales of the products "Perfect Hair," "Memory Power," "Super Slicer," "Passion Profit & Power," "Eagle Eyes," and "Men Are From Mars," which, in the aggregate, accounted for approximately $34,170,000 or 86% of total sales of $39,805,000 for the nine months ended September 30, 1995. During the nine months ended September 30, 1995, PRT experienced a significantly higher rate of return for "Perfect Hair" than originally anticipated. The current nine months period results reflect this increased rate of return.

        o Ventures and Profit Participation. PRT accounts for ventures in which PRT does not own a majority interest on the equity method. For the nine months ended September 30, 1994, PRT recognized $105,000 in earnings from its Komputer Show and Tai Chi ventures with TMI. These ventures were terminated effective April 1, 1994. As part of the termination agreement, PRT assigned its interest in Komputer Show to TMI for TMI's interest in Tai Chi.

            PRT's profit participation payable to venture partners decreased by $1,391,000 or 96%, from $1,447,000 for the nine months ended September 30, 1994 to $56,000 for the nine months ended September 30, 1995. The decrease is primarily the result of reduced profits from the ventures during the nine months ended September 30, 1995 as compared to the nine months ended September 30, 1994.

        o Royalty Income. PRT's royalty income increased by $2,023,000 or 189%, for the nine months ended September 30, 1995 as compared to the nine months ended September 30, 1994. PRT's royalty income for the nine months ended September 30, 1995 related primarily to third party sales of the products "Perfect Hair" and "Super Slicer".

        o Production Income. PRT's production income for the nine months ended September 30, 1994 consisted of income derived from the completion of two infomercials for Guthy-Renker Corporation in the first quarter, "From Panic to Power" and "The Recipe Detective." PRT did not have any production income during the nine months ended September 30, 1995.

    Cost of Goods Sold and Other Direct Operating Expenses. PRT's cost of goods sold increased $6,557,000 or 166%, from $3,955,000 for the nine months ended September 30, 1994 to $10,512,000 for the nine months ended September 30, 1995. The increase corresponds to the increase in product sales discussed above. PRT's gross margin on product sales declined from 78% for the nine months ended September 30, 1994 to 74% for the nine months ended September 30, 1995. This decline is primarily due to the effects of increased sales to third party distributors, which are sold at a lower margin, and the higher than anticipated provision for returns required for the product "Perfect Hair." See "- Overview," above.

    PRT's other direct operating expenses, which consist of air time costs, amortization of show production costs, in-bound telemarketing and other selling costs, increased $22,269,000 or 159%, from $14,036,000 for the nine months ended September 30, 1994 to $36,305,000 for the nine months ended September 30, 1995. The increase is primarily attributable to air time costs, which increased $15,067,000 or 114%, from $13,167,000 for the nine months ended September 30, 1994 to $28,234,000 for the nine months ended September 30, 1995. In addition, PRT incurred in-bound telemarketing expenses of $2,126,000 for the nine months ended September 30, 1995 versus $643,000 for the nine months ended September 30, 1994.

    General and Administrative Expenses. PRT's general and administrative expenses increased $2,429,000 or 106%, from $2,294,000 for the nine months ended September 30, 1994 to $4,723,000 for the nine months ended September 30, 1995. Approximately $285,000 of the increase reflects the general and administrative costs of Positive Response Telemarketing, Inc. ("PRTI") for the nine months ended September 30, 1995, consisting primarily of salary and other overhead costs. PRTI commenced operations in July 1994.

    The remaining $2,144,000 increase is primarily attributable to increased overhead expenses arising from the expansion of PRT's operations and the operations of Positive Response Media, Inc., a wholly-owned subsidiary of PRT, ("PRM"). Contributing to PRT's increased overhead expenses were director and officer liability and key man life insurance policies, additional professional fees and other expenses attributable to being a public company.

    Liquidity and Capital Resources. PRT's cash and cash equivalents decreased by $1,207,000 from $3,247,000 at December 31, 1994 to $2,040,000 at September
30, 1995. Total cash used in operations was $3,590,000, primarily reflecting cash used for the products "Perfect Hair," "Eagle Eyes," and "Men Are From Mars," which was partly offset by the cash generated by the maturing products "Memory Power" and "Super Slicer." PRT maintains a $1,350,000 line of credit, secured by a $1,500,000 cash deposit. $200,000 of the available line of credit has been applied as a reserve against PRT's merchant card activity for future returns and chargebacks. As of September 30, 1995, PRT had no borrowings under the line of credit. PRT is currently renegotiating the line of credit, which matures on August 1, 1996. PRT also maintains a second line of credit with another institution, which is secured by certain of PRT's assets, including accounts receivable and inventory. As of September 30, 1995, PRT had $2,500,000 in borrowings under the second line of credit. PRT was not in compliance with the minimum net worth requirement under the second line of credit as of September 30, 1995. In October 1995, PRT repaid $1,000,000 on the second line of credit. Although the bank has not granted a waiver for this default, it has elected not to purse any of its remedies under the second line of credit at this time.

    Management believes that PRT's cash and capital resources, along with cash flow from operations, will be sufficient to finance current and future operations.

                              1994 Compared to 1993
                              ---------------------

    Revenues. Revenues for the year ended December 31, 1994 increased $38,695.000 from the year ended December 31, 1993. The increase is primarily attributable to product sales of $35,932,000 by PRT. See "- Cost of Goods Sold and Other Direct Operating Expenses," below. These increases were partly offset by a decrease in royalty revenue which declined by $667,000, or 22%, from $3,075,000 for the year ended December 31, 1993 to $2,408,000 for the year ended December 31, 1994. Additionally, production income, representing reimbursed infomercial production costs from third parties, declined $707,000, or 94%, from $750,000 for the year ended December 31, 1993 to $43,000 for the year ended December 31, 1994.

        o Air Time Sales. The year ended December 31, 1994 also marked the first annual reporting period which included the operations of PRM. Gross air time sales of $4,068,000, accounting for approximately 9% of total revenue, included approximately $2,820,000 of sales (approximately 69% of air time sales) to the Komputer Show venture.

        o Product Sales. The year ended December 31, 1994 marked the first annual reporting period during which PRT sold proprietary products. Product sales were predominantly comprised of sales of the products "Passion, Profit and Power," "Memory Power" and "Super Slicer." The first two products began airing in June 1994 and the third in August 1994.

        o Venture Products. During the year ended December 31, 1994, PRT launched four venture products: "Memory Power," "Curiosity," "Sophist-O-Twist" and "Passion, Profit and Power." The Komputer Show and Tai Chi ventures, started during fiscal 1993, were also active in the first quarter of 1994. PRT consolidates ventures in which it exercises control. Only the Komputer Show was not consolidated, as PRT did not exercise control over it.

    For the year ended December 31, 1994, $164,000 was recognized as a gain upon termination of the venture agreements with TMI effective April 1, 1994 relating to the Komputer Show and Tai Chi. As a part of the termination agreement, PRT assigned its interest in the Komputer Show to TMI in exchange for TMI's interest in Tai Chi.

        o Royalty Income. Royalty income comprised only 6% of total revenues for the year ended December 31, 1994 compared to 80% for the year ended December 31, 1993. The decline in royalty income reflects PRT's decision to move away from royalty based arrangements in order to focus on producing infomercials in which it has an ownership interest and in which it manages its own direct marketing and distribution activities. See "Venture Products," above.

        o Production Income. Production income for the year ended December 31, 1994 consisted of the completion of two infomercials for Guthy-Renker Corporation, "From Panic to Power" and "The Recipe Detective," which were completed in the first quarter. PRT did not have any production income from the second quarter through the fourth quarter of 1994. For the year ended December 31, 1993, production income was generated primarily from the production of the "Tony Little Target Training" and "The Recipe Detective" infomercials for NMC and Guthy-Renker Corporation, respectively.

    Cost of Goods Sold and Other Direct Operating Expenses. Direct operating expenses, which consist of air time costs, show production costs, costs of goods sold, inbound telemarketing and other processing costs, increased $33,559,000 or approximately 42 times from $801,000 for the year ended December 31, 1993 to $34,360,000 for the year ended December 31, 1994. The increase is primarily attributable to costs of air time. The remaining increase is primarily attributable to cost of goods sold and inbound telemarketing expenses incurred by PRT for PRT-owned products during the year ended December 31, 1994.

    General and Administrative Expenses. General and administrative expenses increased $1,512,000 or 88% from $1,720,000 for the year ended December 31, 1993 to $3,232,000 for the year ended December 31, 1994. Approximately $710,000 of the increase reflects the administrative costs of PRM, consisting primarily of payroll and related costs. The remaining $802,000 of the increase is primarily attributable to the expansion of PRT's business and increases in overhead expenses and in the number of employees. Additional costs were also incurred for director and officer liability and key man life insurance policies.

    Income Taxes. PRT became a cash basis "C" corporation for both state and federal income tax purposes effective January 1, 1994. Effective January 1, 1995, PRT became an accrual basis "C" corporation.

    PRT operated as a cash basis "S" corporation through December 31, 1993. Taxation as an "S" corporation, which does not pay taxes at the federal level and incurs a state tax at 2.5% of taxable income, is not indicative of the tax calculation PRT would have made had it filed its federal and state income tax returns as a "C" corporation (at an average effective federal and state tax rate of 40%).

    Liquidity and Capital Resources. PRT's cash and cash equivalents excluding restricted cash increased $1,142,000, or 54%, from $2,105,000 at December 31, 1993 to $3,247,000 at December 31, 1994.

    The increase is primarily the result of $10,070,000 of cash generated from financing activities resulting in (i) net proceeds of $5,484,000 from PRT's initial public offering and subsequent exercise of the underwriters' over-allotment in May and June 1994, respectively, and (ii) an additional $4,692,000 of net proceeds raised from the private placement offering in September 1994. To provide an additional source of capital, PRT obtained a $1,350,000 line of credit from a banking institution. The line of credit is secured by a $1,500,000 cash deposit. $200,000 of the available line of credit has been applied as a reserve against PRT's merchant card activity for future returns and chargebacks. The line of credit is renewable annually beginning May 1, 1995. As of December 31, 1994 PRT had no borrowings under this line.

    Cash provided by financing activities was partially offset by cash flow decreases from operating activities and, to a lesser degree, investment activities.

    Cash used in operating activities was $8,134,000 and reflects the expansion in fiscal 1994 of PRT into a multi-faceted direct marketing company. Cash was utilized to finance accounts receivable, purchase air time and inventory and finance infomercial production.

    Purchases of furniture, fixtures and equipment and loans to officers were the primary uses of cash from investing activities.

    Management believes that PRT's cash and capital resources, along with cash flow from operations, will be sufficient to finance current and future operations.

                              1993 Compared to 1992
                              ---------------------

    Revenues. Total revenues for the year ended December 31, 1993 increased $1,340,000 or approximately 54% to $3,825,000 from $2,485,000 for the year ended December 31, 1992. The increase is attributable to royaltywfulome, which increased in 1993 by approximately 66% to $3,075,000 from $1,853,000 in 1992. Royalty and production income accounted for approximately 80% and 20%, respectively, of total revenue of the year ended December 31, 1993. For fiscal 1992, royalty and production income comprised approximately 75% and 25%, respectively, of total revenue.

        o Royalty Income. The improvement of fiscal 1993 royalty income over 1992 royalty income is primarily attributable to the success of "Tony Little Target Training," an infomercial produced for NMC and the only infomercial produced in fiscal 1993 by PRT outside of the ventures with TMI. "Tony Little Target Training" generated royalty income of $2,347,000 representing approximately 76% of total 1993 royalty income. Other infomercials that collectively generated approximately 17% of royalty income for the 1993 fiscal year were "Jet Aire" ($328,000), "Sudden Youth" ($106,000) and "Juice Tiger" ($77,000). All three of these infomercials were produced for NMC; "Juice Tiger" and "Jet Aire" in 1992 and "Sudden Youth" in 1991.

        o Production Income and Net Production Costs. Production income, representing the costs that were reimbursed to PRT of producing certain infomercials, increased by approximately 19% to $750,000 in 1993 from $632,000 in 1992, reflecting the one infomercial completed ("Tony Little Target Training") and the two infomercials under production at December 31, 1993 (Tai Chi and "From Panic to Power"). Production costs, including the unreimbursed costs of producing infomercials, increased by approximately 16% in 1993, to $801,000 from $689,000 in 1992. Production costs for an infomercial consist of all direct costs associated with the filming of the infomercial, including the costs of studio rental, technicians, editing and set design.

    General and Administrative Expenses. General and administrative expenses, which consisted primarily of legal costs, payroll and profit-sharing costs, increased approximately 6% or $101,000 to $1,720,000 in fiscal 1993 from $1,619,000 in fiscal 1992. This increase partially reflects the efforts of PRT to expand its business into additional direct marketing activities. With the ongoing expansion of PRT's business, management anticipates that general and administrative costs will rise as additional personnel are hired.

        o Professional Fees. Professional fees of $661,000 were expensed in fiscal 1993, an increase of approximately 94% or $321,000, from the $340,000 incurred during the year ended December 31, 1992. Of this total, legal fees were $636,000 and accounting fees were $25,000. Approximately 59%, or $392,000, of fiscal 1993 legal fees reflect the cost of the lawsuit filed by PRT against NMC and its subsequent settlement, both of which events occurred in fiscal 1993. These fees were offset against the gain on settlement of the lawsuit. See "- Other Income and Expenses," below. Other legal fees, which have historically been a significant cost of PRT and are expected to continue to be significant, are incurred to ensure that product trademarks, copyrights and/or patents are in order and that PRT complies with FTC standards. Such legal fees accounted for approximately 37% or $244,000 of total legal fees for the year ended December 31, 1993 and are expected to increase as PRT's production activity increases.

    Legal fees were also the primary component of general and administrative expenses for the year ended December 31, 1992, comprising approximately 21% or $340,000 of the $1,619,000 total. In addition to the legal fees expected to be incurred by a company in the infomercial industry as discussed above, PRT incurred legal fees in connection with the settlement of a dispute with a former shareholder of PRT that resulted in a gain to PRT of $179,000 in fiscal 1992 and the settlement of the FTC investigation of PRT and Mr. Levey, which resulted in, among other things, the payment by PRT of $275,000. See "POSITIVE RESPONSE TELEVISION, INC. Business."

        o Payroll Costs. Payroll costs rose approximately 19% or $43,000 in fiscal 1993 to $272,000 from $229,000 in fiscal 1992. Officers' salaries of $615,000 for the year ended December 31, 1993 reflects an increase of approximately 9% or $51,000 from the $564,000 paid in fiscal 1992 due to additional compensation paid to the Chairman and Chief Executive Officer of PRT in fiscal 1993.

        o Profit Sharing. PRT's decision to make a contribution to its profit-sharing plan for the year ended December 31, 1993 accounted for approximately 20% or $96,000 of the fiscal 1993 increase in general and administrative expenses. No profit-sharing contribution was made in fiscal 1992.

    Other Income and Expenses. In fiscal 1993, PRT's lawsuit with NMC was settled. In the settlement, in addition to the payment of 1993 royalties due to NMC, NMC agreed to pay PRT an additional $560,000 by way of forgiveness of a $10,000 obligation owed by PRT to NMC, a $300,000 payment made by December 31, 1993 and payment of $250,000 in twenty-five equal monthly installments of $10,000 each. Legal fees of $390,000 incurred in the lawsuit with NMC were offset against the $540,000 of the settlement amount recognized during 1993, for a net gain of $150,000. The remaining $20,000 of the settlement amount was discounted at 8% and will be recognized over the twenty-five month period.

Directors and Executive Officers

    The directors and executive officers of PRT who will continue as directors and/or executive officers of Merger Sub after the consummation of the Merger are as follows:

      NAME                        AGE                 POSITION
      ----                        ---                 --------
Michael S. Levey                  47          Chairman of the Board, Chief

                                              Executive Officer and Director

Stephen A. Weber                  47          President, Chief Operating
                                              Officer, Chief Financial Officer
                                              and Director

Douglas E. Gravink                40          Vice President-Media

Gary L. Hewitt                    39          Vice President-Marketing

Lisa Vann Levey                   --          Vice President-Production,
                                              Secretary

Steven Moore                      36          Executive Manager of Production

Carolyn Stephenson                50          Vice President-Telemarketing

Valerie Castle                    30          Vice President-Business Affairs


     Michael S. Levey founded PRT, in 1988. From 1985 to 1989, Mr. Levey was employed by Twin Star Productions, where he produced infomercials and developed fulfillment, outbound marketing and product selection activities. In 1985, he founded California Cosmetics, one of the first direct response companies to use a telemarketing strategy in conjunction with print and television advertising. In addition to doing creative work for the company, Mr. Levey set up the fulfillment center, Pacific Order Processing, and the advertisement and media buying operations. From 1975 to 1985, Mr. Levey was employed by Management Recruiters (now SearchWest). His responsibilities included training telemarketing personnel.

    Stephen A. Weber, a certified public accountant, joined PRT in 1989 as the Vice President, Chief Financial Officer and director and became the President of PRT in August 1993. Prior thereto, he was the managing partner of Kaplan, Lim, Sherman & Weber, a regional accounting firm.

    Douglas E. Gravink joined PRT in January 1994 as Vice President - Media when PRT purchased certain assets of Positive Results Media, Inc., a media-buying/advertising agency headquartered in Scottsdale, Arizona, of which Mr. Gravink was the sole shareholder and Chief Executive Officer during 1993. In 1991 and 1992, Mr. Gravink was Vice President of Starlite Productions, Inc., a television marketing company located in Phoenix, Arizona. From 1986 to March 1991, he was Executive Vice President of Twin Star Productions. Twin Star Productions filed a petition for reorganization under Chapter 11 of the Bankruptcy Act in June 1991, which was converted into a Chapter 7 proceeding in October 1991.

    Gary L. Hewitt joined PRT in February 1994 as Vice President - Marketing. From 1989 until the time he joined PRT, Mr. Hewitt was Director of Merchandise for National Syndication Inc., a print/syndication company. Mr. Hewitt's direct marketing experience prior to that time included positions with Ringling Brothers Circus and the Ice Follies, promotion of Broadway theatrical productions for Pace Management Company, and coordination of marketing efforts for travelling productions of Sesame Street Live and the Royal Lippazon Stallions.

    Lisa Vann Levey joined PRT as Vice President - Production in 1989. She was appointed Secretary of PRT in August, 1995. From 1984 to 1989, she was a manufacturer's representative for Silver Nickels, Inc., a clothing company. Lisa Levey is married to Michael Levey.

    Steven Moore joined PRT at its inception in 1988 as production director. He was appointed Executive Manager of Production in 1993. From 1985 to 1989, Mr. Moore was the President of 21st Century Communications, an Arizona corporation which owned Arizona Tape Duplicating, a videotape duplication, broadcast, syndication and fulfillment facility.

    Carolyn Stephenson joined PRT in March 1993 as General Manager, Telemarketing and was promoted to Vice President in October, 1995. Prior to Ms. Stephenson's employment with PRT, from 1990, she was a private consultant and was engaged as such by PRT in connection with the establishment and operation of its telemarketing department.

    Valerie Castle joined PRT in January 1995 as Vice President - Business Affairs. During 1994, Ms. Castle owned and operated a private business consultancy and paralegal firm serving the infomercial industry. From 1991 to 1994, she was employed by Guthy-Renker Corporation.

Executive Compensation

    The following table sets forth certain summary information regarding compensation paid by PRT for services rendered during the fiscal years ended December 31, 1995, 1994 and 1993 to PRT's Chief Executive Officer and its four most highly paid executive officers other than the Chief Executive Officer whose total annual salary and bonus for fiscal year 1995 exceeded $100,000 (together with the Chief Executive Officer, the "Named Executive Officers").

                           Summary Compensation Table
                           --------------------------

                                                                               ANNUAL
                                                                            COMPENSATION
                                                                        ---------------------           OTHER
              NAME AND PRINCIPAL POSITION                  YEAR         SALARY          BONUS       COMPENSATION(2)(3)
              ---------------------------                  ----         ------          -----       ------------
 Michael S. Levey, Chairman of the Board and               1995        $300,000          --                 --
 Chief Executive Officer                                   1994        $260,000          --                 --
                                                           1993        $300,000(1)     $ 65,000          $ 30,000

 Stephen A. Weber, President, Chief Operating Officer      1995        $235,000          --                 --
 and Chief Financial Officer                               1994        $195,000          --                 --
                                                           1993        $250,000(1)       --              $ 30,000

 Gary L. Hewitt, Vice President of Marketing(4)            1995        $150,000          --                 --
                                                           1994        $135,288          --                 --
                                                           1993           N/A            N/A                N/A

 David M. Wood, Vice President and Secretary(4)            1995        $122,500          --                 --
                                                           1994        $133,333          --                 --
                                                           1993        $ 37,901          --                 --

 Steven Moore, Manager of Production                       1995        $125,000          --                 --
                                                           1994        $125,000          --                 --
                                                           1993        $100,000        $ 25,000          $ 17,000

------------

(1) Does not include $328,125 and $109,265 paid to Messrs. Levey and Weber, respectively, as dividends on the shares of PRT Common Stock held by them, to cover their estimated tax liabilities created by the flow-through of taxable income from PRT's earnings as an "S" corporation in 1993.

(2) Includes contributions by PRT to its Profit Sharing Plan on account of such individuals.

(3) Does not include the value of perquisites or other personal benefits, securities or property to any of the above officers, which did not exceed $50,000 or 10% of such officer's annual salary and bonus.

(4) Mr. Hewitt joined PRT in February 1994 and, accordingly, received no compensation from PRT during 1993. Mr. Wood joined PRT in late 1993. In August, 1995, Mr. Wood resigned all positions as officer and employee of PRT, but remains as a director and consultant of PRT.

    Compensation of Directors. PRT does not pay its directors any fee for their services as directors; however, directors who are not employees of PRT (i.e., Messrs. Kleemann, Dworman and Gaytan) received stock options to purchase 5,000 shares of PRT Common Stock upon their appointment as directors in July 1994. Directors who are employees of PRT receive no additional compensation for their services as directors.

    Employment Contracts. PRT has employment contracts with each of Messrs. Levey and Weber. Mr. Levey's employment agreement provides for his employment by PRT as its Chairman and Chief Executive Officer at an annual salary of $260,000. Mr. Weber's employment agreement provides for his employment by PRT as its President and Chief Financial Officer at an annual salary of $195,000. Each of the agreements provides for an initial term expiring in December 1996 and will automatically renew for one-year periods unless notice of non-renewal is given at least three months prior to the end of a term. Bonuses may be awarded to Messrs. Levey and Weber based on PRT's performance in amounts determined at the discretion of the PRT Board of Directors or a committee thereof designated for that purpose. A Compensation Committee, consisting of Messrs. Kleemann, Gaytan and Wood, was appointed in July 1994. The Employment Agreements provide that they will not terminate upon a merger or consolidation of PRT or the transfer of substantially all of PRT's assets, but that the surviving corporation or transferee will continue to be bound by the agreements and to obtain the benefits thereof. PRT also has employment contracts with four other officers of PRT, providing for annual salaries ranging from $90,000 to $150,000, with terms through 1996. PRT has obtained "key man" life insurance policies on Messrs. Levey and Weber in the amounts of $5,000,000 and $2,500,000, respectively. Mr. Levey will enter into a new employment agreement upon consummation of the Merger. Mr. Weber's employment agreement will be amended and he will enter into the Noncompetition Agreement. See "THE MERGER - Interests of Certain Persons in the Merger."

    Stock Option Grants. No Named Executive Officer was granted any options during 1995.

    Stock Option Exercises and Option Holdings. The following table sets forth certain information concerning option exercises and option holdings for the fiscal year ended December 31, 1995 with respect to the Named Executive
Officers:


                                                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                                                        AND FISCAL YEAR END OPTION VALUES
                         --------------------------------------------------------------------------------------------------
                                                              Number of Securities               Value of Unexercised
                                                             Underlying Unexercised                  In-the-Money
                                                               Options at 12/31/95                Options at 12/31/95
                         Shares                            -----------------------------     -------------------------------
                       Acquired On         Value
       Name             Exercise         Received         Exercisable     Unexercisable     Exercisable       Unexercisable
       ----             --------         --------         -----------     -------------     -----------       -------------
Michael S. Levey           --               --                --               --               --                 --
Steven A. Weber            --               --                --               --               --                 --
Gary L. Hewitt            3,000           $6,330              4,093          28,370          $ 13,240          $ 91,777
David M. Wood              --               --              117,026          42,554          $286,802          $ --
Steven Moore               --               --               35,462          53,194          $114,720          $172,082

    1994 Stock Option Plan. In February 1994, PRT established the Stock Option Plan. A total of 600,000 shares of Common Stock have been reserved for issuance under the Stock Option Plan, as amended. As of the date hereof, PRT has granted options under the Stock Option Plan to purchase an aggregate 398,490 shares of

PRT Common Stock, 383,990 of which are currently outstanding, including options to officers and directors covering 375,078 shares. Pursuant to the Stock Option Plan, PRT may grant incentive stock options and non-statutory stock options to key employees, officers, directors and consultants of PRT or any of its subsidiaries. The Plan is administered by the stock option committee of the PRT Board consisting of Messrs. Levey and Weber, each of whom is a "disinterested person" within the meaning of Rule 16b-3 of the Exchange Act. The administrators generally are empowered to interpret the Stock Option Plan, prescribe rules and regulations relating thereto, determine the terms of the option agreements, amend them with the consent of the optionee, determine the employees to whom options are to be granted, and determine the number of shares subject to each option and the exercise price thereof.

    Plan Options generally vest over five years after the date of grant. The maximum term of a Plan Option is ten years, but if the holder of an incentive stock option has, at the time of grant, voting power over more than 10% of PRT's outstanding capital stock, the maximum term is five years. Generally, under the agreements granting Plan Options, if an optionee terminates his or her service to PRT, the optionee may exercise only those Plan Options vested as of the date of termination and must effect such exercise within 90 days of termination of service for any reason other than death or disability and one year after termination due to disability or death. The exercise price of incentive stock options granted under the Stock Option Plan must be at least equal to the fair market value of the PRT Common Stock on the date of grant. The exercise price of non-statutory stock options is at the discretion of the administrators of the Stock Option Plan; however, to date, all options granted under the Stock Option Plan have been granted with an exercise price equal to the fair market value of the PRT Common Stock on the date of grant. The exercise price of any incentive stock options granted to an optionee who owns stock possessing more than 10% of the voting power of PRT's outstanding capital stock must equal at least 110% of the fair market value of the PRT Common Stock on the date of grant. Payment of the exercise price of Plan Options may be made (i) in cash; (ii) by shares of PRT Common Stock valued at the fair market value on the date of exercise; (iii) by delivery to a broker of a notice of exercise and instructions to sell the shares issuable upon exercise and to pay PRT the exercise price from the sale proceeds; or (iv) by a combination of such methods of payment.

    The Stock Option Plan provides that upon the occurrence of (i) the dissolution or liquidation of PRT, (ii) a reorganization, merger or consolidation of PRT with one or more corporations as a result of which PRT is not the surviving corporation, or (iii) a sale of substantially all of the assets of PRT to an unrelated party, the Board of Directors or other administrators of the Stock Option Plan shall provide for any or all of the following alternatives (separately or in combination) which shall, as nearly as practicable, preserve the benefits of outstanding options which have accrued to the holders thereof: (a) for the Plan Options to become immediately exercisable;
(b) for the assumption by the successor corporation of the Plan Options theretofore granted or the substitution by such corporation for such Plan Options of new options covering the stock of the successor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; (c) for the continuance of the Stock Option Plan by such successor corporation in which event the Stock Option Plan and the Plan Options theretofore granted shall continue in the manner and under the terms so provided; or (d) for the payment in cash or stock in lieu of and in complete satisfaction of such Plan Options.

    Profit Sharing Plan. In April 1989, PRT adopted a defined contribution profit sharing plan (the "Profit Sharing Plan"). All employees of PRT and certain of PRT's subsidiaries who have completed one year of service with PRT or the subsidiary, have attained the age of twenty one and who are not covered by a collective bargaining agreement that provides for retirement benefits are eligible to participate in the Profit Sharing Plan. Contributions to the Profit Sharing Plan are discretionary with the PRT Board. Distributions may be made from a participant's account upon termination of employment, retirement, death or disability. Certain Named Executive Officers participate in the Profit Sharing Plan. No contributions were made to the Profit Sharing Plan in fiscal years 1994 and 1995.

    Limitation of Liability and Indemnification. PRT's Amended and Restated Articles of Incorporation (the "PRT Articles") limit the liability of PRT's directors for monetary damages to the fullest extent permitted under California law. The PRT Articles authorize PRT to indemnify agents of PRT in excess of the indemnification otherwise permitted by Section 317 of the CCC, subject only to applicable limits set forth in Section 204 of the CCC with respect to actions for breach of duty to the corporation and its shareholders. PRT's By-laws provide that PRT may indemnify agents to the fullest extent permitted by law.

Security Ownership of Certain Beneficial Owners and Management

    Security Ownership of Principal Shareholders. The following table sets forth certain information with respect to the beneficial ownership of PRT Common Stock as of January 31, 1996 by each person known by PRT to be the beneficial owner of more than 5% of the outstanding shares of PRT Common Stock.

NAME AND ADDRESS OF BENEFICIAL OWNER       NUMBER OF SHARES     PERCENT OF CLASS
------------------------------------       ----------------     ----------------
Michael S. Levey
14724 Ventura Boulevard, Suite 600
Sherman Oaks, California                      1,329,846             37.20%

Stephen A. Weber
14724 Ventura Boulevard, Suite 600
Sherman Oaks, California                        309,854              8.67%



    Security Ownership of Management. The following table sets forth certain information regarding the beneficial ownership of the PRT's Common Stock as of January 31, 1996, by (i) each director of PRT, (ii) each of PRT's executive officers and (iii) all directors and executive officers of PRT as a group. Except as otherwise noted, and subject to applicable community property and similar laws, each person named has sole voting and investment power with respect to the PRT Common Stock shown as beneficially owned.

     NAME AND ADDRESS            SHARES BENEFICIALLY OWNED   PERCENT OF CLASS(1)
     ----------------            -------------------------   -------------------

Michael S. Levey
14724 Ventura Blvd., Suite 600
Sherman Oaks, CA  91403-3501               1,329,846                37.20%

Stephen A. Weber
14724 Ventura Blvd., Suite 600
Sherman Oaks, CA  91403-3501                 309,854                 8.67%

David M. Wood
14724 Ventura Blvd., Suite 600
Sherman Oaks, CA  91403-3501                 131,210(2)              3.54%

Steven Moore
14724 Ventura Blvd., Suite 600
Sherman Oaks, CA  91403-3501                  53,194(2)              1.47%

Gary L. Hewitt
14724 Ventura Blvd., Suite 600
Sherman Oaks, CA  91403-3501                  11,185(2)                 *

Stephen H. Kleemann
526 Via Sinuosa
Santa Barbara, CA  93110                      33,299(3)                 *

Steven M. Dworman
11533 Thurston Circle
Los Angeles, CA  90049                         5,000(2)                 *

Raymond P. Gaytan
520 S. Lafayette Park Place
Suite 400
Los Angeles, CA  90057                         8,773(4)                 *

All directors and executive
officers as a group (12 persons)           1,958,250(5)             51.16%

*Less than 1%

------------

(1) Includes 3,575,170 shares of PRT Common Stock outstanding as of January 31, 1996 and to the extent set forth in the next sentence only, shares issuable upon the exercise of Plan Options held by the persons included in the table. For the purpose of computing the percentage of outstanding shares beneficially owned by a particular person, any shares not outstanding which are subject to Plan Options or Stock Purchase Rights, exercisable or convertible by that person within 60 days of January 31, 1996, have been deemed to be outstanding, but have not been deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by any other person.

(2) Consists of shares issuable upon exercise of Plan Options currently exercisable or exercisable within 60 days of January 31, 1996.

(3) Consists of 13,299 shares held in Mr. Kleemann's Profit Sharing and Retirement Plans and 5,000 shares issuable upon exercise of currently exercisable Plan Options.

(4) Includes 6,773 shares issuable upon exercise of Plan Options currently exercisable or exercisable within 60 days of January 31, 1996.

(5) Includes 252,789 shares issuable upon exercise of Plan Options currently exercisable or exercisable within 60 days of January 31, 1996.

Certain Relationships and Related Transactions

    During fiscal year 1993, Messrs. Levey and Weber, PRT's then sole shareholders, lent PRT an aggregate of $223,000. These loans were represented by promissory notes bearing interest at rates that ranged from 6.75% to 10% per annum. At December 31, 1993, there remained an aggregate of $289,000, including accrued interest, owing to such shareholders. In February 1994, these amounts were paid in full. As of December 31, 1994, an aggregate of $193,000 was owed to PRT from certain officers (Michael Levey, Stephen Weber, David M. Wood and Douglas Gravink) representing funds advanced by PRT to such persons during the year. In December 1995, PRT cancelled the loan from David M. Wood for an aggregate $19,500. In February 1996, PRT caused Michael Levey and Stephen Weber to execute promissory notes evidencing the loans and providing for interest at the rate of 8% per annum and maturity dates of December 31, 1996. It is expected that the loan to Douglas Gravink will be paid off through an offset of a portion of his 1995 bonus.

    Effective January 1, 1994, PRT acquired substantially all of the assets of Positive Results Media, Inc., a New Mexico corporation engaged in the business of media buying and public relations ("Media"). The consideration for such assets was the issuance of 3,546 shares of PRT Common Stock (valued at $5.64 per share), plus an agreement to issue an additional number of shares (not to exceed 14,185) of PRT Common Stock (the "Additional Shares") based on gross profits generated from certain of the transferred assets. In connection with such asset acquisition, PRT hired Media's President and sole shareholder, Douglas E. Gravink, as its Vice President - Media, at an annual salary rate of $110,000 plus an incentive bonus based on the net income of PRT's media subsidiary, PRM. Prior to the asset acquisition, neither Media nor Mr. Gravink was associated with PRT, except in Media's capacity as a media-buying agency for PRT, for which it was paid its normal fees. Effective January 31, 1996, PRT issued 14,185 Additional Shares to Mr. Gravink.

    During the fiscal years ended December 31, 1995 and 1994, PRT incurred $266,000 and $203,000, respectively, in professional fees to Rosenthal, Gaytan & Company, an accounting firm of which Raymond P. Gaytan, a director of PRT, is a principal.

                       COMPARISON OF SHAREHOLDERS' RIGHTS

    In the event that the Merger is consummated, former holders of shares of PRT Common Stock will, at the Effective Time, own shares of NMC Common Stock.

    While the rights and privileges of stockholders of a Delaware corporation such as NMC are, in many instances, comparable to those of shareholders of a California corporation such as PRT, there are certain differences. The following is a summary of the material differences between the rights of holders of NMC Common Stock and the rights of holders of PRT Common Stock at the date hereof. These differences arise from differences between the Delaware General Corporation Law (the "DGCL") and the CCC and between the NMC Restated Certificate and the NMC By-laws and the PRT Articles and the PRT By-laws.

Vote Required for Extraordinary Transactions

    The DGCL requires the affirmative vote of a majority of the outstanding stock entitled to vote thereon to authorize any merger or consolidation of a corporation, except that, unless required by its certificate of incorporation, no authorizing stockholder vote is required of a corporation surviving a merger if (i) such corporation's certificate of incorporation is not amended in any respect by the merger; (ii) each share of stock of such corporation outstanding immediately prior to the effective date of the merger will be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger and (iii) the number of shares to be issued in the merger does not exceed 20% of such corporation's outstanding common stock immediately prior to the effective date of the merger. The NMC Restated Certificate does not require a greater percentage vote for such actions. Shareholder approval is also not required under the DGCL for mergers or consolidations in which a parent corporation merges or consolidates with a subsidiary of which it owns at least 90% of the outstanding shares of each class of stock.

    The CCC requires that the principal terms of a merger be approved by the affirmative vote of a majority of the outstanding shares of each class entitled to vote thereon, except that, unless required by its articles of incorporation, no authorizing shareholder vote is required of a corporation surviving a merger if the shareholders of such corporation shall own, immediately after the merger, more than five-sixths of the voting power of the surviving corporation. The PRT Articles do not require a greater percentage vote. The CCC further requires the affirmative vote of a majority of the outstanding shares entitled to vote thereon if (i) the surviving corporation's articles of incorporation will be amended and would otherwise require shareholder approval or (ii) shareholders of such corporation will receive shares of the surviving corporation having different rights, preferences, privileges or restrictions (including shares in a foreign corporation) than the shares surrendered. Shareholder approval is not required under the CCC for mergers or consolidations in which a parent corporation merges or consolidates with a subsidiary of which it owns at least 90% of the outstanding shares of each class of stock.

Cumulative Voting

    The PRT By-laws provide for cumulative voting in director elections, but neither the NMC Restated Certificate nor the NMC By-laws provide for cumulative voting in director elections. Instead, the NMC By-laws provide that directors need only receive a plurality of the votes cast to be elected.

Amendment to Governing Documents

    The DGCL requires a vote of the corporation's board of directors followed by the affirmative vote of a majority of the outstanding stock of each class entitled to vote for any amendment to the certificate of incorporation, unless a greater level of approval is required by the certificate of incorporation. The NMC Restated Certificate does not require a greater level of approval for an amendment thereto. If an amendment would alter the powers, preferences or special rights of a particular class or series of stock so as to affect them adversely, the class or series shall be given the power to vote as a class notwithstanding the absence of any specifically enumerated power in the certificate of incorporation. The DGCL also states that the power to adopt, amend or repeal the By-laws of a corporation shall be in the stockholders entitled to vote, provided that the corporation, in its certificate of incorporation, may confer such power on the board of directors in addition to the stockholders. The NMC Restated Certificate authorizes the board of directors to adopt, amend or repeal the NMC By-laws.

    Unless otherwise specified in a California corporation's articles of incorporation, an amendment to the articles of incorporation requires the approval of the corporation's board of directors and the affirmative vote of a majority of the outstanding shares entitled to vote thereon, either before or after the board approval. The PRT Articles do not require a greater level of approval for an amendment thereto. Under the CCC, the holders of the outstanding shares of a class are entitled to vote as a class if a proposed amendment to the articles of incorporation would (i) increase or decrease the aggregate number of authorized shares of such class; (ii) effect an exchange, reclassification or cancellation of all or part of the shares of such class, other than a stock split; (iii) effect an exchange, or create a right of exchange, of all or part of the shares of another class into the shares of such class; (iv) change the rights, preferences, privileges or restrictions of the shares of such class; (v) create a new class of shares having rights, preferences or privileges prior to the shares of such class, or increase the rights, preferences or privileges or the number of authorized shares having rights, preferences or privileges prior to the shares of such class; (vi) in the case of preferred shares, divide the shares of any class into series having different rights, preferences, privileges or restrictions or authorize the board of directors to do so or (vii) cancel or otherwise affect dividends on the shares of such class which have accrued but have not been paid. Under the CCC, a corporation's By-laws may be adopted, amended or repealed either by the board of directors or the shareholders of the corporation. The PRT By-laws provide that the PRT By-laws may be adopted, amended or repeated either by the vote of the holders of a majority of the outstanding shares entitled to vote or by the board of directors; provided, however, that the PRT Board may not amend the PRT By-laws in order to change the authorized number of directors (except to alter the authorized number of directors within the existing range of a minimum of five and a maximum of nine directors; (b) if at any time the minimum number of directors is five or more, such minimum number can only be reduced to a number less than five by the vote of the holders of at least 83.33% of the outstanding Shares entitled to vote and
(c) no amendment may change the stated maximum number of authorized directors to a number greater than two times the stated minimum number of directors minus one. A By-law adopted by the shareholders may restrict or eliminate the power of the PRT Board to adopt, amend or repeal the PRT By-laws.

Dissenters' Rights

    Under the DGCL, holders of shares of any class or series have the right, in certain circumstances, to dissent from a merger or consolidation by demanding payment in cash for their shares equal to the fair value (excluding any appreciation or depreciation as a consequence or in expectation of the transaction) of such shares, as determined by agreement with the corporation or by an independent appraiser appointed by a court in an action timely brought by the corporation or the dissenters. The DGCL grants dissenters' appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock regardless of the number of shares being issued. Further, no appraisal rights are available for shares of any class or series listed on a national securities exchange or designated as a national market system security on the Nasdaq National Market or held of record by more than 2,000 stockholders, unless the agreement of merger or consolidation converts such shares into anything other than (i) stock of the surviving corporation; (ii) stock of another corporation which is either listed on a national securities exchange or designated as a national market system security on the Nasdaq National Market or held of record by more than 2,000 stockholders;
(iii) cash in lieu of fractional shares or (iv) some combinations of the above. In addition, dissenters' rights are not available for any shares of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation.

    Generally, shareholders of a California corporation who dissent from a merger or consolidation of the corporation are entitled to dissenters' rights. See "THE MERGER - Rights of Dissenting Shareholders."

Derivative Actions

    Derivative actions may be brought in Delaware by a stockholder on behalf of, and for the benefit of, the corporation. The DGCL provides that a stockholder must aver in the complaint that he or she was a stockholder of the corporation at the time of the transaction of which he or she complains. A stockholder may not sue derivatively unless he or she first makes demand on the corporation that it bring suit and such demand has been refused, unless it is shown that such demand would have been futile.

    The CCC provides that a shareholder bringing a derivative action on behalf of the corporation need not have been a shareholder at the time of the transaction in question, provided that certain tests are met. The CCC also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond.

Shareholder Consent in Lieu of Meeting

    Under the DGCL and the CCC, unless otherwise provided in the certificate or articles of incorporation, any action required to be taken, or which may be taken at an annual or special meeting of stockholders, may be taken without a meeting if a consent in writing is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote were present and voted. Neither the NMC Restated Certificate nor the PRT Articles contain any special provisions relating to action by written consent.

Fiduciary Duties of Directors

    Directors of corporations incorporated or organized under the DGCL and the CCC have fiduciary obligations to the corporation and its shareholders. Pursuant to these fiduciary obligations, the directors must act in accordance with the so-called duties of "due care" and "loyalty". Under the DGCL, the duty of care requires that the directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest and in a manner which the directors reasonably believe to be in the best interests of the corporation and its stockholders. The duty of care requires that the directors act with such care, including reasonable inquiry, as an ordinary prudent person in a like position would exercise under similar circumstances.

Indemnification of Officers and Directors

    The DGCL provides that a corporation may indemnify its present and former directors, officers, employees and agents (each, an "indemnitee") against all reasonable expenses (including attorneys' fees) and, except in actions initiated by or in the right of the corporation, against all judgments, fines and amounts paid in settlement in actions brought against them, if such individual acted in good faith, and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the stockholders and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The corporation shall indemnify an indemnitee to the extent that he or she is successful, on the merits or otherwise, in the defense of any claim, issue or matter associated with an action. The NMC Restated Certificate provides for indemnification of its directors and officers to the fullest extent authorized by the DGCL.

    Under the CCC, (i) a corporation has the power to indemnify present and former directors, officers, employees and agents against expenses, judgments, fines and settlements (other than in connection with actions by or in the right of the corporation), if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful and (ii) a corporation has the power to indemnify, with certain exceptions, any person who is a party to any action by or in the right of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person believed to be in the best interests of the corporation and its shareholders.

    The indemnification authorized by the CCC is not exclusive, and a corporation may grant its directors, officers, employees or other agents certain additional rights to indemnification. The PRT Articles and the PRT By-laws provide for the indemnification of PRT's officers and directors to the fullest extent permissible under the CCC, which may be in excess of the indemnification expressly permitted by Section 317 of the CCC, subject to the limits set forth in Section 204 of the CCC with respect to actions for breach of duty to the corporation and its shareholders.

    The DGCL and the CCC allow for the advance payment of an indemnitee's expenses prior to the final disposition of an action, provided that the indemnitee undertakes to repay any such amount advanced if it is later determined that the indemnitee is not entitled to indemnification with regard to the action for which the expenses were advanced.

Director Liability

    The DGCL and the CCC each provide that the charter of the corporation may include a provision which limits or eliminates the liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided such liability does not arise from certain proscribed conduct, including, in the case of the DGCL, (i) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (ii) breach of the duty of loyalty; (iii) the payment of unlawful dividends or expenditure of funds for unlawful stock purchases or redemptions or
(iv) transactions from which such director derived an improper personal benefit or, in the case of the CCC, (i) intentional misconduct or knowing and culpable violation of law; (iii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director; (iii) the receipt of an improper personal benefit; (iv) acts or omissions that show reckless disregard of the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties should be aware of a risk of serious injury to the corporation or its shareholders; (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders; (vi) interested transactions between the corporation and a director in which a director has a material financial interest and (vii) liability for improper distributions, loans or guarantees. The NMC Restated Certificate contains a provision that eliminates the liability of its directors except for liability that arises from the proscribed conduct enumerated above. The PRT Articles contain a provision limiting the lability of its directors to the fullest extent provided by the CCC.

Anti-Takeover Provisions and Interested Stockholder Transactions

    The DGCL prohibits, in certain circumstances, a "business combination" between the corporation and an "interested stockholder" within three years of the stockholder becoming an "interested stockholder." An "interested stockholder" is a holder who, directly or indirectly, controls 15% or more of the outstanding voting stock or is an affiliate of the corporation and was the owner of 15% or more of the outstanding voting stock at any time within the prior year period. A "business combination" includes a merger or consolidation, a sale or other disposition of assets having an aggregate market value equal to 10% or more of the consolidated assets of the corporation or the aggregate market value of the outstanding stock of the corporation and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation. This provision does not apply where: (i) either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation's board of directors prior to the date the interested stockholder acquired such 15% interest; (ii) upon the consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation excluding, for the purposes of determining the number of shares outstanding, shares held by persons who are directors and also officers and by employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered; (iii) the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of the outstanding votes entitled to be cast by disinterested stockholders at an annual or special meeting; (iv) the corporation does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association, or held of record by more than 2,000 stockholders unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder or (v) the corporation has opted out of this provision. NMC has not opted out of this provision.

    Under the CCC, there is no comparable provision. However, the CCC does provide that, except where the fairness of the terms and conditions of the transaction have been approved by the California Commissioner of Corporations and except in a "short-form" merger (the merger of a parent corporation with a subsidiary in which the parent owns at least 90% of the outstanding shares of each class of the subsidiary's stock), if the surviving corporation or its parent corporation owns, directly or indirectly, shares of the target corporation representing more than 50% of the voting power of the target corporation prior to the merger, the nonredeemable common stock of a target corporation may be converted only into nonredeemable common stock of the surviving corporation or its parent corporation, unless all of the shareholders, except where the majority shareholder already owns 90% or more of the voting power of the target corporation and could, therefore, effect a short-form merger to accomplish such a cash-out of minority shareholders.

                                     EXPERTS

    The consolidated financial statements of NMC at March 31, 1995 and 1994, and for each of the three years in the period ended March 31, 1995, which have been incorporated by reference in this Proxy Statement/Prospectus which is made a part of this Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The combined financial statements of DirectAmerica at September 30, 1995 and for the nine month period ended September 30, 1995, which have been incorporated by reference in this Proxy Statement/Prospectus which is made a part of this Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of PRT at December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, included in this Proxy Statement/Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

    The validity of the NMC Common Stock issuable pursuant to the Merger will be passed upon for NMC by Klehr, Harrison, Harvey, Branzburg & Ellers, Philadelphia, Pennsylvania. Irell & Manella, Los Angeles, California is acting as counsel for PRT in connection with certain legal matters relating to the Merger.

                                  OTHER MATTERS

    The PRT Board does not intend to bring any matters before the meeting other than those specifically set forth in the notice of meeting and does not know of any matters to be brought before the meeting by others. If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with the judgment of the PRT Board.

                          INDEX TO FINANCIAL STATEMENTS

Positive Response Television, Inc. and Subsidiaries - Consolidated Financial Statements

   Independent Auditors' Report
   Consolidated Balance Sheets, December 31, 1994 and 1993
   Consolidated Statements of Income, Years Ended December 31, 1994, 1993 and
    1992
   Consolidated Statements of Shareholders' Equity, Years Ended December 31,
    1994, 1993 and 1992
   Consolidated Statements of Cash Flows, Years Ended December 31, 1994, 1993
    and 1992 Notes to Consolidated Financial Statements Unaudited Consolidated Balance Sheet, September 30, 1995 and Consolidated Balance Sheet,
    December 31, 1994
   Unaudited Consolidated Statements of Operations, Three and Nine Months
    Ended September 30, 1995 and 1994
   Unaudited Consolidated Statements of Cash Flows, Nine Months Ended September
    30, 1995 and 1994
   Notes to Unaudited Consolidated Financial Statements

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors of
Positive Response Television, Inc.
Sherman Oaks, California

         We have audited the consolidated balance sheets of Positive Response Television, Inc. and subsidiaries (the "Company") at December 31, 1994 and 1993 and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Positive Response Television, Inc. and subsidiaries at December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.



/s/ Deloitte & Touche LLP

Los Angeles, California
March 10, 1995

               POSITIVE RESPONSE TELEVISION, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                           December 31, 1994 and 1993


                                     ASSETS

                                                                            1994                       1993
                                                                        ------------               -----------
CURRENT ASSETS
    Cash and cash equivalents                                            $ 3,247,000                $2,105,000
    Restricted cash (Note 7)                                               1,500,000
    Royalties receivable                                                   1,408,000                   408,000
    Accounts receivable, net of allowance for doubtful
      accounts of $152,000                                                 1,938,000
    Inventories                                                            1,676,000
    Infomercial production costs, net of accumulated
      amortization of $969,000                                             1,272,000
    Current portion of notes receivable (Note 3)                             314,000                   115,000
    Prepaid air time                                                       2,834,000
    Prepaid income taxes (Note 12)                                           862,000
    Prepaid expenses and other current assets                                914,000                    45,000
    Deferred air time                                                      4,192,000
    Deferred offering costs (Note 11)                                                                   37,000
    Due from officers (Note 8)                                               193,000
    Investment in ventures (Note 5)                                                                    239,000
                                                                         -----------                ----------
        Total current assets                                              20,350,000                 2,949,000

NOTES RECEIVABLE (Note 3)                                                     10,000                   115,000
FURNITURE, FIXTURES AND EQUIPMENT, net (Note 4)                              615,000                   160,000
OTHER ASSETS                                                                 295,000                    11,000
                                                                         -----------                ----------

    TOTAL ASSETS                                                         $21,270,000                $3,235,000
                                                                         ===========                ==========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
    Accounts payable                                                     $ 1,464,000                $   51,000
    Accrued professional fees                                                132,000                   312,000
    Accrued profit sharing (Note 9)                                                                     96,000
    Deferred air time revenues                                               284,000
    Allowance for returns                                                    893,000
    Production advances                                                                                 45,000
    Other accrued expenses                                                   754,000                    31,000
    Current portion of long-term debt (Note 7)                                23,000                     3,000
    Notes payable to shareholders (Note 7)                                                             223,000
    Accrued interest to shareholders                                                                    14,000
    Profit participation payable (Note 5)                                  1,196,000
    Deferred income taxes (Note 12)                                        1,675,000                   151,000
                                                                         -----------                ----------
        Total current liabilities                                          6,421,000                   926,000

LONG-TERM DEBT (Note 7)                                                      116,000                    19,000
                                                                         -----------                ----------

    Total liabilities                                                      6,537,000                   945,000
                                                                         -----------                ----------

COMMITMENTS (Notes 5, 7, 9, 10, and 14)

SHAREHOLDERS' EQUITY (Note 11)
    Preferred stock, no par value; 5,000,000 shares authorized, none issued or outstanding

    Capital stock, no par value; 15,000,000 shares
      authorized, 3,549,986 and 1,996,440 issued and out-
      standing at December 31, 1994 and 1993, respectively                11,335,000                 1,183,000
    Retained earnings                                                      3,398,000                 1,107,000
                                                                         -----------                ----------

      Total shareholders' equity                                          14,733,000                 2,290,000
                                                                         -----------                ----------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                               $21,270,000                $3,235,000
                                                                         ===========                ==========

                 See notes to consolidated financial statements.

               POSITIVE RESPONSE TELEVISION, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME

                  Years Ended December 31, 1994, 1993 and 1992


                                                                   1994                1993               1992
                                                               ------------        ----------          ----------

REVENUES
    Product sales                                               $35,932,000
    Air time sales                                                4,068,000
    Royalty income                                                2,408,000        $3,075,000          $1,853,000
    Production income                                                43,000           750,000             632,000
    Other                                                            69,000
                                                                -----------        ----------          ----------
    Total revenues                                               42,520,000         3,825,000           2,485,000
                                                                -----------        ----------          ----------

OPERATING COSTS AND EXPENSES
    Cost of goods sold                                            7,771,000
    Other direct operating costs                                 26,589,000           801,000             689,000
    Profit participation (Note 5)                                 1,496,000
    General and administrative                                    3,232,000         1,720,000           1,619,000
    Litigation settlement, net (Note 10)                                             (150,000)
    Loss on settlement of FTC investigation (Note 10)                                                     275,000
    Gain on settlement of shareholder dispute (Note 6)                                                   (179,000)
                                                                -----------        ----------          ----------

    Total operating costs and expenses                           39,088,000         2,371,000           2,404,000
                                                                -----------        ----------          ----------

                                                                  3,432,000         1,454,000              81,000

EQUITY IN EARNINGS OF VENTURES (Note 5)                             105,000            75,000
                                                                -----------       -----------         -----------

INCOME FROM OPERATIONS                                            3,537,000         1,529,000              81,000
                                                                -----------        ----------          ----------

OTHER INCOME (EXPENSE)
    Gain on exchange of venture interests (Note 5)                  164,000
    Interest income (expense), net                                  111,000            (9,000)             (8,000)
    Other                                                             6,000           (41,000)             (3,000)
                                                                -----------        ----------          ----------

    Total other income (expense)                                    281,000           (50,000)            (11,000)
                                                                -----------        -----------         ----------

INCOME BEFORE PROVISION FOR
    INCOME TAXES                                                  3,818,000         1,479,000              70,000

PROVISION FOR INCOME TAXES (Note 12)                              1,527,000           181,000               1,000
                                                                -----------       -----------         -----------

NET INCOME                                                      $ 2,291,000        $1,298,000          $   69,000
                                                                ===========        ==========          ==========

PRO FORMA (Note 12)
    Income before provision for income taxes                                       $1,479,000          $   70,000
    Provision for income taxes                                                        592,000              28,000
                                                                                   ----------          ----------

    Net income                                                                     $  887,000          $   42,000
                                                                                   ==========          ==========

EARNINGS PER COMMON SHARE
    Primary                                                    $       0.77        $     0.49          $     0.02
    Fully diluted                                              $       0.74        $     0.49          $     0.02

WEIGHTED AVERAGE SHARES OUTSTANDING
    Primary                                                       2,985,498         1,804,239           1,803,663
    Fully diluted                                                 3,075,631         1,804,239           1,803,663

                 See notes to consolidated financial statements.

               POSITIVE RESPONSE TELEVISION, INC. AND SUBSIDIARIES
                       STATEMENTS OF SHAREHOLDERS' EQUITY

                  Years Ended December 31, 1994, 1993 and 1992


                                                            Common Stock
                                                    ----------------------------
                                                                                       Retained
                                                       Shares           Amount         Earnings         Total
                                                     ----------      -----------      ----------     ------------


BALANCE, JANUARY 1, 1992                                  1,333      $     9,000      $  584,000      $   593,000
    Stock splits (Note 11)                            1,771,351
    Dividends                                                                           (407,000)        (407,000)
    Net income                                                                            69,000           69,000
                                                      ---------      -----------      ----------      -----------

BALANCE, DECEMBER 31, 1992                            1,772,684            9,000         246,000          255,000
    Shares issued in private placement, net of
      offering costs (Note 11)                          223,756        1,174,000                        1,174,000
    Dividends                                                                           (437,000)        (437,000)
    Net income                                                                         1,298,000        1,298,000
                                                     ----------      -----------      ----------      -----------

BALANCE, DECEMBER 31, 1993                            1,996,440        1,183,000       1,107,000        2,290,000

    Shares issued in acquisition of subsidiary
      (Note 1)                                            3,546           14,000                           14,000
    Shares issued in public offering, net of
      offering costs (Note 11)                        1,150,000        5,446,000                        5,446,000
    Shares issued in private placement, net of
      offering costs (Note 11)                          400,000        4,692,000                        4,692,000
    Net income                                                                         2,291,000        2,291,000
                                                      ---------      -----------      ----------      -----------

BALANCE, DECEMBER 31, 1994                            3,549,986      $11,335,000      $3,398,000      $14,733,000
                                                      =========      ===========      ==========      ===========




                 See notes to consolidated financial statements.

               POSITIVE RESPONSE TELEVISION, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                  Years Ended December 31, 1994, 1993 and 1992


                                                                           1994             1993            1992
                                                                       -----------       -----------      ---------

CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                              $ 2,291,000       $1,298,000        $ 69,000
Adjustments to reconcile net income to net cash provided by (used in)
operating activities:
    Depreciation and amortization                                           933,000           65,000          61,000
    Equity in earnings of ventures                                         (105,000)         (75,000)
    Gain on exchange of venture interests                                  (164,000)
    Write-off of receivable                                                                   24,000
    Loss on write-off of leasehold improvements                                               21,000
    Gain on settlement of shareholder dispute                                                               (179,000)
    Loss on settlement of FTC investigation                                                                  275,000
    Net realized loss on investments                                                                           3,000
    Deferred income taxes                                                 1,527,000          151,000
    Changes in operating assets and liabilities
       Restricted cash                                                   (1,500,000)
       Royalties receivable                                              (1,000,000)        (110,000)        120,000
       Accounts receivable                                               (1,938,000)
       Production reimbursement receivable                                                    65,000         (45,000)
       Inventories                                                       (1,676,000)
       Infomercial production costs                                      (1,846,000)
       Prepaid air time                                                  (2,820,000)
       Deferred air time                                                 (4,192,000)
       Prepaid income taxes                                                (862,000)
       Prepaid and other current assets                                    (922,000)         (25,000)        (21,000)
       Notes receivable                                                     206,000         (230,000)
       Other noncurrent assets                                             (235,000)
       Accounts payable                                                   1,413,000          (99,000)       (184,000)
       Accrued professional fees                                           (180,000)         312,000
       Deferred air time revenues                                           284,000
       Allowance for returns                                                893,000
       Production advances                                                  (45,000)          45,000
       Accrued interest                                                     (14,000)          14,000
       Accrued litigation settlement                                                         (30,000)
       Accrued FTC settlement                                                               (275,000)
       Other accrued expenses                                               622,000          118,000         (10,000)
       Profit participation payable                                       1,196,000
                                                                         -----------      ----------      ----------
           Net cash provided by (used in) operating activities           (8,134,000)       1,269,000          89,000
                                                                         -----------      ----------      ----------

CASH FLOWS FROM INVESTING ACTIVITIES

    Purchases of furniture, fixtures and equipment                         (536,000)         (48,000)        (40,000)
    Investment in ventures                                                    7,000         (164,000)
    Advances to shareholder                                                                                  (65,000)
    Due from officers                                                      (193,000)                         (12,000)
    Other                                                                   (72,000)                          12,000
                                                                         -----------       ----------       --------
           Net cash used in investing activities                           (794,000)        (212,000)       (105,000)
                                                                         -----------       ----------       ---------

CASH FLOWS FROM FINANCING ACTIVITIES

    Proceeds from issuance of common shares from public offering          5,483,000          (37,000)
    Proceeds from issuance of common shares from private placement        4,692,000        1,174,000
    Proceeds from (repayment of) loans from shareholders                   (223,000)          48,000         170,000
    Dividends                                                                               (437,000)       (407,000)
    Other                                                                   118,000
                                                                        -----------       ----------        --------
           Net cash provided by (used in) financing activities           10,070,000          748,000        (237,000)
                                                                        -----------       ----------        --------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                      1,142,000        1,805,000        (253,000)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                            2,105,000          300,000         553,000
                                                                        -----------       ----------       ---------

CASH AND CASH EQUIVALENTS, END OF PERIOD                                $ 3,247,000       $2,105,000        $300,000
                                                                        ===========       ==========        ========

                 See notes to consolidated financial statements.

               POSITIVE RESPONSE TELEVISION, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years Ended December 31, 1994, 1993 and 1992

1.       The Company

         Positive Response Television, Inc. (the "Company"), is a California corporation based in Sherman Oaks, California. The Company produces infomercials (television shows featuring various consumer products designed to motivate television viewers to place telephone orders for such products) and generates product sales through the airing of such infomercials. The consolidated financial statements include the Company and its wholly owned subsidiaries, Positive Response Media, Inc. ("PRM") and Positive Response Telemarketing, Inc. ("PRTI"). In addition, the Company has consolidated the partnership "Passion, Profit & Power" as the Company owns a majority interest and maintains control over the partnership. Ventures in which the Company does not own a majority interest are accounted for on the equity method (see Note 5). All intercompany accounts and transactions are eliminated in consolidation. Certain prior year account balances have been reclassified to conform to current year classifications.

         PRM, which buys and sells air time, became an operating unit of the Company on January 1, 1994, the date of its acquisition, in connection with which the Company issued 3,546 shares of its common stock. Pro forma operating results have not been presented because they would not differ significantly from actual results.

         PRTI, which is engaged in outbound telemarketing, was incorporated on May 11, 1994 and commenced operations in July 1994.

2.       Summary of Significant Accounting Policies

         Cash and Cash Equivalents - Cash and cash equivalents include checking and money market accounts with original maturities of less than ninety days.

         Restricted Cash - Restricted cash represents cash held by a bank as collateral for the Company's line of credit (see Note 7). Such cash is invested in short-term certificates of deposit.

         Inventories - Inventories are valued at the lower of first-in, first-out cost or market and consist of goods sold in the Company's infomercials.

         Infomercial Production Costs - Production costs are capitalized when incurred. The Company amortizes such costs based upon the ratio of current revenues to total expected revenues. Additionally, unamortized deferred production costs are written off when management determines that such costs are not recoverable.

         Prepaid Air Time - Prepaid air time represents purchased television air time scheduled to air subsequent to the balance sheet date.

         Deferred Air Time - The Company defers a portion of purchased television air time that aired during the current year based on a pro rata share of shipped versus unshipped orders as of the balance sheet date.

         Deferred Offering Costs - Deferred offering costs were recorded as a direct reduction to common stock upon completion of the initial public offering (see Note 11).

         Prepaid and Other Current Assets - Prepaid and other current assets primarily consist of prepaid fulfillment costs, deferred telemarketing costs (which is deferred under the same basis as deferred air time) and prepaid insurance costs.

         Furniture, Fixtures and Equipment - Furniture, fixtures and equipment are stated at historical cost. Depreciation is provided for using the straight-line method over the estimated useful lives of 5 to 7 years (see Note
4).

         Deferred Revenues - Deferred revenues represent receipts for customer orders that have not yet been shipped at the balance sheet date.

         Revenues - Revenues are composed of 1) product sales generated through the airing of infomercials, 2) bulk sales to retailers and other distributors,
3) sale of television air time to third parties and ventures accounted for under the equity method, 4) royalties based on product sales generated by companies to whom the Company has granted certain marketing and distribution rights on its products, and 5) production income, representing reimbursements by third parties for approved infomercial production costs. Product sales and royalties are recognized when products are shipped. Air time sales are recognized when aired.

         Prior to 1994, substantially all of the Company's revenues (and consequently most of the accounts receivable) were the result of production agreements with National Media Corporation ("National Media") (see Note 10). Under the agreement, the Company was reimbursed by National Media for all approved production expenses. The reimbursed costs are shown as "production income" in the accompanying statement of income. In addition, the Company receives royalties based on products sold, as provided for under the production agreement. These amounts are shown as "royalty income." Nonrefundable guarantees are recognized upon delivery of the completed production.

         Other Direct Operating Costs - Other direct operating costs consist primarily of air time costs, fulfillment costs, telemarketing service costs and other selling costs.

         Income Taxes - The Company operated as a cash-basis "S" corporation for both state and Federal income tax purposes through December 31, 1993. Effective January 1, 1994, the Company elected to become a cash-basis "C" corporation (see
Note 12).

         Deferred income tax assets and liabilities are computed annually for differences between the financial statement and income tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. Such deferred income tax asset and liability computations are based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred income tax assets and liabilities.

         Earnings per Share - Earnings per share amounts are computed based on the actual weighted average number of common stock and dilutive common equivalent shares (stock options and warrants) using the treasury stock method (see Note 11).

3.       Notes Receivable

         Notes receivable consist of the following:

                                                                                       1994             1993
                                                                                       ----             ----
                  Note receivable from Transactional Media, Inc. ("TMI")             $200,000
                  Note receivable from National Media                                 124,000         $230,000
                                                                                    ---------         --------
                  Total                                                               324,000          230,000

                  Current portion                                                     314,000          115,000
                                                                                    ---------         --------

                  Noncurrent portion                                                $  10,000         $115,000
                                                                                    =========         ========


         The note receivable from TMI is related to the exchange of interest in certain ventures and is payable in equal installments of $25,000 per month (see
Note 5). The note receivable from National Media relates to the settlement of the Company's lawsuit with National Media (see Note 10) and is payable in equal installments of $10,000 per month through January 1996.

4.       Furniture, Fixtures and Equipment

         Furniture, fixtures and equipment consists of the following:

                                                                                       1994             1993
                                                                                       ----             ----
                  Furniture and fixtures                                             $171,000          $39,000
                  Equipment                                                           467,000          194,000
                  Vehicles                                                            274,000          144,000
                                                                                    ---------        ---------
                                                                                      912,000          377,000
                  Less accumulated depreciation                                       297,000          217,000
                                                                                    ---------        ---------
                                                                                     $615,000         $160,000
                                                                                    =========         ========


5.       Profit Participation and Investment in Ventures

         The Company operates certain infomercial campaigns through profit participation arrangements which generally involve a sharing of the net profits of the respective campaigns between the Company and its profit participants or venture partners. The portion of the net profits due to the profit participants or venture partners is reflected as components of operating costs and expenses and current liabilities.

     In 1993, the Company entered into two ventures (the Kim Komando Komputer Show and the Tai Chi Show - the "TMI Ventures") with TMI to produce infomercials promoting certain products. Under the terms of the TMI Venture agreements, profits and losses were shared equally, as were all costs, including those associated with production and the product marketing campaign. Both the infomercial and the products they promoted were owned by the TMI Ventures.

     As of December 31, 1993, production costs (before amortization) were $420,000 and $356,000 for the Kim Komando Komputer Show ("Komputer Show") and the Tai Chi Show, respectively. Production costs advanced by TMI on behalf of the Company totaled $153,000, for the Komputer Show, and $36,000, for the Tai Chi Show, as of December 31, 1993.

     The marketing campaign for the Komputer Show began in the third fiscal quarter of 1993, with TMI having expended $500,000 as of December 31, 1993, of which $250,000 was advanced on behalf of the Company. The Tai Chi Show was aired only on a test basis during 1994.

     Effective April 1, 1994, the TMI Ventures were terminated. Pursuant to the termination agreement, the Company assigned its interest in Komputer Show to TMI in exchange for TMI's interest in the Tai Chi Show and a $300,000 note (see Note
3). The Company recognized a $164,000 gain upon the exchange in 1994.

     The following are condensed combined financial statements of the ventures for the year ended December 31, 1993:

                                                           1993
                                                          ------

Current assets                                         $1,601,000
                                                       ==========

Current liabilities                                      $535,000

Venture capital:
     The Company                                          239,000
     Partners                                             827,000
                                                        ---------

Total liabilities and venture capital                  $1,601,000
                                                       ==========

Revenues                                               $5,508,000
Expenses                                                5,358,000
                                                       ----------

Net income                                               $150,000
                                                       ==========

6.   Loan to Former Shareholder

     In 1991, the Company signed a Settlement and General Release Agreement (the "Agreement") with a former shareholder. The shareholder was also an officer of the Company and owned 30% of the Company's outstanding shares from October 1989 to January 1991. Under the terms of the Agreement, the Company was allowed to reduce the principal amount of a $400,000 note payable and its related accrued interest to the former shareholder by his pro rata share of the expenses incurred by the Company to settle certain issues. The Company subsequently signed a new Settlement and General Release Agreement (the "New Agreement") with the former shareholder. Under the New Agreement, the Company agreed to pay $150,000 and issued a promissory note for $100,000 to the former shareholder and was released from any and all current and future claims, obligations, etc., as provided for in the New Agreement. Based upon the Agreement, but limited to the terms of the New Agreement, the Company recognized a gain on the settlement of the shareholder dispute of $179,000 in 1992.

7.   Long-Term Debt

     Long-term debt consists of the following:

                                                                      1994         1993
                                                                      ----         ----
          Notes payable to shareholder, due on December 1, 1993,
            bearing interest at 6.75% per annum                                   $72,000

          Notes payable to shareholder, due on December 31,
            1993, bearing interest at 6.75% per annum                              84,000

          Notes payable to shareholder, due on December 31,
            1994, bearing interest at 10% per annum                                67,000

          Note payable to bank, secured by vehicle, due in 1997,
            bearing interest at 7.25% per annum                      $16,000       22,000

          Lease obligation, secured by vehicle, expiring in 1998,
            bearing interest at 8% per annum                         123,000
                                                                    --------      -------
          Total long-term debt                                       139,000      245,000
          Less current portion                                        23,000      226,000
                                                                    --------      -------
                                                                    $116,000      $19,000
                                                                    ========      =======

     In May 1994, the Company obtained a $1,350,000 bank line of credit (the "Line") to finance operations and inventory purchases, pursuant to which the Company must maintain a $1,500,000 security deposit with the bank. In addition, $200,000 of the Line was applied as a reserve against the Company's merchant card activity for future returns and charge-backs. The Line is renewable annually on May 1st and bears interest at a rate per annum one-half percent (1/2%) below the prime rate in effect from time to time. The bank's prime rate at December 31, 1994 was 8.5%. As of December 31, 1994, the Company had no borrowings under this Line. Net of total open letters of credit of $525,000, the total available on the Line at December 31, 1994 was $625,000.

8.   Related Party Transactions

     The Company has several loans to officers totaling $193,000, which are payable from time-to-time and mature on December 31, 1995, bearing interest at 8% per annum.

     Certain directors and shareholders of the Company provided professional services to the Company. The Company incurred $417,000 and $409,000 in professional fees from these related parties in 1994 and 1993, respectively.

9.   Profit Sharing Plan

     The Company maintains a defined contribution profit sharing plan for all its full-time employees. Contributions to the plan as determined by the Board of Directors for the years ended December 31, 1994 and 1993 totaled $0 and $96,000, respectively.

10.  Settlement of Litigation

     An investigation of the Company and one of its shareholders by the Federal Trade Commission ("FTC") for alleged unfair practices in the promotion and sale of certain products was settled April 23, 1993. The settlement agreement required the Company to pay $275,000 and to comply with all regulatory requirements of the FTC in the Company's future production of infomercials.

     In May, 1993, the Company filed a breach of contract and declaratory relief action against National Media (see Note 2), alleging that National Media had not paid royalties earned in connection with the production and airing of a number of infomercials. The suit also asserted the Company's ownership interest in a certain service mark and sought reimbursement for attorney's fees and FTC consent decree damages the Company incurred as indemnifiable expenses pursuant to a written agreement with National Media.

     On December 11, 1993, the Company and National Media entered into a settlement agreement, with National Media agreeing to pay the Company all outstanding royalties and an additional amount aggregating $560,000. The Company received $300,000 in December 1993, and will receive $250,000 of this settlement over a 25-month period commencing January 1994 (see Note 3). In addition, the Company was relieved of a $10,000 obligation. The settlement also provided that National Media has sole and exclusive ownership of the service mark, but that all future shows using that name would be produced exclusively by the Company and hosted exclusively by Mike Levey, the majority shareholder of the Company. The gain reported on the statements of income are net of attorney's fees associated with the litigation in the amount of approximately $390,000. In connection with the settlement agreement, the Company also entered into a new production agreement with National Media.

     On October 19, 1994, the Company and National Media entered into a new Marketing, Distribution and Service Mark Agreement (the "New Agreement"). Under the terms of the New Agreement, the Company paid $100,000 to obtain sole right, title and interest in and to the "Amazing Discoveries" service mark. In addition, National Media was granted exclusive rights to distribute certain of the Company's infomercials in certain United States television markets and certain foreign countries. As consideration, National Media will reimburse the Company for one-half of the infomercial production costs, up to a maximum reimbursement of $125,000, plus royalties ranging from 23% to 25% of Adjusted Net Revenues (as defined) for sales to end-users and 40% of Adjusted Gross Profit (as defined) for sales to other distributors.

11.  Common Stock and Stock Options

     In November 1993, the board of directors and stockholders of the Company approved a 1,875 for 1 stock split of its Class A and Class B common stock. The stockholders also approved a one-for-one exchange of all of its Class A and B common shares for its newly designated "common stock." On March 8, 1994, the board of directors authorized a .709251 for 1 stock split. All references to share and per share amounts have been retroactively restated to reflect these stock splits.

     In December 1993, the Company completed a private placement of its common stock. The Company issued 223,756 shares of its common stock at $5.64 per share and realized proceeds (net of offering costs) of $1,174,000 from this offering.

     On May 11, 1994, the Company completed an initial public offering, issuing one million shares of its common stock at $6 per share. On June 16, 1994, an additional 150,000 shares were issued upon exercise of the underwriters' over-allotment option, at $6 per share. The Company's net proceeds, after payment of all offering costs, were $5,446,000. As part of their consideration, the underwriters were granted warrants to purchase up to 100,000 shares of the Company's common stock. The warrants become exercisable on May 4, 1995 at $7.20 per share and expire on May 3, 1999.

     On September 19, 1994, the Company issued an additional 400,000 shares of its common stock at $12.50 per share in a private placement offering. The Company's net proceeds, after payment of fees and related expenses, were $4,692,000.

     In January 1994, the Company adopted the 1994 Stock Option Plan (the "Plan"), which reserved 390,088 common shares to be issued for officers, directors and key employees. In November 1994, the authorized Plan shares were increased to 600,000 shares. As of December 31, 1994, 378,490 options had been granted at exercise prices ranging from $5.64 per share to $14.875 per share, of which 114,650 were exercisable but none exercised at December 31, 1994. The remaining options become exercisable at 20 percent annual increments through 1999. All options expire ten years from the date of grant. The exercise price is set at or above the current stock price at the date of grant.

12.  Income Taxes

     The Company operated as a cash-basis "S" corporation for both state and Federal income tax purposes through December 31, 1993. Effective January 1, 1994, the Company elected to become a cash-basis "C" corporation.

     As an S corporation, the Company had been taxed only by the state of California and only at a rate of 2.5%. Taxable income generated by an S corporation flows through to the individual shareholders of the Company and on which they are taxed.

     C corporations are taxed at combined Federal and state income tax rates that can reach as high as 40%. There are no income taxes paid by shareholders of a C corporation on the undistributed taxable income of the C corporation. Consequently, the provision for income taxes reflected for the year ended December 31, 1993 is not indicative of the tax calculation the Company would have made had it filed its Federal and state income tax returns as a C corporation. The pro forma results of operations in the statements of income are presented as if the Company had been a C corporation with a combined Federal and state income tax rate of 40%.

     Deferred income taxes are primarily the result of a conversion from accrual-based accounting used for financial statement purposes, to cash-basis accounting, for Federal and state income tax purposes.

     The provision for income taxes consists of the following:

                                                    1994                 1993
                                                    ----                 ----
     State - current                                                    $30,000
     State - deferred (1)                          $343,000              37,000
     Federal - deferred (1)                       1,184,000             114,000
                                                 ----------            --------
                                                 $1,527,000            $181,000
                                                 ==========            ========
---------------------
(1) 1993 amounts result primarily from the conversion from an S corporation taxpayer to a C corporation taxpayer using the cash-basis of accounting for income taxes.

13.   Supplemental Cash Flow Information

      Cash payments for income taxes were $862,000, $37,000 and $7,000 in 1994, 1993 and 1992, respectively. Cash payments for interest were $10,000, $3,000 and $0 in 1994, 1993 and 1992, respectively.

      In 1993, the Company purchased an automobile, financing $22,000 of the purchase price (see Note 7). In 1992, under a Settlement and General Release Agreement with a former shareholder, the Company's obligation to the former shareholder was reduced from $400,000 to $250,000 (see Note 6).

14.   Commitments

      Leases - The Company leased office space on a month-to-month basis during 1993. In 1994, the Company entered into a lease at a new location which began January 1, 1994. The lease required monthly payments of $15,000. In January 1995, the lease was amended to include additional office space, resulting in a new monthly payment amount of $19,000, and expires July 15, 1996, with a one year renewal option. Rent expense for 1994,1993 and 1992 was $168,000, $43,000 and $25,000, respectively.

      Future minimum lease payments under the new lease are as follows:

          Year Ending December 31,

               1995                                       $225,000
               1996                                        112,000
                                                          --------
                                                          $337,000
                                                          ========

           Employment Contracts - The Company has employment contracts with six officers which expire in 1995 and 1996, and require annual compensation aggregating $955,000.

15. Subsequent Event (Unaudited)

    On January 11, 1995, the Company and Michael Levey filed suit in the United States District Court for the Central District of California against Forbes, Inc. and others (collectively, "Forbes"), alleging that Forbes wrote, printed and published an article that was libelous and defamatory to the Company and Mr. Levey. The Company is seeking $420 million in general, special and punitive damages. On November 3, 1995, the Company filed an amended complaint adding RICO causes of action. Forbes and the other defendants filed motions to dismiss the complaint and the matter was heard on January 22, 1996. The Court dismissed the amended complaint without prejudice and granted the Company sixty (60) days leave to file another amended complaint.

    On May 1, 1995, a purported class action suit was filed in the United States District for the Central District of California against the Company and its principal executive officers alleging that the Company had made false and misleading statements in its public filings, press releases and other public statements with respect to its business and financial prospects. The suit was filed on behalf of all persons who purchased the Company's common stock during the period from January 4, 1995 to April 28, 1995. The suit seeks unspecified compensatory damages and other equitable relief. An amended complaint was filed on June 9, 1995, which added more plaintiffs and expanded the class period to November 1994 to April 28, 1995. The Company moved to dismiss the amended complaint and the amended complaint was dismissed in late July 1995. The plaintiffs were granted sixty (60) days leave to file another amended complaint to allow them an attempt to state valid claims against the Company.

    On or about September 25, 1995, the plaintiffs filed a second amended complaint, which added new defendants and attempted to set forth new facts to support plaintiffs' entitlement to legal relief. On October 31, 1995, the Company again moved to dismissed plaintiffs' entire action. Oral argument in connection with the Company's motion was held on December 11, 1995, at which time the Company's motion was denied. Discovery is continuing.

               POSITIVE RESPONSE TELEVISION, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                         September 30,            December 31,
                                                                             1995                     1994
                                                                         ------------             ------------
                                                                         (Unaudited)

CURRENT ASSETS
    Cash and cash equivalents                                             $2,040,000               $3,247,000
    Restricted cash                                                        1,500,000                1,500,000
    Royalties receivable                                                   1,820,000                1,408,000
    Accounts receivable, net of allowance for
        doubtful accounts                                                  3,936,000                1,938,000
    Income taxes receivable                                                  240,000                     -
    Inventories                                                            1,417,000                1,676,000
    Infomercial production costs, net of
        accumulated amortization                                           1,672,000                1,272,000
    Current portion of notes receivable                                       40,000                  314,000
    Prepaid air time                                                       2,061,000                2,834,000
    Prepaid income taxes                                                       5,000                  862,000
    Prepaid expenses and other current assets                              1,225,000                  914,000
    Deferred air time                                                      2,732,000                4,192,000
    Due from officers                                                        105,000                  193,000
                                                                        ------------             ------------

      Total current assets                                                18,793,000               20,350,000

NOTES RECEIVABLE, NET OF CURRENT PORTION                                       -                       10,000
FURNITURE, FIXTURES AND EQUIPMENT, net                                       651,000                  615,000
OTHER ASSETS                                                                 556,000                  295,000
                                                                        ------------             ------------

    TOTAL ASSETS                                                         $20,000,000              $21,270,000
                                                                         ===========              ===========

                                       LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
    Accounts payable                                                        $559,000               $1,464,000
    Accrued professional fees                                                270,000                  132,000
    Deferred revenues                                                        257,000                  284,000
    Allowance for returns                                                  1,235,000                  893,000
    Other accured expenses                                                 1,222,000                  754,000
    Note payable - bank                                                    2,500,000                     -
    Current portion of long-term debt                                         25,000                   23,000
    Profit participation payable                                             187,000                1,196,000
    Income taxes payable                                                     571,000                     -
    Deferred Income taxes                                                      -                    1,675,000
                                                                        ------------             -----------

      Total current liabilities                                            6,826,000                6,421,000

    LONG-TERM DEBT                                                            97,000                  116,000
                                                                        -------------            ------------

      Total liabilities                                                    6,923,000                6,537,000
                                                                        ------------             ------------

SHAREHOLDERS' EQUITY
    Preferred stock, no par value; 5,000,000
       shares authorized, none issued or outstanding
    Capital stock, no par value; 15,000,000 shares
       authorized, 3,549,986 issued and outstanding                       11,335,000               11,335,000
    Retained earnings                                                      1,742,000                3,398,000
                                                                         -----------            -------------

        Total shareholders' equity                                        13,077,000               14,733,000
                                                                          ----------             ------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                               $20,000,000              $21,270,000
                                                                         ===========              ===========


                 See notes to consolidated financial statements.

               POSITIVE RESPONSE TELEVISION, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                            Three Months Ended September 30,   Nine Months Ended September 30,
                                            --------------------------------   -------------------------------
                                                 1995               1994           1995               1994
                                            -------------       ------------   -------------     -------------
REVENUES
    Product sales                             $10,592,000       $16,034,000      $39,766,000      $18,149,000
    Air time sales                              1,142,000           436,000        5,718,000        4,243,000
    Royalty income                                851,000           205,000        3,096,000        1,073,000
    Production income                               -                 -                -               43,000
    Other                                           9,000             -              182,000           -
                                              -----------        ----------       ----------       ----------

    Total revenues                             12,594,000        16,675,000       48,762,000       23,508,000
                                              -----------        ----------       ----------       ----------

OPERATING COSTS AND EXPENSES
    Cost of goods sold                          2,218,000         3,615,000       10,512,000        3,955,000
    Other direct operating costs                8,187,000         9,211,000       36,305,000       14,036,000
    Profit participation                          441,000         1,235,000           56,000        1,447,000
    General and administrative                  1,656,000         1,091,000        4,723,000        2,294,000
                                              -----------        ----------       ----------       ----------

    Total operating costs and expenses         12,502,000        15,152,000       51,596,000       21,732,000
                                              -----------        ----------       ----------       ----------

INCOME (LOSS) BEFORE EQUITY
 IN EARNINGS OF VENTURES                           92,000         1,523,000       (2,834,000)       1,776,000

EQUITY IN EARNINGS OF VENTURES                      -                 -                -              105,000
                                              -----------        ----------       ----------       ----------

INCOME (LOSS) FROM OPERATIONS                      92,000         1,523,000       (2,834,000)       1,881,000
                                              -----------        ----------       ----------       ----------

OTHER INCOME (EXPENSE)
    Gain on exchange of venture interests           -                 -                -              164,000
    Interest income, net                            4,000            15,000           74,000           41,000
    Other                                           8,000             -                -               -
                                              -----------        ----------       ----------       ----------

    Total other income (expense)                   12,000            15,000           74,000          205,000
                                              -----------        ----------       ----------       ----------

INCOME (LOSS) BEFORE PROVISION
    FOR INCOME TAXES                              104,000         1,538,000       (2,760,000)       2,086,000

PROVISION (BENEFIT) FOR
    INCOME TAXES                                   41,000           623,000       (1,104,000)         834,000
                                              -----------        ----------       ----------       ----------

NET INCOME (LOSS)                                 $63,000          $915,000     ($1,656,000)       $1,252,000
                                              ===========        ==========     ============       ==========

EARNINGS (LOSS) PER COMMON SHARE
    Primary                                         $0.02             $0.28           $(0.47)           $0.48
    Fully diluted                                   $0.02             $0.28           $(0.47)           $0.48

WEIGHTED AVERAGE SHARES OUTSTANDING
    Primary                                     3,549,986         3,232,757        3,549,986        2,622,119
    Fully diluted                               3,682,280         3,232,757        3,549,986        2,622,119


                 See notes to consolidated financial statements.

               POSITIVE RESPONSE TELEVISION, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                                 Nine Months Ended September 30,
                                                                                 -------------------------------
                                                                                      1995              1994
                                                                                 -------------      ------------

CASH FLOWS FROM OPERATING ACTIVITIES
   Net (loss) income                                                              $ (1,656,000)      $1,252,000
   Adjustments to reconcile net (loss) income to net cash
   used in operating activites:
        Depreciation and amortization                                                  185,000           88,000
        Equity in earnings of ventures                                                                 (105,000)
        Gain on exchange of venture interests                                                          (164,000)
        Deferred income taxes                                                         (148,000)          (3,000)
        Changes in operating assets and liabilities
             Restricted cash                                                                         (1,500,000)
             Royalties receivable                                                     (412,000)        (239,000)
             Accounts receivable                                                    (1,998,000)      (3,018,000)
             Income taxes receivable                                                  (240,000)
             Inventories                                                               258,000         (931,000)
             Infomercial production costs                                             (400,000)        (481,000)
             Prepaid air time                                                          774,000       (3,526,000)
             Deferred air time                                                       1,460,000       (1,758,000)
             Prepaid income taxes                                                      857,000
             Prepaid expenses and other current assets                                (302,000)      (1,212,000)
             Notes receivable                                                          284,000           91,000
             Other noncurrent assets                                                  (304,000)          (8,000)
             Accounts payable                                                         (905,000)       1,273,000
             Accrued professional fees                                                 138,000         (268,000)
             Deferred revenues                                                         (27,000)       1,630,000
             Allowance for returns                                                     342,000          115,000
             Production advances                                                                        (45,000)
             Accrued interest                                                           14,000          (14,000)
             Profit Sharing Payable                                                                     (91,000)
             Other accrued expenses                                                    456,000          537,000
             Profit participation payable                                           (1,010,000)       1,537,000
             Income taxes payable                                                     (956,000)         834,000
                                                                                    -----------      ----------
                 Net cash used in operating activities                              (3,590,000)      (6,006,000)
                                                                                    -----------      ----------

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchases of furniture, fixtures and equipment                                     (178,000)        (365,000)
   Investment in ventures                                                                                 6,000
   Due from officers                                                                    89,000         (153,000)
   Other                                                                               (11,000)         (58,000)
                                                                                     ---------       ----------
        Net cash used in investing activities                                         (100,000)        (570,000)
                                                                                     ---------       ----------

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from issuance of common shares                                                           10,316,000
   Repayment of loans from shareholders                                                                (289,000)
   Proceeds from bank loan                                                            2,500,000
   Other                                                                                (17,000)         (4,000)
                                                                                    -----------    -------------
      Net cash provided by financing activities                                       2,483,000       10,023,000
                                                                                     ----------       ----------

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                                 (1,207,000)       3,447,000

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                        3,247,000        2,105,000
                                                                                     ----------      -----------

CASH AND CASH EQUIVALENTS, END OF PERIOD                                             $2,040,000       $5,552,000
                                                                                     ==========       ==========


                 See notes to consolidated financial statements.

               POSITIVE RESPONSE TELEVISION, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Unaudited)

1. The Company

       Positive Response Television, Inc. (the "Company"), is a California corporation based in Sherman Oaks, California. The Company produces infomercials (television shows featuring various consumer products designed to motivate television viewers to place telephone orders for such products) and generates product sales through the airing of such infomercials. The consolidated financial statements include the Company and its wholly owned subsidiaries, Positive Response Media, Inc. ("PRM") and Positive Response Telemarketing, Inc. ("PRTI"). In addition, the Company has consolidated the partnership "Passion, Profit & Power" as the Company owns a majority interest and maintains control over the partnership. Ventures in which the Company does not own a majority interest are accounted for on the equity method. All intercompany accounts and transactions are eliminated in consolidation.

       The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the requirements of Regulation S-B. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly, the financial position, results of operations and cash flows for all periods presented, have been made. The results of operations for the period ended September 30, 1995 are not necessarily indicative of the results expected for the entire year ending December 31, 1995. Certain prior year account balances have been reclassified to conform to current year classifications.

       PRM, which buys and sells air time, became an operating unit of the Company on January 1, 1994, the date of its acquisition, in connection with which the Company issued 3,546 shares of its common stock. PRTI, which is engaged in outbound telemarketing and also provides customer service, was incorporated on May 11, 1994 and commenced operations in July 1994.

2. Summary of Significant Accounting Policies

       Infomercial Production Costs - Production costs are capitalized when incurred. The Company amortizes such costs based upon the ratio of current revenues to total expected revenues. Additionally, unamortized deferred production costs are written off when management determines that such costs are not recoverable.

       Prepaid Air Time - Prepaid air time represents purchased television air time scheduled to air subsequent to the balance sheet date.

       Deferred Air Time - The Company defers a portion of purchased television air time that aired during the current period based on a pro rata share of shipped versus unshipped orders as of the balance sheet date.

       Allowance for Returns - The allowance for returns is accounted for using the accrual method and is estimated based on historical rates and actual returns occurring subsequent to the balance sheet date.

       Revenues - Revenues are composed of 1) product sales generated through the airing of infomercials, 2) bulk sales to distributors for retail distribution, 3) sale of television air time to third parties and ventures accounted for under the equity method, 4) royalties based on product sales generated by companies to whom the Company has granted certain marketing and distribution rights on its products, and 5) production income, representing reimbursements by third parties for approved infomercial production costs. Product sales and royalties are recognized when products are shipped. Air time sales are recognized when aired.

       Other Direct Operating Costs - Other direct operating costs consist primarily of air time costs, fulfillment costs, telemarketing service costs and other selling costs.

       Income Taxes - The Company operated as a cash-basis "S" corporation for both state and Federal income tax purposes through December 31, 1993. Effective January 1, 1994, the Company elected to become a cash-basis "C" corporation.

       Deferred income tax assets and liabilities are computed annually for differences between the financial statement and income tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. Such deferred income tax asset and liability computations are based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred income tax assets and liabilities.

       Earnings per Share - Earnings per share amounts are computed based on the actual weighted average number of common stock and dilutive common equivalent shares (stock options and warrants) using the treasury stock method.

3. Profit Participation and Investment in Ventures

       The Company operates certain infomercial campaigns through profit participation arrangements which generally involve a sharing of the net profits of the respective campaigns between the Company and its profit participants or venture partners. The portion of the net profits due to the profit participants or venture partners is reflected as components of operating costs and expenses and current liabilities.

4. Lines of Credit

       The Company has a $1,350,000 bank line of credit (the "Line") to finance operations and inventory purchases, pursuant to which the Company must maintain a $1,500,000 security deposit with the bank. In addition, $200,000 of the Line is applied as a reserve against the Company's merchant card activity for future returns and charge-backs. The Line matures on August 1, 1996 and bears interest at a rate per annum one-half percent (1/2%) below the prime rate in effect from time to time. As of September 30, 1995, the Company had no borrowings under this Line. Net of total open letters of credit of $673,000, the total available on the Line at September 30, 1995 was $477,000. The Company is currently renegotiating this Line.

       The Company also has a $2,500,000 line of credit (the "Second Line") with another institution to finance operations and inventory purchases. This line of credit contains certain financial covenants, which provide, among other things, for the maintenance of a minimum consolidated net worth and restrictions on certain expenditures. The Second Line is secured by certain of the Company's assets, including accounts receivable and inventory. The Second Line is renewable annually on May 1st and bears interest at a rate per annum one percent (1%) above the bank's reference rate. As of September 30, 1995, the Company had borrowed $2,500,000 under this Second Line.

       As of September 30, 1995, the Company was not in compliance with the minimum net worth requirement under the Second Line. In October 1995, the Company repaid $1,000,000 on the Second Line. Although the bank has not granted a waiver for this default, it has elected not to pursue any of its remedies under the Second Line at this time.

5. Common Stock

       On May 11, 1994, the Company completed an initial public offering, issuing one million shares of its common stock at $6 per share. On June 16, 1994, an additional 150,000 shares were issued upon exercise of the underwriters' over-allotment option, at $6 per share. The Company's net proceeds, after payment of all offering costs, were $5,446,000. As part of their consideration, the underwriters were granted warrants to purchase up to 100,000 shares of the Company's common stock. The warrants became exercisable on May 4, 1995 at $7.20 per share and expire on May 3, 1999.

       On September 19, 1994, the Company issued an additional 400,000 shares of its common stock at $12.50 per share in a private placement offering. The Company's net proceeds, after payment of fees and related expenses, were $4,692,000.

6. Litigation

       On May 1, 1995, a purported class action suit was filed in the United States District Court for the Central District of California (the "Court") against the Company and its principal executive officers alleging that the Company had made false and misleading statements in its public filings, press releases and other public statements with respect to its business and financial prospects. The suit was filed on behalf of all persons who purchased common stock of the Company during the period from January 4, 1995 to April 28, 1995. The suit seeks unspecified compensatory damages and other equitable relief. An amended complaint was filed on June 9, 1995, which complaint added more plaintiffs and expanded the class period to November 1994 to April 28, 1995. The Company moved to dismiss the amended complaint and the complaint was dismissed by the Court in late July 1995. The plaintiffs were granted sixty days leave to file another amended complaint to allow them an attempt to state valid claims against the Company.

       On or about September 25, 1995, the plaintiffs filed a Second Amended Complaint ("SAC"), which added new defendants and attempted to set forth new facts to support plaintiffs' entitlement to legal relief. On October 31, 1995, the Company again moved to dismiss plaintiffs' entire action. Oral argument in connection with the Company's motion was held on December 11, 1995, at which time the Company's motion was denied. Discovery is continuing.

       The Company is a defendant in a number of commercial litigation matters. The company does not believe that the disposition of any of these matters will have a materially adverse effect on the Company's financial condition.

7. Subsequent Event

    On October 18, 1995, the Company entered into an agreement in principle ("Agreement") with National Media Corporation ("NMC") pursuant to which the Company would be merged with a wholly owned subsidiary of NMC. Under the Agreement, each share of the Company's stock would be converted into a maximum of .5239 shares of NMC common stock, subject to certain adjustments. The consummation of the merger is subject to certain conditions, including, among others, completion of due diligence by NMC, and will occur no later than April 30, 1996.

            ANNEX A - AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

         Agreement and Plan of Merger and Reorganization, dated as of January 17, 1996 (this "Agreement"), by and among National Media Corporation, a Delaware corporation ("Parent"), PRT Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Positive Response Television, Inc., a California corporation (the "Company").

                                   Witnesseth:

         Whereas, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders for the Company to be acquired by Parent pursuant to the merger (the "Merger") of the Company with and into Merger Sub upon the terms and subject to the conditions set forth herein;

         Whereas, in furtherance thereof, the Boards of Directors of Parent, Merger Sub and the Company have each approved the Merger in accordance with the applicable provisions of the Delaware General Corporation Law ("Delaware Law") and the California Corporations Code ("California Law"), and upon the terms and subject to the conditions set forth herein;

         Whereas, pursuant to the Merger, each outstanding share (a "Share") of the Company's common stock, without par value (the "Company Common Stock"), shall be converted into the right to receive (subject to the provisions of Section 6.04 hereof) the Merger Consideration (as defined in Section 1.07(b) hereof), upon the terms and subject to the conditions set forth herein;

         Whereas, Parent, Merger Sub and the Company intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder, and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code; and

         Whereas, as an inducement to the Parent's willingness to enter into this Agreement, each of the directors and executive officers of the Company have entered into a letter agreement with Parent in substantially the form attached hereto as Exhibit A;

         Now, therefore, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                    ARTICLE I

                                   The Merger

         Section 1.01. The Merger.

         A. Effective Time. At the Effective Time (as defined in Section 1.02), and subject to and upon the terms and conditions of this Agreement, California Law and Delaware Law, respectively, the Company shall be merged with and into the Merger Sub, the separate corporate existence of the Company shall cease, and the Merger Sub shall continue as the surviving corporation. The Merger Sub as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

         B. Closing. Unless this Agreement shall have been terminated and the transactions contemplated herein shall have been abandoned pursuant to Section
7.01 hereof, subject to the satisfaction or waiver of the conditions set forth in Article VI hereof, the consummation of the Merger will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Article VI hereof, at the offices of Klehr, Harrison, Harvey, Branzburg & Ellers, 1401 Walnut Street, Philadelphia, Pennsylvania 19102, unless another date, time or place is agreed to in writing by the parties hereto.

         Section 1.02. Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI hereof, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the "Articles of Merger"), together with any required certificates, with the Secretary of State of the State of California and the Secretary of State of the State of Delaware, in such forms as are required by, and executed in accordance with, the relevant provisions of California Law and Delaware Law, respectively (the time of the latter of such filings being the "Effective Time").

         Section 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of California Law and Delaware Law, respectively. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         Section 1.04. Certificate of Incorporation; By-Laws.

         (a) Certificate of Incorporation. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended as of the Effective Time to read as follows: "FIRST" The name of the corporation is Positive Response Television, Inc."

         (b) By-Laws. At the Effective Time, the By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

         Section 1.05. Directors and Officers. The directors and officers of Merger Sub immediately following the Effective Time shall be as indicated on Exhibit B attached hereto, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation.

         Section 1.06. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

         (a) Conversion of Securities. Each Share issued and outstanding immediately prior to the Effective Time (excluding any Shares to be cancelled pursuant to Section 1.06(b) and any Dissenting Shares (as defined in Section 1.09)) shall be converted, subject to Section 1.06(f), into the right to receive (subject to the provisions of Section 6.04 hereof) .5239 (the "Exchange Ratio") validly issued, fully paid and nonassessable shares of common stock of Parent, $.01 par value per share (the "Parent Common Shares").

         (b) Cancellation. Each Share held in the treasury of the Company and each Share owned by Parent, Merger Sub or any direct or indirect wholly-owned subsidiary of the Company or Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be cancelled and retired without payment of any consideration therefor and cease to exist.

         (c) Stock Options and Stock Purchase Rights. All Stock Options (as defined in Section 5.05 hereof) then outstanding under the Company's 1994 Stock Option Plan (the "Company Option Plan") shall be assumed by Parent in accordance with Section 5.05 hereof. All Stock Purchase Rights (as defined in Section 5.06 hereof) then outstanding shall be converted into the right to purchase Parent Common Shares in accordance with Section 5.06 hereof.

         (d) Capital Stock of Merger Sub. Each share of common stock, $.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall become shares of the Surviving Corporation after the Merger and shall thereafter constitute all of the issued and outstanding shares of the capital stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

         (e) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock splits, reverse splits, stock dividends (including any dividends or distributions of securities convertible into Parent Common Shares or Company Common Stock), reorganizations, recapitalizations or other like changes with respect to Parent Common Shares or Company Common Stock occurring after the date hereof and prior to the Effective Time.

         (f) Fractional Shares. No fraction of a share of Parent Common Shares will be issued, but in lieu thereof each holder of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Shares (after aggregating all fractional shares of Parent Common Shares to be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the average closing price of the Parent Common Shares on the New York Stock Exchange ("NYSE") for the twenty (20) trading days prior to the consummation of the Merger.

         Section 1.07. Exchange of Certificates.

         (a) Exchange Agent. Subject to the provisions of Section 6.04 hereof, Parent shall supply, or shall cause to be supplied, to or for the account of an exchange agent designated by Parent (the "Exchange Agent"), in trust for the benefit of the holders of Company Common Stock (other than Dissenting Shares), for exchange in accordance with this Section 1.07, through the Exchange Agent, certificates evidencing the Parent Common Shares issuable pursuant to Section
1.06 in exchange for outstanding Shares.

         (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding Shares (other than Dissenting Shares) (the "Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon prior delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions to effect the surrender of the Certificates in exchange for the certificates evidencing shares of Parent Common Shares and, in lieu of any fractional shares thereof, cash. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor, subject to the provisions of Section 6.04 hereof, (A) certificates evidencing that number of whole Parent Common Shares which such holder has the right to receive in accordance with the Exchange Ratio in respect of the Shares formerly evidenced by such Certificate, (B) any dividends or other distributions to which such holder is entitled pursuant to Section 1.07(c) and

(C) cash in lieu of fractional Parent Common Shares to which such holder is entitled pursuant to Section 1.06(f) (the Parent Common Shares, dividends, distributions and cash described in this clause (C) being, collectively, the "Merger Consideration"), and the Certificate(s) so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company as of the Effective Time, Parent Common Shares and cash may be issued and paid in accordance with this
Article I to a transferee if the Certificate evidencing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 1.07(b) and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of the Company Common Stock will be deemed, from and after the Effective Time, for all corporate purposes other than the payment of dividends, to evidence the ownership of the number of full shares of Parent Common Shares into which such shares of the Company Common Stock have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.06(f) hereof.

         (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate until the holder of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Shares issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Shares.

         (d) Transfers of Ownership. If any certificate for shares of Parent Common Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any person designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Shares in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

         (e) No Liability. Neither Parent, Merger Sub nor the Company shall be liable to any holder of Company Common Stock for any Merger Consideration (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (f) Withholding Rights. Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, provincial or foreign law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

         Section 1.08. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of the Company Common Stock thereafter on the records of the Company.

         Section 1.09. Dissenting Shares.

         (a) Notwithstanding any provision of this Agreement to the contrary, any holder of Shares falling within the definition of "dissenting shares", as such term is defined under Section 1300(b) of California Law (any such Shares being hereinafter referred to as "Dissenting Shares"), and who, as of the Effective Time, has not effectively withdrawn or lost dissenters' rights with respect to such Dissenting Shares pursuant to an event described in Section 1308 of California Law, shall be entitled to such rights with respect to such Dissenting Shares as are granted by California Law.

         (b) Notwithstanding the provisions of subsection (a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's dissenters' rights, then, as of the later of the Effective Time or the occurrence of such event, such holder's Shares shall automatically be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificate or Certificates representing such Shares.

         (c) The Company shall give Parent (i) prompt notice of any written demands received by the Company to require the Company to purchase shares of capital stock of the Company pursuant to Chapter 13 of California Law, withdrawals of such demands, and any other instruments served pursuant to California Law and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands.

         (d) To the extent required by applicable California Law, the Company shall establish an escrow account and adopt procedures in connection therewith to carry out the foregoing.

         Section 1.10. No Further Ownership Rights in Company Common Stock. The Merger Consideration delivered upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article I.

         Section 1.11. Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Parent Common Shares as may be required pursuant to Section 1.06; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

         Section 1.12. Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

         Section 1.13. Taking of Necessary Action; Further Action. Each of Parent, Merger Sub and the Company in good faith will take all such commercially reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

         Section 1.14. Material Adverse Effect; Ordinary Course of Business. When used in connection with the Company or any of its subsidiaries, or Parent or any of its subsidiaries, as the case may be, the term "Material Adverse Effect", or any derivation thereof, means any change or effect that, individually or when taken together with all other such related changes or effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company and its subsidiaries or Parent and its subsidiaries, as the case may be, in each case taken as a whole.

         When used in connection with the Company or any of its subsidiaries, or Parent or any of its subsidiaries, as the case may be, the term "ordinary course of business", or any derivation thereof, means the normal conduct of business consistent with past practice, except that no action which is contrary to law, order, rule or regulation, or otherwise contrary to commercial reasonableness, shall be considered to be in the ordinary course of business.

                                   ARTICLE II

                  Representations and Warranties of the Company

         The Company hereby represents and warrants to Parent and Merger Sub that:

         Section 2.01. Organization and Qualification; Subsidiaries. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (collectively "Approvals") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Approvals would not have a Material Adverse Effect. Each of the Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not have a Material Adverse Effect. A true and complete list of all of the Company's subsidiaries, together with the jurisdiction of incorporation of each subsidiary and the percentage of each subsidiary's outstanding capital stock owned by the Company or another subsidiary, is set forth in Section 2.01 of that certain written disclosure schedule, dated of even date herewith, delivered by the Company to Parent (the "Company Disclosure Schedule"), except as is noted therein. Except as set forth in Section 2.01 of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in any corporation, partnership, joint venture or other business association or entity which is material to the Company's financial condition or results of operations.

         Section 2.02. Articles of Incorporation and By-Laws. The Company has heretofore delivered to Parent complete and correct copies of its Articles of Incorporation and By-Laws, as amended to date, and, except as is set forth in
Section 2.02 of the Company Disclosure Schedule, equivalent organizational documents of each of its subsidiaries. Such Articles of Incorporation, By-Laws and equivalent organizational documents of it and each of its subsidiaries are in full force and effect. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Articles of Incorporation or By-Laws or equivalent organizational documents.

         Section 2.03. Capitalization. The authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock and 5,000,000 shares of the Company's preferred stock, without par value (the "Company Preferred Stock"), none of which have been designated. As of the date hereof,
(i) 3,549,986 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) 398,490 shares of Company Common Stock are reserved for future issuance pursuant to the exercise of Stock Options previously granted under the Company Option Plan, (iii) 106,666 shares of Company Common Stock are reserved for future issuance pursuant to the exercise or conversion, as applicable, of Stock Purchase Rights, and (iv) no shares of Company Preferred Stock are issued and outstanding. No material change in such capitalization has occurred between September 30, 1995 and the date hereof. Except as set forth in this Section 2.03 or in Section 2.03 of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Company capital stock or the capital stock of any subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity other than guarantees of bank obligations of subsidiaries or joint ventures or similar arrangements entered into in the ordinary course of business or which would not, in the aggregate, have a Material Adverse Effect. All of the outstanding shares of capital stock of each of the Company's subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares are owned by the Company or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations on the Company's voting rights, charges or other encumbrances of any nature whatsoever.

         Section 2.04. Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (subject to the satisfaction of the conditions to consummation set forth herein) have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the approval and adoption of the Merger by the holders of at least a majority of the outstanding shares of the Company Common Stock entitled to vote in accordance with California Law and the Company's Articles of Incorporation and By-Laws). The Board of Directors of the Company has determined that it is advisable and in the best interest of the Company's shareholders for the Company to enter into a business combination with Parent upon the terms and subject to the conditions of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, as applicable, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to stockholder approval, as aforesaid), except as the enforceability thereof may be limited by (i) the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors generally, and (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought.

         Section 2.05. No Conflict; Required Filings and Consents.

         (a) Section 2.05(a) of the Company Disclosure Schedule includes a list of (i) all contracts, including distribution agreements, of the Company and its subsidiaries calling for aggregate payments, either to or from the Company and its subsidiaries, of $50,000 or more and (ii) all agreements which, as of the date hereof, have been (or which are, in connection with the Company's next filing pursuant to the Securities Exchange Act of 1934, required to be) filed by the Company with the Securities and Exchange Commission (the "SEC") pursuant to the requirements of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (collectively, the "Exchange Act") as "material contracts" ((i) and (ii) being, collectively, the "Material Contracts") of the Company and its subsidiaries. The Company has delivered to Parent true and correct copies of all Material Contracts.

         (b) Except as set forth in Section 2.05(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Articles of Incorporation or By-Laws or equivalent organizational documents of the Company or any of its subsidiaries, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default), or impair the Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Material Contract, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, other than when such occurrence would not have a Material Adverse Effect.

         (c) Except as set forth in Section 2.05(c) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, state securities laws ("Blue Sky Laws") and the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the filing and recordation of appropriate merger or other documents as required by California Law and Delaware Law, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent or delay the Company from performing its obligations under this Agreement, or would not otherwise have a Material Adverse Effect.

         Section 2.06. Compliance; Permits.

         (a) Neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, writ, judgment or decree applicable to the Company or any of its subsidiaries or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected or (ii) except as set forth in Section 2.06(a) of the Company Disclosure Schedule, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not have a Material Adverse Effect.

         (b) The Company and its subsidiaries hold all material permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business of the Company and its subsidiaries taken as a whole (collectively, the "Company Permits"). The Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply would not have a Material Adverse Effect.

         Section 2.07. SEC Filings; Financial Statements.

         (a) The Company has filed all forms, reports and documents required to be filed with the SEC and has delivered to Parent (i) its Annual Report on Form 10-KSB for the year ended December 31, 1994, (ii) its Quarterly Reports on Form 10-QSB for the periods ended March 31, 1995, June 30, 1995 and September 30, 1995, respectively, (iii) all proxy statements relating to the Company's meetings of shareholders (whether annual or special) held since May 11, 1994,
(iv) all other reports or registration statements filed by the Company with the SEC (other than Reports on Forms 3, 4 and 5 and Schedules 13D and/or 13G filed with the SEC and copied to the Company) since December 31, 1993, and (v) all amendments and supplements to all such reports and registration statements filed with the SEC (collectively, the "Company SEC Reports"). The Company SEC Reports
(i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company is not aware of any material discrepancies in the Company's SEC Reports which have not been corrected. None of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

         (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto) and each fairly present the consolidated financial position of the Company and its subsidiaries at and as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

         (c) The Company has heretofore delivered to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

         Section 2.08. Absence of Certain Changes or Events. Except as set forth in Section 2.08 of the Company Disclosure Schedule and the Company SEC Reports, since September 30, 1995, the Company has conducted its business in the ordinary course and there have not occurred: (i) any amendments or changes in the Articles of Incorporation or Bylaws of the Company; (ii) any material damage to, destruction or loss of any assets of the Company (whether or not covered by insurance); (iii) any material change by the Company in its accounting methods, principles or practices (except as required by GAAP); (iv) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory, or writing off notes or accounts receivable, other than in the ordinary course of business; (vi) any redemption or other acquisition of Company Common Stock by the Company or any of the subsidiaries or any declaration or payment of any dividend or other distribution in cash, stock or property with respect to Company Common Stock, except for purchases heretofore made pursuant to the terms of the Company's Employee Plans (as defined in Section 2.11 hereof); (vii) any transfer of, or rights granted under, any material leases, licenses, agreements, patents, trademarks, trade names or copyrights other than those transferred or granted in the ordinary course of business and consistent with past practice; or (viii) any mortgage, pledge, security interest or imposition of lien or other encumbrance on any asset of the Company or any of the subsidiaries, except those that are immaterial and incurred in the ordinary course of business.

         Section 2.09. No Undisclosed Liabilities or Commitments. Except as is disclosed in Section 2.09 of the Company Disclosure Schedule or incurred in connection with the Company's obligations under this Agreement, neither the Company nor any of its subsidiaries has any liabilities, obligations or commitments (absolute, accrued, contingent or otherwise) which are, in the aggregate, material to the business, operations or financial condition of the Company and its subsidiaries taken as a whole, except liabilities (a) adequately provided for in the Company's audited balance sheet (including any related notes thereto) for the fiscal year ended December 31, 1994 included in the Company SEC Reports (the "1994 Balance Sheet"), (b) incurred in the ordinary course of business and not required under GAAP to be reflected on the 1994 Balance Sheet, or (c) incurred since December 31, 1994 in the ordinary course of business which would not have a Material Adverse Effect and, to the extent applicable, disclosed in the unaudited balance sheets included in the Company SEC Reports for such period or not required under GAAP to be so reflected.

         Section 2.10. Royalties and Production Schedules. Section 2.10 of the Company Disclosure Schedule sets forth each product for which either the Company or any of its subsidiaries has produced or has agreed to produce an infomercial or other program and for which either the Company or any of its subsidiaries expects to receive royalties or other revenues. True and correct copies of each contract or other agreement (and each amendment thereto) pursuant to which such royalties or other revenues are to be derived has been provided to Parent and each of such contracts and agreements is in full force and effect. The Company and each of its subsidiaries have provided Parent the production schedule and budget for each infomercial or other program currently being produced by the Company or any of its subsidiaries or which any of them has agreed to produce. The budgets and production schedules previously delivered represent the Company's good faith estimate of the aggregate costs associated with each such infomercial as presently contemplated.

         Section 2.11. Absence of Litigation. Except as set forth in Section
2.11 of the Company Disclosure Schedule or the Company SEC Reports, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any properties or rights of the Company or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that could have a Material Adverse Effect.

         Section 2.12. Employee Benefit Plans; Employment Agreements.

         (a) Section 2.12(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), regardless of whether ERISA is applicable thereto, all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance or termination pay, medical or life insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plans, agreements or arrangements and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any employee of the Company, any trade or business (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company (an "ERISA Affiliate") within the meaning of Section 414 of the Code, or any subsidiary of the Company, to which the Company, an ERISA Affiliate, or any Subsidiary is a party, with respect to which the Company, an ERISA Affiliate, or any Subsidiary has or could have any obligation, as well as each plan with respect to which the Company or an ERISA Affiliate could incur liability if such plan has been or were terminated (together, the "Employee Plans"), and a true and correct copy of each such written Employee Plan has been delivered to Parent.

         (b) Except as set forth in Section 2.12(b) of the Company Disclosure Schedule, (i) none of the Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person and none of the Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA; (ii) there has been no transaction or failure to act with respect to any Employee Plan, which could result in any material liability of the Company or any of its subsidiaries; (iii) all Employee Plans are in compliance in all material respects with the requirements prescribed by any and all statutes, orders, or governmental rules and regulations currently in effect with respect thereto, and the Company and each of its subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Employee Plans except as to which such non-compliance, non-performance or default would not result in a Material Adverse Effect; (iv) each Employee Plan intended to qualify under Section 401(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (v) all contributions required to be made to any Employee Plan, pursuant to the terms of the Employee Plan or any collective bargaining agreement, have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Employee Plan for the current plan years; (vi) with respect to each Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty
(30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Sections 4062, 4063 and 4041 of ERISA has occurred; and (vii) neither the Company nor any ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA

(other than liability for premium payments to the Pension Benefit Guaranty Corporation arising in the ordinary course).

         (c) Each Employee Plan that is required or intended to be qualified under applicable law or registered or approved by a governmental agency or authority, has been so qualified, registered or approved by the appropriate governmental agency or authority, and nothing has occurred since the date of the last qualification, registration or approval to adversely affect, or cause the appropriate governmental agency or authority to revoke, such qualification, registration or approval.

         (d) All contributions (including premiums) required by law or contract to have been made or approved by the Company under or with respect to Employee Plans have been paid or accrued by the Company. Except as disclosed in Section 2.12(d) of the Company Disclosure Schedule, without limiting the foregoing, there are no material unfunded liabilities under any Employee Plan.

         (e) There are no pending or, to the knowledge of the Company, threatened investigations, litigation or other enforcement actions against the Company with respect to any of the Employee Plans.

         (f) There are no actions, suits or claims pending or, to the best knowledge of the Company, threatened by former or present employees of the Company (or their beneficiaries) with respect to Employee Plans or the assets or fiduciaries thereof (other than routine claims for benefits).

         (g) No condition or event has occurred with respect to the Employee Plans which has or could reasonably be expected to result in a material liability to the Company.

         (h) Section 2.12(h) of the Company Disclosure Schedule sets forth a true and complete list of each current or former employee, officer or director of the Company or any of its subsidiaries who holds any option to purchase Company Common Stock as of the date hereof, together with the number of shares of Company Common Stock subject to such option, the date of grant of such option, the extent to which such option is vested, the option price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an "ISO"), whether such option was issued pursuant to the Company Option Plan, and the expiration date of such option. Section 2.12(h) of the Company Disclosure Schedule also sets forth the total number of such ISOs and such nonqualified options.

         (i) The Company has delivered to Parent (i) true and correct copies of all employment agreements with officers of the Company; (ii) true and correct copies of all agreements with consultants or independent contractors obligating the Company to make annual cash payments in an amount exceeding $25,000; (iii) a schedule listing all officers of the Company who have executed a non-competition agreement with the Company, (iv) true and correct copies of all plans, programs, agreements and other arrangements of the Company with or relating to its employees which contain change in control provisions; and (v) the form of standard employment agreement, if any, of the Company for its non-executive employees.

         Section 2.13. Labor Matters. There are no controversies pending or, to the knowledge of the Company or any of its subsidiaries, threatened, between the Company or any of its subsidiaries and any of their respective employees, which controversies have or may have a Material Adverse Effect; neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its subsidiaries nor does the Company or any of its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and neither the Company nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its subsidiaries.

         Section 2.14. Registration Statement; Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Registration Statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Shares in the Merger (the "Registration Statement") or (ii) the proxy statement relating to the meeting of the Company's shareholders (the "Company Shareholders' Meeting") to be held in connection with the Merger (the "Proxy Statement" and, together with the Prospectus contained in the Registration Statement, the "Proxy Statement/Prospectus") will, (A) in the case of the Proxy Statement/Prospectus, at the date it or any amendments or supplements thereto are mailed to shareholders, at the time of the Company Shareholders' Meeting and at the Effective Time and (B) in the case of the Registration Statement, when it becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements included therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to the Company or any of its respective affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the Company shall promptly inform Parent and Merger Sub.

         Section 2.15. Restrictions on Business Activities. Except for this Agreement or as disclosed in Section 2.15 of the Company Disclosure Schedule, there is no existing material agreement, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its subsidiaries, the acquisition of property by the Company or any of its subsidiaries or the conduct of business by the Company or any of its subsidiaries as currently conducted or as proposed to be conducted by the Company.

         Section 2.16. Title to Property. The Company owns no real property.
Section 2.16(b) of the Company Disclosure Schedule sets forth a true and complete list of all real property leased by the Company or any of its subsidiaries requiring annual lease payments of more than $25,000, and the aggregate monthly rental or other fee payable under such lease. Except as set forth in Section 2.16 of the Company Disclosure Schedule, the Company and each of its subsidiaries have good, marketable and defensible title to all of their material properties and assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which would not have a Material Adverse Effect; and, to the Company's knowledge, all leases pursuant to which the Company or any of its subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the Company's knowledge, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Company or such subsidiary has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default would not have a Material Adverse Effect. All the facilities of the Company and its subsidiaries are in good operating condition and repair, except where the failure of such plants, structures and equipment to be in such good operating condition and repair would not, individually or in the aggregate, have a Material Adverse Effect.

         Section 2.17. Taxes.

         (a) For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, fees, levies, duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of (or similar to ) taxes, payable to any federal, state, provincial, local or foreign taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes and (ii) interest, penalties, additional taxes and additions to taxes imposed with respect thereto; and "Tax Returns" shall mean returns, reports and information statements with respect to Taxes required to be filed with the United States Internal Revenue Service (the "IRS") or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

         (b) Other than as disclosed on Section 2.17(b) of the Company Disclosure Schedule, the Company and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or any of its subsidiaries is or has been a member, have filed all United States federal income Tax Returns and all other material Tax Returns required to be filed by them or any of them, and have paid and discharged all Taxes shown therein to be due and there are no other Taxes that would be due if asserted by a taxing authority, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) or with respect to which the Company is maintaining reserves in accordance with GAAP in its financial statements to the extent currently required in all material respects adequate for their payment, except, in each instance, to the extent the failure to do so would not have a Material Adverse Effect. Except as disclosed in Section 2.17(b) of the Company Disclosure Schedule, neither the IRS nor any other taxing authority or agency is now asserting or, to the best of the Company's knowledge, threatening to assert against the Company or any of its subsidiaries any deficiency or claim for additional Taxes other than additional Taxes with respect to which the Company is maintaining reserves in accordance with GAAP in its financial statements which are in all material respects adequate for their payment, except, in each instance, to the extent the failure to do so would not have a Material Adverse Effect. Except as disclosed in Section 2.17(b) of the Company Disclosure Schedule, no Tax Return of either the Company or any of its subsidiaries is currently being audited by any taxing authority except as would not have a Material Adverse Effect. No material Tax claim has become a lien on any assets of the Company or any subsidiary thereof and neither the Company nor any of its subsidiaries has, except as would not have a Material Adverse Effect, granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. Neither the Company nor any of its subsidiaries is required to include in income (i) any material items in respect of any change in accounting principles or any deferred intercompany transactions, or (ii) any installment sale gain where, in each case, the inclusion in income would result in a Tax liability materially in excess of the reserves therefor.

         (c) The Company on behalf of itself and all its subsidiaries hereby represents that, other than as disclosed on Section 2.17(c) of the Company Disclosure Schedule, and other than with respect to items the inaccuracy of which would not have a Material Adverse Effect: (i) neither the Company nor any of its subsidiaries is a party to any agreement, contract or arrangement that may result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code, determined without regard to Section 280G(b)(4) of the Code; (ii) neither the Company nor any of its subsidiaries has been subject to any accumulated earning tax or personal holding company tax; neither the Company nor any of its subsidiaries owns stock in a passive foreign investment company within the meaning of Section 1296 of the Code; (iii) neither the Company nor any of its subsidiaries is obligated under any agreement with respect to industrial development bonds or other obligations with respect to which the excludeability from gross income of the holder for United States federal or state income tax purposes could be affected by the transactions contemplated hereunder; (iv) neither the Company nor any of its subsidiaries has entered into any deferred intercompany transaction within the meaning of Section 1.1502-13(a)(2) of the United States Treasury Regulations as to which material items of deferred gain or loss have not been restored, and (v) no material excess loss account within the meaning of
Section 1.1502-19 of the United States Treasury Regulations exists with respect to the stock of any of the Company's subsidiaries.

         (d) No power of attorney, which is currently in force, has been granted by the Company or any of its subsidiaries with respect to any matter relating to Taxes.

         (e) Except as set forth in Section 2.17(e) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any agreement or arrangement (written or oral) providing for the allocation or sharing of Taxes.

         (f) The Company and each of its subsidiaries have withheld from each payment made (or other form of compensation given) to any of their respective past or present employees, officers or directors the amount of all Taxes and other deductions required to be withheld therefrom and paid the same to the proper tax or other receiving officers within the time required by law.

         (g) Except as set forth in Section 2.17(g) of the Company Disclosure Schedule, the Company has remitted to the appropriate Tax authority when required by law to do so all amounts collected by it on account of all retail sales Tax.

         (h) Except as disclosed in Section 2.17(h) of the Company Disclosure Schedule, there has been no material debt to a third party of the Company or any of its subsidiaries which has been forgiven and which has given rise to (or is expected to give rise to) "cancellation of indebtedness income" under the provisions of the Code.

         (i) Section 2.17(i) of the Company Disclosure Schedule sets forth a true, correct and complete list of all unpaid Taxes (other than Taxes which, in the aggregate, are immaterial in amount) relating to all periods up to and including the date hereof, whether or not yet due and owing, of the Company and its subsidiaries existing as of the date hereof, which list is itemized by category and type of Tax.

         Section 2.18. Environmental Matters. (a) Except in all cases, in the aggregate, as have not had and could not reasonably be expected to have a Material Adverse Effect, the Company and each of its subsidiaries (i) have obtained all applicable permits, licenses and other authorizations which are required under federal, state, provincial or local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous or toxic materials or wastes into ambient air, surface, water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes by the Company or its subsidiaries (or their respective agents); (ii) are in compliance with all terms and conditions of such required permits, licenses and authorizations, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder;
(iii) as of the date hereof, are not aware of nor have received notice of any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from the Company's or any of its subsidiary's (or any of their respective agent's) manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste; (iv) have taken all actions necessary under applicable requirements of federal, state or local laws, rules or regulations to register any products or materials required to be registered by the Company or its subsidiaries (or any of their respective agents) thereunder; and (v) have complied with all applicable occupational safety and health requirements of federal, state or local laws, rules or regulations relating to the use or storage of any hazardous, toxic or carcinogenic substances.

         (b) Set forth on Section 2.18 of the Company Disclosure Schedule are all known or suspected environmental conditions or problems at each site of operation of the Company and its subsidiaries, including but not limited to the presence of asbestos (friable or encapsulated), transformers containing PCBs, radon and any aboveground or underground storage tanks.

         (c) None of the sites of operation of the Company and its subsidiaries is a Superfund site under the Comprehensive Environmental Response, Cleanup and Liability Act, 42 U.S.C. ss. 9601 et seq. or has been proposed for listing on the National Priorities List under that Act. Any deed restriction or public notice required by any federal, state or local law, rule or regulation because any site of operation of the Company or any of its subsidiaries is contaminated has been complied with, and each such deed restriction or public notice has been disclosed on Schedule 2.18 of the Company Disclosure Schedule.

         Section 2.19. Brokers. Other than as set forth below, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent complete and correct copies of all agreements between the Company and Cruttenden & Company pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

         Section 2.20. Full Disclosure. No statement contained herein or in any certificate or schedule furnished or to be furnished by the Company or its subsidiaries to Parent or Merger Sub in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material act or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, to make the statements herein or therein not misleading.

         Section 2.21. Intellectual Property.

         (a) Except as set forth in Section 2.21(a) of the Company Disclosure Schedule, the Company owns, or is licensed or otherwise possesses legally sufficient rights to use, all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are used or proposed to be used in the business of the Company as currently conducted or planned to be conducted in any material respect. Section 2.21(a) of the Company Disclosure Schedule lists all current and past (lapsed, expired, abandoned or cancelled) patents, registered and material unregistered trademarks and service marks, registered and material unregistered copyrights, trade names and any applications therefor owned by the Company (the "Company Intellectual Property Rights"), and specifies the jurisdictions in which each such Company Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. Section 2.21(a) of the Company Disclosure Schedule includes and specifically identifies all third-party patents, trademarks, service marks, tradenames or copyrights (the "Third Party Intellectual Property Rights"), to the knowledge of the Company, which are incorporated in, are, or form a part of any Company product now being marketed, presently contemplated to be marketed or marketed since May 11, 1994.
Section 2.21(a) of the Company Disclosure Schedule lists (i) any requests the Company has received to make any registration of the type referred to in the penultimate sentence prior hereto, including the identity of the requestor and the item requested to be so registered, and the jurisdiction for which such request has been made; (ii) all material licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which any person is authorized to use any Company Intellectual Property Right, or any trade secret material to the Company; (iii) all material licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any Third Party Intellectual Property Rights, or other trade secret of a third party in or as any product, and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof; and (iv) all agreements between the Company and any third party pursuant to which either party is subject to a non-disclosure agreement.

         (b) Except as set forth in Section 2.21(b) of the Company Disclosure Schedule, the Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any license, sublicense or agreement described in Section 2.21(a) of the Company Disclosure Schedule. No claims with respect to the Company Intellectual Property Rights, any trade secret material to the Company, or Third Party Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of such Third Party Intellectual Property Rights by or through the Company, are currently pending or, to the knowledge of the Company, are threatened by any person, nor does the Company know of any valid grounds for any bona fide claims (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company infringes on any copyright, patent, trademark, service mark or trade secret; (ii) against the use by the Company of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the Company's business as currently conducted or as proposed to be conducted by the Company
(iii) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights or other trade secret material to the Company; or
(iv) challenging the Company's license or legally enforceable right to use of the Third Party Intellectual Property Rights. To the Company's knowledge, after reasonable investigation, all patents, registered trademarks, trade names and copyrights held by the Company are valid and subsisting. Except as set forth in
Section 2.21(b) of the Company Disclosure Schedule, to the Company's knowledge, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company or any of its subsidiaries. Except as set forth in Section 2.21(b) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries (i) has been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim or infringement of trade secrets, any patents, trademarks, service marks, trade names or copyrights and which has not been finally terminated prior to the date hereof or been informed or notified by any third party that the Company may be engaged in such infringement or (ii) has knowledge of any infringement liability with respect to, or infringement by, the Company or any of its subsidiaries of any trade secret, patent, trademark, service mark, trade names or copyright of another.

         (c) Neither the Company nor any subsidiary of the Company is aware that any of its employees is obligated under any contract or contracts (including licenses, agreements, covenants and other commitments of any nature), or is subject to any order, writ, judgment, injunction, decree, determination or award of any court, administrative agency or other tribunal, that restricts the employee's activities on behalf of the Company or such subsidiary as presently conducted or interfere with the use of such employee's best efforts to promote the interests of the Company or such subsidiary.

         Section 2.22. Interested Party Transactions. Except as set forth in
Section 2.22 of the Company Disclosure Schedule or in the Company SEC Reports, since December 31, 1993, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

         Section 2.23. Insurance. Section 2.23 of the Company Disclosure Schedule lists all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its subsidiaries. There is no claim by the Company or any of its subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. Except as set forth in Section 2.23 of the Company Disclosure Schedule, all premiums payable under all such policies and bonds have been paid and the Company and its subsidiaries are otherwise in full compliance with the terms of such policies and bonds for other policies and bonds providing substantially similar insurance coverage). Except as set forth in Section 2.23 of the Company Disclosure Schedule, such policies of insurance and bonds are of the type and in amounts customarily carried by persons conducting business similar to those of the Company and its subsidiaries. The Company does not know of any threatened termination of, or material premium increase with respect to, any such policies.

         Section 2.24. Company Option Plan. Except as set forth in Section 2.24 of the Company Disclosure Schedule, the Board of Directors of the Company, or the authorized committee thereof, has taken all necessary action (or refrained from taking action, where appropriate) under the Company Option Plan so that no Stock Options (or any portion thereof) will be accelerated or entitled to receive cash or other property as a result of the consummation of the transactions contemplated hereby, but instead shall be assumed as provided in
Section 1.06(c) hereof.

         Section 2.25. Vote Required. The affirmative vote of the holders of at least a majority of the outstanding shares of the Company Stock is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger.

         Section 2.26. Opinion of Financial Advisor. The Company has been advised by its financial advisor, Cruttenden Roth, Incorporated, that in its opinion, as of the date hereof, the terms of the Merger are fair to the shareholders of the Company from a financial point of view, and has delivered a written copy of such opinion to Parent.

         Section 2.27. Antitakeover Provisions Inapplicable. There are no provisions of California Law or, to the best of the Company's knowledge, the laws of any other jurisdiction which are in the nature of anti-takeover measures which apply to this Agreement, the Merger, the letter agreements executed by certain of the directors and executive officers of the Company in the form attached hereto as Exhibit A or the transactions contemplated hereby or thereby.

                                   ARTICLE III

         Representation and Warranties of Parent and Merger Sub

         Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

         Section 3.01. Organization and Qualification. Parent and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Approvals would not have a Material Adverse Effect. Parent and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not have a Material Adverse Effect.

         Section 3.02. Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby (subject to the satisfaction of the conditions to consummation set forth herein) have been duly and validly authorized by all necessary corporate action on the party of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated. The Board of Directors of Parent has determined that it is advisable and in the best interest of Parent's stockholders for Parent to enter into and perform this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as the enforceability thereof may be limited by (i) the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors generally, and (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought.

         Section 3.03. No Conflict; Required Filings and Consents.

         (a) Except as set forth in Section 3.03 of that certain written disclosure schedule, dated of even date herewith, delivered by Parent and Merger Sub to the Company (the "Parent Disclosure Schedule"), the execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub shall not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of Parent or Merger Sub, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair Parent's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Material Contract or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except in any such case for any such breaches, defaults or other occurrences that would not have a Material Adverse Effect.

         (b) Except as set forth in Section 3.03 of the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, the Blue Sky Laws and the pre-merger notification requirements of the HSR Act, and the filing and recordation of appropriate merger or other documents as required by California Law and Delaware Law, (ii) that Parent is required to provide notice of the Merger to the Federal Trade Commission (the "FTC") pursuant to the terms of those certain consent orders between Parent and the FTC, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent or delay Parent or Merger Sub from performing their respective obligations under this Agreement, or would not otherwise have a Material Adverse Effect.

         Section 3.04. Certificate of Incorporation and By-Laws. Parent has heretofore furnished to the Company complete and correct copies of its and Merger Sub's Certificates of Incorporation and By-Laws, as amended to date. Such Certificates of Incorporation and ByLaws are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its Certificate of Incorporation or By-Laws.

         Section 3.05. Capitalization. As of December 31, 1995, the authorized capital stock of Parent consisted of (i) 50,000,000 shares of Parent Common Shares of which: 16,552,429 shares were issued and outstanding, 686,710 shares were held in treasury, 1,977,333 shares were reserved for issuance pursuant to outstanding options under Parent's stock option plans (including shares issuable pursuant to options granted contingent on shareholder approval), 6,713,537 shares were reserved for future issuance pursuant to the exercise or conversion, as applicable, of other outstanding options, warrants and other similar rights to acquire Parent Common Shares, and 1,706,250 shares were reserved for future issuance with respect to the conversion of Parent's outstanding Series B Convertible Preferred Stock; and (ii) 10,000,000 shares of preferred stock, $.01 par value per share ("Parent Preferred Stock"), 170,625 shares of Series B Convertible Preferred Stock of which were issued and outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $.01 par value per share, all of which, as of the date hereof, are issued and outstanding. All of the outstanding shares of Parent's and Merger Sub's respective capital stock have been duly authorized and are validly existing, fully paid and nonassessable. Parent owns all of the capital stock of Merger Sub.

         Section 3.06. Compliance; Permits.

         (a) Except as set forth in Section 3.06(a) of the Parent Disclosure Schedule, neither Parent nor any of its subsidiaries is in conflict with, in default with respect to or in violation of (i) any law, rule, regulation, order, judgment or decree application to Parent or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries is or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not have a Material Adverse Effect.

         (b) Parent and its subsidiaries hold all material permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business of the Company and its subsidiaries taken as a whole as it is now being conducted (collectively, the "Parent Permits"). Parent and its subsidiaries are in compliance with the terms of the Parent Permits, except where the failure to so comply would not have a Material Adverse Effect.

         Section 3.07. SEC Filings; Financial Statements.

         (a) Parent has filed all forms, reports and documents required to be filed with the SEC, and has heretofore delivered to the Company, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended March 31, 1995 and 1994, and its Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 1995 and September 30, 1995, (ii) all proxy statements relating to Parent's meetings of stockholders (whether annual or special) held since March 31, 1995, (iii) all other reports or registration statements (other than Reports on Forms 3, 4 and 5 and Schedules 13D and/or 13G filed with the SEC and copied to Parent) filed by Parent with the SEC since March 31, 1995 and (iv) all amendments and supplements to all such reports and registration statements filed with the SEC (collectively, the "Parent SEC Reports"). The Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and
(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

         (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports has been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of Parent and its subsidiaries at and as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

         (c) There are no amendments or modifications which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

         Section 3.08. Absence of Certain Changes or Events. Except as set forth in Section 3.08 of the Parent Disclosure Schedule, since September 30, 1995, Parent has conducted its business in the ordinary course and there has not occurred: (i) any Material Adverse Effect; (ii) any amendments or changes in the Certificate of Incorporation or By-Laws of Parent; (iii) any damages to, destruction or loss of any assets of the Parent (whether or not covered by insurance) that could have a Material Adverse Effect; (iv) any revaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business; or (v) except as disclosed in Section
3.08 of the Parent Disclosure Schedule, any other action or event that would have required the consent of the Company pursuant to Section 4.03 had such action or event occurred after the date of this Agreement.

         Section 3.09. Restrictions on Business Activities. Except for this Agreement and as set forth in Section 3.09 of the Parent Disclosure Schedule, there is no existing material agreement, judgment, injunction, order or decree binding upon Parent or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any of its subsidiaries, any acquisition of property by Parent or any of its subsidiaries or the conduct of business by Parent or any of its subsidiaries as currently conducted or as proposed to be conducted by Parent.

         Section 3.10. Title to Property. Except as set forth in Section 3.10 of the Parent Disclosure Schedule, Parent and each of its subsidiaries have good, marketable and defensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which would not have a Material Adverse Effect; and, to Parent's knowledge, all leases pursuant to which Parent or any of its subsidiaries lease from others material amounts of real or personal property are in good standing, are valid and effective in accordance with their respective terms, and there is not, to the knowledge of Parent, under any of such leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a material default and in respect of which Parent or such subsidiary has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event of default would not have a Material Adverse Effect.

         Section 3.11. Full Disclosure. No statement contained herein or in any certificate or schedule furnished or to be furnished by Parent or Merger Sub to the Company in, or pursuant to the provisions of, this Agreement contains or will contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary, in the light of the circumstances under which it was made, to make the statements herein or therein not misleading.

         Section 3.12.  No Undisclosed Liabilities.

         (a) Except as is disclosed in Section 3.12 of the Parent Disclosure Schedule or the Parent SEC Reports or incurred in connection with this Agreement, neither Parent nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) which are, in the aggregate, material to the business, operations or financial condition of Parent and its subsidiaries taken as a whole, except liabilities (i) adequately provided for in Parent's audited balance sheet (including any related notes thereto) for the fiscal year ended March 31, 1995 included in the Parent SEC Reports (the "March 31 Balance Sheet"), (ii) incurred in the ordinary course of business and not required under GAAP to be reflected on the March 31 Balance Sheet, or (iii) incurred since March 31, 1995 in the ordinary course of business which would not have a Material Adverse Effect and, to the extent applicable, disclosed in the unaudited balance sheets included in the Parent SEC Reports for such period or not required under GAAP to be so reflected.

         (b) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

         Section 3.13. Absence of Litigation. Except as set forth in Section
3.13 of the Parent Disclosure Schedule or as reflected in the Parent SEC Reports, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, or any properties or rights of Parent or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that could have a Material Adverse Effect.

         Section 3.14. Insurance. Parent and its subsidiaries maintain fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance that Parent believes to be reasonably prudent for its business.

         Section 3.15. Registration Statement; Proxy Statement/Prospectus. Subject to the accuracy of the representations of the Company in Section 2.14, the Registration Statement pursuant to which the Parent Common Shares to be issued in the merger will be registered with the SEC shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements included therein, in light of the circumstances under which they were made, not misleading. Subject to the accuracy of the representations of the Company in Section 2.13, the information supplied by Parent for inclusion in the Proxy Statement/Prospectus will not, on the date the Proxy Statement/Prospectus is first mailed to shareholders, at the time of the Company Shareholders' Meeting and at the Effective Time, contain any statement which at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or will omit to state any material fact required to be stated therein or necessary in order to make the statements included therein not false or misleading. If at any time prior to the Effective Time any event relating to Parent, Merger Sub or any of their respective affiliates, officers or directors should be discovered by Parent or Merger Sub which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Parent or Merger Sub will promptly inform the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in, or furnished in connection with the preparation of, any of the foregoing.

         Section 3.16. Taxes. Other than as disclosed on Section 3.16 of the Parent Disclosure Schedule, Parent and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which

Parent or any of its subsidiaries is or has been a member, have filed all United States federal income Tax Returns and all other material Tax Returns required to be filed by them or any of them, and have paid and discharged all Taxes shown therein to be due and there are not other Taxes that would be due if asserted by a taxing authority, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) or with respect to which Parent is maintaining reserves in accordance with GAAP in its financial statements to the extent currently required which are in all material respects adequate for their payment, except, in each instance, to the extent the failure to do so would not have a Material Adverse Effect. Neither the IRS nor any other taxing authority or agency is now asserting or, to the best of Parent's knowledge, threatening to assert against Parent or any of its subsidiaries any deficiency or claim for additional Taxes other than additional Taxes with respect to which Parent is maintaining reserves in accordance with GAAP in its financial statements which are in all material respects adequate for their payment, except, in each instance, to the extent that the failure to do so would not have a Material Adverse Effect. Except as set forth in Section 3.16 of the Parent Disclosure Schedule, no Tax Return of either Parent or any of its subsidiaries is currently being audited by any taxing authority except as would not have a Material Adverse Effect. Except as set forth in Section 3.16 of the Parent Disclosure Schedule, no material tax claim has become a lien on any assets of Parent or any subsidiary thereof and neither Parent nor any of its subsidiaries has, except as would not have a Material Adverse Effect, granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.

         Section 3.17. Brokers. No broker, finder or investment banker (other than InterAtlantic Securities Corp. and Howard, Lawson & Co.) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

         Section 3.18. Opinion of Financial Advisor. Parent has been advised in writing by Howard, Lawson & Co. that in its opinion, as of the date hereof, the Exchange Ratio is fair from a financial point of view to Parent, and has delivered a written copy of such opinion to the Company.

         Section 3.19. No Stockholder Vote. No vote of the stockholders of Parent is necessary to approve the Merger or the issuance of Parent Common Shares pursuant to the terms thereof.

         Section 3.20. Employee Benefit Plans.

         (a) Section 3.20 of the Parent Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of ERISA), regardless of whether ERISA is applicable thereto, all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, medical or life insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plans and other similar fringe benefit plans or programs, written or otherwise, for the benefit of, or relating to, any current employee of Parent or any trade or business (whether or not incorporated) which is a member of a control group which includes Parent or which is under common control with Parent (an "ERISA Affiliate of Parent") within the meaning of Section 414 of the Code, to which Parent or an ERISA Affiliate of Parent is a party, with respect to which Parent or an ERISA Affiliate of Parent has or could have any obligation, as well as each plan with respect to which Parent or an ERISA Affiliate of Parent could incur liability if such plan has been or were terminated (together, the "Parent Employee Plans"), and a true and correct copy of each such written Parent Employee Plan has been delivered to the Company.

         (b) Except as set forth in Section 3.20 of the Parent Disclosure Schedule, (i) none of the Parent Employee Plans promises or provides retire medical or other retiree welfare benefits to any person and none of the Parent Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA; (ii) there has been no transaction or failure to act with respect to any Parent Employee Plan which could result in any material liability of Parent; (iii) all Parent Employee Plans are in compliance in all material respects with the requirements prescribed by any and all statutes, orders, or governmental rules and regulations currently in effect with respect thereto, and Parent has performed all material obligations required to be performed by it under, is not in any material respect in default under or violation of, and has no knowledge of any default or violation by any other party to, any of the Parent Employee Plans except as to which such non-compliance, non-performance or default would not result and is not reasonably likely to result in a Material Adverse Effect; (iv) each Parent Employee Plan intended to qualify under Section 401(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (v) all contributions required to be made to any Parent Employee Plan, pursuant to the terms of the Parent Employee Plan or any collective bargaining agreement, have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Parent Employee Plan for the current plan years; (vi) with respect to each Parent Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Sections 4062, 4063 and 4041 of ERISA has occurred; and (vii) neither Parent nor any ERISA Affiliate of Parent has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA.

         (c) Each Parent Employee Plan that is required or intended to be qualified under applicable law, or registered or approved by a governmental agency or authority, has been so qualified, registered or approved by the appropriate governmental agency or authority, and nothing has occurred since the date of the last qualification, registration or approval to adversely affect, or cause the appropriate governmental agency or authority to revoke, such qualification, registration or approval.

         (d) All contributions (including premiums) required by law or contract to have been made or approved by Parent under or with respect to Parent Employee Plans have been paid or accrued by Parent. Except as disclosed in Section

3.20(d) of the Parent Disclosure Schedule, without limiting the foregoing, there are no material unfunded liabilities under any Parent Employee Plan.

         (e) There are no pending or, to the knowledge of Parent, threatened investigations, litigation or other enforcement actions against Parent with respect to any of the Parent Employee Plans.

         (f) There are no actions, suits or claims pending or, to the best knowledge of Parent, threatened by former or present employees of Parent (or their beneficiaries) with respect to Parent Employee Plans or the assets or fiduciaries thereof (other than routine claims for benefits).

         (g) No condition or event has occurred with respect to the Parent Employee Plans which has or could reasonably be expected to result in a material liability to Parent.

         Section 3.21. Intellectual Property.

         (a) Except as set forth in Section 3.21(a) of the Parent Disclosure Schedule, Parent and its subsidiaries own, or are licensed or otherwise possess legally sufficient rights to use, all material patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are used or proposed to be used in the business of Parent or any of its subsidiaries as currently conducted or planned to be conducted in any material respect.

         (b) Except as set forth in Section 3.21(b) of the Parent Disclosure Schedule, to Parent's knowledge, there is no material unauthorized use, infringement or misappropriation of any of Parent's or its subsidiaries' material patents, registered and unregistered trademarks and service marks, registered and unregistered copyrights, trade names and any applications therefor, by any third party, including any employee or former employee of Parent or any of its subsidiaries. Except as set forth in Section 3.21(b) of the Parent Disclosure Schedule, neither Parent nor any of its subsidiaries (i) has been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim or infringement of trade secrets, any patents, trademarks, service marks, trade names or copyrights and which has not been finally terminated prior to the date hereof or been informed or notified by any third party that Parent may be engaged in such infringement or (ii) has knowledge of any infringement liability with respect to, or infringement by, Parent or any of its subsidiaries of any trade secret, patent, trademark, service mark, trade names or copyright of another.

                                   ARTICLE IV

                     Conduct of Business Pending the Merger

         Section 4.01. Conduct of Business by the Company Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company covenants and agrees that, unless Parent shall otherwise agree in writing, the Company shall conduct its business and shall cause the businesses of its subsidiaries to be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business; and the Company shall use reasonable commercial efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries (to the extent deemed material to the Company's business), to take all reasonable action in the ordinary course of business necessary to prevent the loss, cancellation, abandonment forfeiture or expiration of any material Company Intellectual Property, and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations except where the loss of any such relationship would not have a Material Adverse Effect. By way of amplification and not limitation, except as contemplated by this Agreement, neither the Company nor any of its subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose or agree to do, any of the following without the prior written consent of Parent:

         (a) amend or otherwise change the Company's Articles of Incorporation or By-Laws;

         (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) of the Company, any of its subsidiaries or affiliates (except for the issuance of shares pursuant to the exercise of Stock Options (as defined in Section 5.05 hereof) or pursuant to the exercise or conversion, as applicable, of Stock Purchase Rights (as defined in Section 5.06 hereof), which Stock Options or Stock Purchase Rights, as the case may be, are outstanding and vested on the date hereof or which vest hereafter in accordance with their terms, and except for the issuance of not more than an aggregate of 14,184 shares to Doug Gravink pursuant to the Company's commitments to him as set forth in that certain Purchase Agreement, dated February 28, 1994, by and between the Company, Doug Gravink and the other parties thereto);

         (c) sell, lease, assign, transfer, pledge, dispose of or encumber any material assets of the Company or any of its subsidiaries (except for (i) sales of assets in the ordinary course of business and (ii) dispositions of obsolete or worthless assets to any unrelated party);

         (d) other than as specifically provided for in Sections 5.05 and 5.06 hereof, amend or change the period (or permit any acceleration, amendment or change) of exercisability or conversion, as applicable, of Stock Options or Stock Purchase Rights or authorize cash payments in exchange for any Stock Options or Stock Purchase Rights;

         (e) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly-owned subsidiary of the Company may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, or propose to do any of the foregoing;

         (f) sell, transfer, license, sublicense or otherwise dispose of any material Company Intellectual Property Rights, or amend or modify any existing agreements with respect to any Company Intellectual Property Rights or Third Party Intellectual Property Rights, other than licenses in the ordinary course of business;

         (g) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money or issue debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business; (iii) create, incur, assume or suffer to exist, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind or nature upon the property or assets, income or profits, whether now owned or hereafter acquired, of the Company or its subsidiaries, except in the ordinary course of business; (iv) enter into or amend any contract or agreement other than in the ordinary course of business; (v) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $25,000 for the Company and its subsidiaries, taken as a whole; or
(vi) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.01(g);

         (h) increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees of the Company or its subsidiaries in the ordinary course of business, or grant any severance or termination pay to (except as may be required by law or agreement existing as of the date hereof), or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of its subsidiaries, or establish, adopt, enter into or amend any Employee Plan;

         (i) take any action, other than as required by GAAP, to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

         (j) make any material Tax election inconsistent with past practices or settle or compromise any material, federal, state, local or foreign tax liability or agree to an extension of a statute of limitations for any assessment of any Tax, except to the extent the amount of any such settlement has been reserved for on the Company's most recent SEC Report;

         (k) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) against or of the Company, other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the financial statements of the Company or incurred in the ordinary course of business;

         (l) pay, discharge or satisfy any principal of any debt, with a maturity of more than one year, for borrowed money or for the deferred purchase price of property or services, except at the stated maturity of such debt or as required by mandatory prepayment provisions relating thereto (subject to any subordination provisions thereto), or amend any provision pertaining to the subordination or the terms of payment of any such debt;

         (m) except as may be required by law, take any action to terminate or amend any of its Employee Plans other than in connection with the Merger;

         (n) liquidate or dissolve itself (or suffer any liquidation or dissolution);

         (o) enter into any long-term media purchase agreement; or

         (p) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.01(a) through (o) above, or any action which would prevent the Company from performing or cause the Company not to perform its covenants hereunder or result in any of the conditions to the Merger set forth herein not being satisfied except as contemplated by this Agreement.

                                      * * *

         Notwithstanding the prohibitions of this Section 4.01, Parent and Merger Sub acknowledge that the Company is in the process of renegotiating the terms of its third party debt financing with the intention of reaching an agreement with Wells Fargo Bank to handle all of such debt financing (the "Debt Financing"). The parties agree that the negotiation, execution and consummation of, and/or the Company's compliance with, the terms of the Debt Financing (including the repayment of all indebtedness to the Bank of America with proceeds received from Wells Fargo) shall not be deemed to be a breach of this
Section 4.01 if undertaken by the Company in good faith and in the ordinary course of its business.

         Section 4.02. No Solicitation.

         (a) Except to the extent that the Company's Board of Directors is advised in writing by such Board's counsel that failure to do so would constitute a breach of the Board's fiduciary duties to the shareholders of the Company, actionable in a court of competent jurisdiction, the Company agrees that neither it nor any of its subsidiaries nor any of the respective officers and directors of the Company and its subsidiaries shall, and the Company shall direct and use its best efforts to cause its employees, agents, directors and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposals or offers (including, without limitation, any proposals or offers to shareholders of the Company) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or any of its subsidiaries or a change in composition of a majority of directors on the Company's Board of Directors (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Board of Directors of the Company from referring any third party to this Section 4.02(a). Nothing contained in this Section 4.02(a) or any other provision of this Agreement shall prevent the Board of Directors of the Company from considering, negotiating, approving and recommending to the shareholders of the Company a bona fide, unsolicited or solicited (if solicited in accordance with Board's fiduciary duties as advised in writing by its counsel as described above), written Acquisition Proposal which the Board of Directors of the Company determines in good faith (after consultation with its financial advisors, and after receiving a written opinion of outside counsel, or the advice of outside counsel that is reflected in the minutes of the Board of Directors of the Company, to the effect that the Board of Directors is required to do so in order to discharge properly its fiduciary duties) would result in a transaction more favorable to the Company's shareholders than the transaction contemplated by this Agreement (any such Acquisition Proposal being referred to herein as a "Superior Proposal").

         (b) The Company shall immediately notify Parent after receipt of any Acquisition Proposal or any request for nonpublic information relating to the Company or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board of Directors of the Company or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing. Such notice shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact, unless in the case of an unsolicited offer, the terms of an unsolicited offer specifically prohibits such disclosure and the Company's Board of Directors is advised in writing by its counsel that such disclosure would constitute a violation of the Board's fiduciary duties to the Company's shareholders, actionable in a court of competent jurisdiction.

         (c) If the Board of Directors of the Company receives a request for material nonpublic information and if the Board is advised in writing by its counsel that failure to comply with the request would constitute a violation of its fiduciary obligations to the Company's shareholders, actionable in a court of competent jurisdiction, then, and only in such case, the Company may, subject to the execution of a confidentiality and standstill agreement substantially similar to that then in effect between the Company and Parent, provide such party with access to information regarding the Company.

         (d) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than Parent and Merger Sub) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from any confidentiality or standstill agreement to which the Company is a party except pursuant to the terms of such agreement.

         (e) The Company shall ensure that the officers, directors and employees of the Company and its subsidiaries and any investment banker or other advisor or representative retained by the Company are aware of, and shall direct and use its best efforts to cause such persons to comply with, the restrictions described in this Section.

         Section 4.03. Conduct of Business by Parent Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent covenants and agrees that, unless the Company shall otherwise agree in writing, Parent shall conduct its business, and cause the businesses of its subsidiaries to be conducted, in the ordinary course of business, other than actions taken by Parent or its subsidiaries in contemplation of the Merger, and shall not directly or indirectly do, or propose to do, any of the following without the prior written consent of the Company:

         (a) amend or otherwise change Parent's Certificate of Incorporation, or amend the terms of the Parent Common Shares;

         (b) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person, which, in each case, would materially delay or prevent the consummation of the transactions contemplated by this Agreement;

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         (c) declare, set aside, make or pay any dividend or other distribution
(whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly-owned subsidiary of Parent may declare and pay a dividend to its parent; or

         (d) take or agree in writing or otherwise to take any action which would make any of the representations or warranties of Parent contained in this Agreement untrue or incorrect or prevent Parent from performing or cause Parent not to perform its covenants hereunder or result in any of the conditions to the Merger set forth herein not being satisfied except as contemplated by this Agreement.

                                    ARTICLE V

                              Additional Covenants

         Section 5.01. Proxy Statement/Prospectus; Registration Statement. As promptly as practicable after the execution of this Agreement, the Company and Parent shall prepare and file with the SEC preliminary proxy materials which shall constitute the Proxy Statement of the Company and the Prospectus contained in the Registration Statement of Parent with respect to the Parent Common Shares to be issued in connection with the Merger. As promptly as practicable after comments are received from the SEC thereon and after the furnishing by the Company and Parent of all information required to be contained therein, the Company and Parent shall file with the SEC a combined Proxy and Registration Statement on Form S-4 (or on such other form as shall be appropriate) relating to the approval of the Merger and the transactions contemplated hereby by the shareholders of the Company and shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. The Proxy Statement shall include the recommendation of the Board of Directors of the Company in favor of the Merger, subject to the second sentence of Section 4.02.

         Section 5.02. Shareholders' Meeting. The Company shall in accordance with California Law and the Company's Articles of Incorporation and Bylaws call and hold the Company Shareholders' Meeting as promptly as practicable for the purpose of voting upon the approval of the Merger. Subject to the provisions of
Section 4.02, the Company shall use its reasonable best efforts to hold the Company Shareholders' Meeting as soon as practicable after the date on which the Registration Statement becomes effective. The Company shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the approval of the Merger, and shall take all other action necessary or advisable to secure the vote or consent of shareholders required by California Law to obtain such approvals.

         Section 5.03. Access to Information; Confidentiality. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject, the Company and Parent shall each (and shall cause

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



each of their subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company and Parent each shall (and shall cause each of their subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business, properties and personnel as either party may reasonably request. Each party shall keep such information confidential in accordance with the terms of that certain confidentiality agreement (the "Confidentiality Agreement") between Parent and the Company dated July 24, 1995.

         Section 5.04. Consents; Approvals. The Company and Parent shall each use their best efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and foreign governmental and regulatory rulings and approvals), and the Company and Parent shall make all filings (including, without limitation, all filings with United States and foreign governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company and Parent and the consummation by them of the transactions contemplated hereby. The Company and Parent shall furnish all information required to be included in the Proxy Statement and the Registration Statement, or for any application or other filing to be made pursuant to the rules and regulations of any United States or foreign governmental body in connection with the transactions contemplated by this Agreement.

         Section 5.05. Stock Options.

         (a) At the Effective Time, the Company's obligations with respect to each outstanding option to purchase shares of Company Common Stock (each, a "Stock Option") under the Company Option Plan will be assumed by Parent, subject to any applicable vesting schedule (except as otherwise specifically agreed in writing by the Company). Except as otherwise specifically agreed in writing by the Company, each Company Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Company Option Plan and the agreement pursuant to which such Stock Option was issued as in effect immediately prior to the Effective Time, except that (i) such Stock Option will be exercisable for that number of Parent Common Shares equal to the product of (x) the number of shares of Company Common Stock that were purchasable under such Stock Option immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, rounded up to the nearest whole number of shares of Parent Common Shares, and (ii) the per share exercise price for the shares of Parent Common Shares issuable upon exercise of such assumed Stock Option will be equal to the quotient determined by dividing (x) the exercise price per share of Company Common Stock at which such Stock Option was exercisable immediately prior to the Effective Time, by (y) the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent.

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



         (b) After the Effective Time, Parent will issue to each holder of any outstanding Stock Option a document evidencing the foregoing assumption by Parent.

         (c) After the Effective Time, Parent will prepare and file with the SEC, at the earliest time which Parent, in its reasonable discretion, deems prudent, a registration statement on Form S-8 with respect to the offer and sale by Parent of Parent Common Shares issuable upon the exercise of Stock Options under the Company Option Plan and with respect to the resale by Michael Levey of Parent Common Shares issuable upon the exercise of stock options to be granted to Mr. Levey pursuant to the employment agreement referred to in Section 6.02(h) hereof.

         Section 5.06. Stock Purchase Rights.

         (a) At the Effective Time, the Company's obligations with respect to each outstanding option (excluding Stock Options, as defined in Section 5.05 above), warrant, convertible security or other similar right of any kind or nature to acquire Company Common Stock (each, a "Stock Purchase Right") will be assumed by Parent, subject to any applicable vesting schedule. Each Stock Purchase Right so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the agreement or instrument pursuant to which each such Stock Purchase Right was issued or granted as in effect immediately prior to the Effective Time, except that (i) each such Stock Purchase Right will be exercisable or convertible, as the case may be, for that number of Parent Common Shares equal to the product of (x) the number of shares of Company Common Stock that were purchasable under such Stock Purchase Right immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, rounded up to the nearest whole number of shares of Parent Common Shares, and (ii) the per share exercise or conversion price, as the case may be, for the shares of Parent Common Shares issuable upon exercise or conversion, as applicable, of such Stock Purchase Right will be equal to the quotient determined by dividing (x) the exercise or conversion price, as applicable, per share of Company Common Stock at which such Stock Purchase Right was exercisable or convertible, as the case may be, immediately prior to the Effective Time, by (y) the Exchange Ratio, and rounding the resulting exercise or conversion price, as applicable, up to the nearest whole cent.

         (b) The Company shall take all such actions (including, but not limited to, obtaining any and all consents, approvals or waivers from the holders of the Stock Purchase Rights) as are necessary under the terms and conditions of the agreements and instruments governing each such Stock Purchase Right to ensure that all such Stock Purchase Rights may be assumed by Parent as provided in
Section 5.06(a) above. Parent shall have the prior right to review and approve or disapprove any such agreements.

         Section 5.07. Agreements of Affiliates. The Company shall deliver to Parent, prior to the date the Registration Statement is filed with the SEC, a

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



letter (the "Affiliate Letter") identifying all persons, who are, or may be deemed to be, as of such date, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall cause each person who is identified as an "affiliate" in the Affiliate Letter to deliver to Parent, prior to the date on which the Proxy Statement/Prospectus is mailed to the shareholders of the Company for use at the Company Shareholders' Meeting, an executed agreement (the "Affiliate Agreement") in substantially the form of Exhibit C attached hereto.

         Section 5.08. Indemnification and Insurance.

         (a) The Certificate of Incorporation of the Surviving Corporation shall contain provisions with respect to indemnification substantially similar to those set forth in the By-Laws of the Company (to the extent allowable under applicable Delaware law), which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who at or prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification is prospective in nature and is required by law.

         (b) The Company shall, to the fullest extent permitted under applicable law or under the Company's Articles of Incorporation or By-Laws and regardless of whether the Merger becomes effective, indemnify and hold harmless, and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law or under the Surviving Corporation's Certificate of Incorporation or By-Laws (including provisions pertaining to advances of legal fees), indemnify and hold harmless, each present and former director, officer, employee, fiduciary and agent of the Company or any of its subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement of, or in connection with, any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement). In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation, (ii) after the Effective Time, the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, and
(iii) the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

         Section 5.09. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate, and (ii) any failure of the Company, Parent or Merger Sub, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided, further, that failure to give such notice shall not be treated as a breach of covenant for the purposes of Sections 6.02(a) and 6.03(a) unless the failure to give such notice results in material prejudice to the other party.

         Section 5.10. Further Action; Tax Treatment; Accounting Treatment. Upon the terms and subject to the conditions hereof, each of the parties hereto in good faith shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary filings, and to otherwise satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. Without limiting the foregoing, the Company shall take all actions and do all other things necessary to obtain a tax clearance letter from the State of California prior to the Closing. Each of Parent, Merger Sub and the Company shall use its best efforts to (i) cause the Merger to qualify, and will not (both before and after consummation of the Merger) take any actions which could prevent the Merger from qualifying, as a reorganization under the provisions of Section 368 of the Code and the regulations promulgated thereunder; and (ii) cause the Merger to be accounted for, and will not (both before and after consummation of the Merger) take any action which would mitigate against or prevent the Merger from being accounted for, as a pooling of interests. Each of Parent, Merger Sub and the Company shall report the Merger as a reorganization under the provisions of
Section 368 of the Code and the regulations promulgated thereunder and, to the extent permitted, on all state and local Tax returns filed after the Effective Time of the Merger.

         Section 5.11. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may, upon the advice of counsel, be required by law, the National Association of Securities Dealers or the NYSE if it has used all reasonable efforts to consult with the other party.

         Section 5.12. Listing of Parent Common Shares. Parent shall use its reasonable best efforts to cause the shares of Parent Common Shares to be issued in the Merger to be approved for listing on the New York Stock Exchange.

         Section 5.13. Conveyance Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time.

         Section 5.14. Accountants' Letters. The Company shall cause Deloitte & Touche LLP to deliver to Parent, as of a date just prior to the time the Registration Statement is declared effective by the SEC (and to be updated as of a date just prior to the Effective Time), a letter covering such matters as are requested by Parent and as are customarily addressed in accountant's "comfort" letters.

         Section 5.15. Update to Company Disclosure Schedule. The Company shall deliver to Parent, as of the Effective Time, an update to the Company Disclosure Schedule current through the Effective Date.

                                   ARTICLE VI

                    Conditions to the Merger; Escrow Holdback

         Section 6.01. Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

         (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Proxy Statement shall have been initiated or, to the knowledge of Parent or the Company, threatened by the SEC.

         (b) Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of the Company.

         (c) HSR Act. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

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



         (d) No Injunctions or Restraints; Illegality; Material Threat. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by any administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal; and no third party shall have taken any action, or threatened to take any action, or asserted any claim, or threatened to assert any claim, which action or claim could pose a material threat to the consummation of the Merger;

         (e) Tax Opinions. Parent and the Company shall have each received substantially identical written opinions from their respective counsel, Klehr, Harrison, Harvey, Branzburg & Ellers and Irell & Manella, in form and substance reasonably satisfactory to them to the effect that the Mergers will constitute a reorganization within the meaning of Section 368 of the Code, and such opinions shall not have been withdrawn. In rendering such opinions, counsel shall be entitled to rely upon representations of Parent, Merger Sub and the Company and certain affiliates and shareholders of the Company; and

         (f) NYSE Listing. The Parent Common Shares shall have been approved for listing, subject to notice of issuance, on the NYSE.

         Section 6.02. Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions.

         (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement (together with the Company Disclosure Schedule) shall be true and correct in all respects on and as of the Effective Time, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date) and (iii) instances where the failure to be true and correct would not have a Material Adverse Effect on the Company, with the same force and effect as if made on and as of the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by the Chairman/Chief Executive Officer and President/Chief Financial Officer of the Company in their capacities as executive officers of the Company;

         (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by the Chairman/Chief Executive Officer and President/Chief Financial Officer of the Company in their capacities as executive officers of the Company;

         (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained or made by the Company;

         (d) Governmental Actions. There shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, in either case, seeking to prohibit or limit Parent from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by Parent or any of its subsidiaries of all or a material portion of the business or assets of Parent or any of its subsidiaries, or seeking to compel Parent or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Parent or any of its subsidiaries, as a result of the Merger or the transactions contemplated by this Agreement;

         (e) Material Adverse Change. Since the date of this Agreement, there shall have been no change, occurrence or circumstance in the business, results of operations or financial condition of the Company or any subsidiary of the Company, including, but not limited to, (i) the threat or filing of any action, claim, suit or proceeding against or involving the Company or (ii) any development in existing litigation of the Company, in any such case having or reasonably likely to have a Material Adverse Effect. In entering into this Agreement, Parent has relied in part upon the representations of the Company and its legal counsel concerning ongoing litigation involving the Company, the anticipated outcome thereof and the costs attendant thereto. Following the date hereof, there shall have been no materially adverse change in the outlook concerning such litigation, nor shall Parent have in good faith determined that the outcome of any of such litigation matters will have a Material Adverse Effect;

         (f) Affiliate Agreements. Parent shall have received an Affiliate Agreement from each person who is identified in the Affiliate Letter as an "affiliate" of the Company, and each such Affiliate Agreement shall be in full force and effect;

         (g) Legal Opinions. Parent shall have received opinions, dated the Effective Date, from counsel to the Company, in substantially the forms attached hereto as Exhibit D;

         (h) Employment Agreements; Restrictions on Resale; Other Matters. (i) Each of Michael Levey, as Chairman and Chief Executive Officer of the Company, and Lisa Levey shall have entered into five (5) year employment agreements with the Surviving Corporation in substantially the forms attached hereto as Exhibits

E and F, respectively; (ii) each of Michael Levey and Lisa Levey shall also have entered into an agreement with Parent, on terms acceptable to Parent, pursuant to which each shall agree to refrain from selling, in the aggregate, more than 75,000 Parent Common Shares during any twelve (12) month period from and after the Effective Time until the third anniversary thereof; (iii) Stephen Weber shall have entered into an amendment to his existing employment agreement, as previously amended April 14, 1994, reflecting that, following the Effective Time, he shall occupy the position of Vice Chairman, not President/Chief Operating Officer/Chief Financial Officer, of the Surviving Corporation; (iv) Stephen Weber shall have entered into a one (1) year non-competition agreement with the Surviving Corporation, commencing January 1, 1997, on terms acceptable to Parent; (v) Michael Levey shall have entered into a cost/recovery sharing agreement with the Company, in form reasonably acceptable to Parent, regarding the Company's and Mr. Levey's ongoing litigation with Forbes Magazine, et al.;
(vi) each of Michael Levey, Stephen Weber, Doug Gravink and, as appropriate, any other directors, officers, consultants or employees of the Company, shall have executed promissory notes payable to the Company, in form reasonably acceptable to Parent, regarding any amounts payable by each of them to the Company as of the Effective Time; and (vii) Michael Levey shall have taken and passed such physical examinations as Parent shall reasonably request;

         (i) Opinion of Financial Advisor. Parent shall have received a written opinion, dated the Effective Date, from Howard, Lawson & Co. that in its opinion, as of the Effective Date, the Exchange Ratio is fair from a financial point of view to Parent;

         (j) Cruttenden Warrant. Cruttenden Roth, Incorporated shall have executed and accepted an amended and restated warrant concerning the Stock Purchase Rights held by Cruttenden Roth, Incorporated in form reasonably satisfactory to Parent;

         (k) Stock Options and Stock Purchase Rights. Each of Valerie Castle and Charles McGlade shall have entered into written agreements with the Company, in form reasonably acceptable to Parent, concerning such person's Stock Option and Stock Purchase Right, respectively, to acquire 20,000 shares and 6,666 shares, respectively, of Company Common Stock and the effect of the Merger thereon;

         (l) Dissent. The holders of no more than a maximum of 4.9 percent of the Company's Common Stock shall have exercised their rights under California Law to dissent from the transaction; and

         (m) Escrow. The Escrow calculations (as described in Section 6.04 below) shall have been made and, to the extent required by Section 6.04 below, the Escrow Holdback (as defined in Section 6.04 below) shall have been accomplished.

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



         Section 6.03. Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

         (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement (together with the Parent Disclosure Schedule) shall be true and correct in all respects on and as of the Effective Time, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date) and (iii) instances where the failure to be true and correct would not have a Material Adverse Effect on Parent and Merger Sub, with the same force and effect as if made on and as of the Effective Time, and the Company shall have received a certificate to such effect signed by the President and Chief Financial Officer of Parent;

         (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by the President and Chief Financial Officer of Parent;

         (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Parent and Merger Sub for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained or made by Parent and Merger Sub;

         (d) Material Adverse Change. Since the date of this Agreement, there shall have been no change, occurrence or circumstance in the business, results of operations or financial condition of Parent or any subsidiary of Parent having or reasonably likely to have a Material Adverse Effect;

         (e) Legal Opinion. The Company shall have received an opinion, dated the Effective Date, from Klehr, Harrison, Harvey, Branzburg & Ellers, counsel to Parent, in substantially the form attached hereto as Exhibit G; and

         (f) Opinion of Financial Advisor. The Company shall have received a written opinion, dated the Effective Date, from Cruttenden Roth, Incorporated that in its opinion, as of the Effective Date, the terms of the Merger are fair to the shareholders of the Company from a financial point of view. A copy of such opinion shall be delivered by the Company to Parent upon the receipt of such opinion by the Company.

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



         Section 6.04. Minimum Shareholders' Equity; Escrow.

         (a) (i) The Company shall cause Deloitte & Touche LLP (the "Auditors") to complete their audit of the Company's financial statements for the year ended December 31, 1995 (the "Balance Sheet Date") (the "1995 Year-End Financial Statements") promptly following the date hereof on a basis consistent with past practices. The Company's balance sheet as of the Balance Sheet Date shall include as liabilities any bonus(es) payable to Doug Gravink and/or any other Company personnel for the 1995 or any prior fiscal year as well as any additional insurance premiums payable by the Company pertaining to any period prior to the Balance Sheet Date.

                  (ii) To the extent that the Company's shareholders' equity as of the Balance Sheet Date, subject to any material adjustment thereto occurring as a result of post-Balance Sheet Date occurrences which the parties may agree upon in good faith, minus an amount equal to the aggregate Writedown Amounts, as defined below (to the extent that such Writedown Amounts have not already been written off), is less than the Minimum Shareholders' Equity, as defined below, the aggregate maximum number of shares of NMC common stock issuable to the Holders (as defined below) shall be reduced by an amount equal to such shortfall, multiplied by two (2) and then divided by $14.125. Notwithstanding the foregoing, any reserve established or writedown effected in the Company's 1995 Year End Financial Statements corresponding to any of the Liquidation Amounts, as defined below, shall not be given effect in making the calculation described in this subparagraph (a)(ii). The amount calculated by reversing the effect of any such writedowns or reserves shall hereinafter be referred to as the "Calculation Equity".

                  (iii) "Minimum Shareholders' Equity" shall mean an amount equal to (A) $13,000,000 less (B) an amount equal to all costs incurred by the Company directly in connection with this Agreement, the Merger and the transactions contemplated hereby and thereby and given effect in the Company's financial statements (the "Transaction Costs").

                  (iv) The Auditors shall deliver their preliminary calculation of the Company's shareholders' equity as of the Balance Sheet Date to Parent and the Company as soon as practicable. Each party shall have ten (10) days after such delivery to raise objections or propose changes (delivered to both the Auditors and the other party) and an additional two days to respond to proposals of the other party. Thereafter, the Auditors shall complete their audit as soon as practicable. The Company's shareholders' equity as reflected on the audited balance sheet as of the Balance Sheet Date shall be conclusive and binding on Parent, Merger Sub and the Company as of that date for purposes of the calculations to be made pursuant to this Section 6.04. The Company shall advise Parent as to, and the Auditors shall verify to Parent, the amount of the Transaction Costs.

         (b) (i) To the extent that the Adjusted Shareholders' Equity (as defined below) is less than the Calculation Equity, then certain of the Parent

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



Common Shares otherwise to be delivered to the Company's Shareholders shall be deposited, upon consummation of the Merger, into escrow subject to the provisions of subparagraph (c) below.

                  (ii) Adjusted Shareholders' Equity shall mean the sum of (A) the Company's shareholders' equity as of the Balance Sheet Date, subject to any material adjustment thereto necessitated by post-Balance Sheet Date occurrences which the parties hereto may agree upon in good faith; minus (B) the Writedown Amounts (to the extent such Writedown Amounts have not already been written off); minus (C) the Liquidation Amounts; and minus (D) the Other Holdback Amounts (as defined below).

                  (iii) "Writedown Amounts" shall mean (A) the amount of any deferred software costs; and (B) the amount of any note receivable from David Wood. Just prior to the Effective Time, the Company shall write-off such Writedown Amounts as the Parent shall deem reasonable.

                  (iv) The "Liquidation Amounts" shall mean (A) the amount of any unsupported deferred media credits; (B) the amount of any cash deposits held by Lytle (in excess of $100,000) and/or by the Perfect Hair manufacturer; (C) the amount of any Telebrands receivable(s); (D) any unamortized production costs of the Tai Chi show; (E) any unamortized production costs of the Mathemagics Show; (F) the amount of any Perfect Hair inventory; (G) the amount of any insurance recovery receivable; and (H) the amount of any third party media receivables.

                  (v) The "Other Holdback Amounts" shall mean any amounts which would be due to be paid to the law firm of Russ, August & Kabat ("R,A&K") as of the Effective Time pursuant to that certain Attorney-Client Representation Agreement by and between the Company, Michael Levey and R,A&K (the "Fee Agreement") if the litigation matter referred to therein (the "Litigation") were dismissed by the Company as of the Effective Time, less any of such amounts which have already been accrued in the Company's financial statements (the "Fee Amount").

         (c) The Parent Common Shares to be placed into escrow (the "Escrow Shares") shall have an aggregate Value (as defined below) equal to the difference between the Calculation Equity and the Adjusted Shareholders' Equity, less the sum of the Liquidation Amounts which have been collected and/or the value thereof demonstrated on or prior to the Effective Date. The "Value" of each Parent Common Share shall be $14.125. An escrow account (the "Escrow Account") shall be established at Parent's transfer agent, or such other third party as shall be mutually acceptable to Parent and the Company (the "Escrow Agent"), pursuant to the terms of an Escrow Agreement between Parent and the Escrow Agent (the "Escrow Agreement") in a form to be agreed upon by Parent and the Company. The Escrow Shares shall be released as provided in subparagraph (d) below and in accordance with the terms of the Escrow Agreement.

         (d) As of September 30, 1996, March 31, 1997 and September 30, 1997 (the "Review Dates"), Parent and the Shareholders' Representative (as defined below) shall conduct a review of those balance sheet items pertaining to the Liquidation Amounts. To the extent that all or a portion of the Liquidation Amounts (net of any third party costs of collection in the case of (B), (C), (G) and (H)) have, as of such dates, either been collected/liquidated (in the case of items (A), (B), (C), (F), (G) and (H)) or the value thereof demonstrated (in the case of items (D) and (E)), Parent shall cause Escrow Agent to deliver out of the Escrow Account, on a pro-rata basis to those persons who held Company Common Stock as of the Effective Time (the "Holders"), a number of Escrow Shares equal to the quotient of (x) the aggregate dollar amount which, as of the date of such review, has either been collected/liquidated or the value thereof demonstrated with respect to the Liquidation Amounts, divided by (y) the per share Value. In addition, as of the first Review Date to occur following the dismissal (voluntary or otherwise), settlement or final adjudication of the Litigation, to the extent that any portion of the Fee Amount has prior thereto been paid to R,K&A other than out of net proceeds of any such settlement or final adjudication, then a number of Escrow Shares equal to such portion of the Fee Amount divided by $14.125 shall be delivered back to Parent in accordance with the terms of the Escrow Agreement and a number of Escrow Shares equal to the balance of the Fee Amount divided by $14.125 shall be delivered to the Holders. Notwithstanding the foregoing, in no event shall the aggregate number of Parent Common Shares to be delivered to the Holders pursuant to the provisions of this subparagraph (d) exceed the aggregate number of Escrow Shares initially deposited into the Escrow Account and nothing herein shall be construed as granting any such rights upon such Holders. Following the last of such Review Dates and any delivery of Parent Common Shares thereby called for, any Escrow Shares remaining in the Escrow Account shall be delivered back to Parent in accordance with the terms of the Escrow Agreement. Parent and Merger Sub shall not compromise, forgive or otherwise settle for less than the full accrued amount thereof any of items (A), (B), (C), (F) or (G) of the Liquidation Amounts without the Shareholders' Representative's prior approval. The Shareholders' Representative shall be Michael Levey.

                                   ARTICLE VII

                                   Termination

         Section 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of the Company:

         (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company; or

         (b) by either Parent or the Company if the Merger shall not have been consummated by April 30, 1996 (provided that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

         (c) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

         (d) by Parent or the Company, if, at the Company Shareholders' Meeting (including any adjournment or postponement thereof), the requisite vote of the shareholders of the Company shall not have been obtained; or

         (e) by Parent, if (i) the Board of Directors of the Company shall withdraw, modify or change its recommendation of this Agreement or the Merger in a manner adverse to Parent or shall have resolved to do so; or (ii) the Board of Directors of the Company shall have taken a "neutral" position with respect to (or shall have failed to reject as inadequate or failed to have reaffirmed its recommendation of this Agreement and the Merger within ten (10) business days after the public announcement or commencement of) an Acquisition Proposal; or

         (f) by Parent or the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company or Parent and Merger Sub, respectively, set forth in this Agreement or if any representation or warranty of the Company or Parent and Merger Sub, respectively, shall have become materially untrue, in either case, such that the conditions set forth in Section 6.02(a) or 6.02(b), or Section 6.03(a) or 6.03(b), would not be satisfied (a "Terminating Breach"); provided that, if such Terminating Breach is curable prior to the expiration of thirty (30) days from its occurrence (but in no event later than April 30, 1996) by Parent or the Company, as the case may be, through the exercise of its reasonable best efforts and for so long as Parent or the Company, as the case may be, continues to exercise such reasonable best efforts, neither the Company nor Parent, respectively, may terminate this Agreement under this Section 7.01(f) unless such thirty (30) day period expires without such Terminating Breach having been cured; or

         (g) by the Company or Parent, if the Board of Directors of the Company shall have resolved to accept, or accepted, a Superior Proposal on or before June 30, 1996.

         Section 7.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become null and void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except (i) as set forth in Section 7.03 and Section 8.01 hereof, and (ii) nothing herein shall relieve any party from liability for any willful breach hereof (provided that any fee paid by the Company pursuant to Section 7.03(b) hereof shall be credited towards any such liability of the Company). If the Board of Directors of the Company, in good faith, after receiving the advice of outside counsel, concludes that it would be in violation of its fiduciary duties if it did not take or omit to take the actions enumerated in Section 7.01(e) or 7.01(g) as giving rise to a right of termination by Parent, then any such action or omission shall not be considered a willful breach of this Agreement.

         Section 7.03. Fees and Expenses.

         (a) Except as set forth in this Section 7.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated. Notwithstanding the foregoing, in the event of a termination of this Agreement by Parent pursuant to Section 7.01(f) hereof, the Company and Parent agree to share equally all costs and expenses, including filing fees and/or attorney's fees, incurred in connection with their compliance with the pre-merger notification requirements of the HSR Act; provided, however, that in the event the Company is required to pay to Parent the fee referred to in Section 7.03(b) below and the Company delivers such fee in accordance with
Section 7.03(c) below, the Company shall not be responsible to Parent for any portion of such costs and expenses.

         (b) The Company shall pay Parent a fee of $500,000 in the event that:

                  (i) the Agreement is terminated by Parent pursuant to Section 7.01(f); and

                  (ii) the Company is sold to a third party on or before June 30, 1996.

         (c) The fee payable pursuant to Section 7.03(b) shall be paid within one business day after the last to occur of the events described in Section 7.03(b). If the Company pays such fee to Parent, such payment shall be deemed to be in lieu of all other recoveries which Parent may otherwise have the right to pursue from the Company or any of its affiliates, directors, officers or shareholders. In no event shall the Company be required to pay any fee pursuant to Section 7.03(b) if, immediately prior to the termination of the Agreement, Parent is in material breach of its obligations under this Agreement.

                                  ARTICLE VIII

                               General Provisions

         Section 8.01. Effectiveness of Representations, Warranties, Covenants and Agreements. Except as otherwise provided in this Section 8.01, the representations, warranties, covenants and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. Any disclosure made with reference to one or more sections of the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed disclosed with respect to each other section therein as to which such disclosure is relevant provided such relevance is reasonably apparent. Except as otherwise expressly provided herein, the representations, warranties, covenants and agreements in this Agreement and all certificates of any officer of Parent or the Company delivered pursuant hereto shall terminate at the Effective Time or upon termination of this Agreement pursuant to Section 7.01, as the case may be; provided, however, that the covenants and agreements set forth in Sections 5.05 and 5.06 shall survive the Effective Time indefinitely and those set forth in Sections 5.03 and 7.03 shall survive termination indefinitely. The Confidentiality Agreement shall survive termination of this Agreement as provided therein.

         Section 8.02. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered if delivered personally, three days after being sent by registered or certified mail (postage prepaid, return receipt requested), one day after dispatch by recognized overnight courier (provided delivery is confirmed by the carrier) and upon transmission by telecopy, confirmed received, to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address):

         (a)      If to Parent or Merger Sub:

                  National Media Corporation
                  1700 Walnut Street, 9th Floor
                  Philadelphia, PA   19103
                  Telecopier No.:  (215) 772-5013
                  Attention:  Constantinos I. Costalas, Vice Chairman

                  With a copy to:

                  Klehr, Harrison, Harvey, Branzburg & Ellers
                  1401 Walnut Street
                  Philadelphia, PA  19102
                  Telecopier No.: (215) 568-6603
                  Attention:  Gerald F. Stahlecker, Esq.

         (b)      If to the Company:

                  Positive Response Television, Inc.
                  14724 Ventura Boulevard
                  Sixth Floor
                  Sherman Oaks, CA   91407
                  Telecopier No.: (818) 380-6966
                  Attention:  Michael Levey, Chairman

                  With a copy to:

                  Irell & Manella
                  1800 Avenue of the Stars (Century City)
                  Suite 900
                  Los Angeles, CA   90067-4276
                  Telecopier No.: (310) 203-7199
                  Attention:  Alvin G. Segel, Esq.

         Section 8.03. Certain Definitions. For purposes of this Agreement, the term:

         (a) "affiliates" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person, including, without limitation, any partnership or joint venture in which the Company (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 10 percent or more;

         (b) "business day" means any day other than a day on which banks in New York are required or authorized to be closed.

         (c) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3)) of the Exchange Act); and

         (d) "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

         Section 8.04. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         Section 8.05. Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

         Section 8.06. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 8.07. Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced under any rule of law or public policy by a court of competent jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the extent possible.

         Section 8.08. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder.

         Section 8.09. Assignment, Merger Sub. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their rights hereunder to any affiliate provided that no such assignment shall relieve the assigning party of its obligations hereunder. Parent guarantees the full and punctual performance by Merger Sub of all of the obligations hereunder of Merger Sub.

         Section 8.10. Parties In Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.08 (which is intended to be for the benefit of the Indemnified Parties and may be enforced by such Indemnified Parties).

         Section 8.11. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         SECTION 8.12. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND FULLY PERFORMED WITHIN THE STATE OF DELAWARE (WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES).

         Section 8.13. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         SECTION 8.14. WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

         IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                               National Media Corporation

                               By: /s/ Mark Hershhorn
                               ---------------------------------------------
                               Name: Mark Hershhorn
                               Title:  President and Chief Executive Officer

                               PRT Acquisition Corp.

                               By: /s/ Constantinos I. Costalas
                               ---------------------------------------------
                                  Name:  Constantinos I. Costalas
                                  Title: Vice President

                               Positive Response Television, Inc.

                               By: /s/ Michael Levey
                               ---------------------------------------------
                                   Name: Michael Levey
                                   Title: Chief Executive Officer

               ANNEX B - OPINION OF CRUTTENDEN ROTH INCORPORATED

                                                                 CRUTTENDEN ROTH

December 7, 1995

Special Committee of the Board of Directors
Positive Response Television, Inc.
14724 Ventura Blvd., Suite 600
Sherman Oaks, CA 91403-3501

Attention: David Wood

Gentlemen:

You have requested that Cruttenden Roth Incorporated ("Cruttenden Roth") provide our opinion as to the fairness, from a financial point of view, to Positive Response Television, Inc. ("PRTV" or "the Company") and to the shareholders of PRTV of the proposed terms of the acquisition of PRTV by National Media Corporation.

Cruttenden Roth is actively engaged in the investment banking business, regularly undertakes the valuation of investment securities in connection with public offerings private placements, business combinations and similar transactions. For our services including the rendering of this opinion, the Company will pay us a fee upon the issuance of this opinion. In addition, the Company has agreed to indemnity us against certain liabilities arising out of the rendering of this opinion.

In order to render our opinion, we performed the following:

1)   Reviewed the terms of the proposed requisition of PRTV by National Media;

2) Reviewed those budgets, financial statements, projections, market studies, material contracts, internal analyses and all other relevant documentation provided by the Company concerning its financial condition, historical performance and future prospects;

3) Compared the proposed acquisition terms of PRTV to recent comparable acquisition terms of PRTV to recent comparable acquisitions in the infomercial, advertising and related industries and compared the acquisition cost of PRTV to the stock market value of comparable public companies, and used such other valuation methods as we deemed appropriate; and

4)   Reviewed publicly available information regarding National Media.

-------------------------------------------------------------------------------
                  18301 Von Karman - Irvine, California 92715 -
             (714) 757-5700 - (714) 852-9603 FAX - Member NASD/SIPC

Special Committee of the Board of Directors
December 7, 1995
Page 2

In connection with our work, we have assumed and relied upon the accuracy and completeness of all financial and other information that was publicly available or furnished or otherwise communicated to us by the Company and have not independently verified such information. We have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of PRTV or National Media. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of applicable management, and we have relied upon each party to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review.

Our opinion as to the fairness of the terms of the acquisition is based upon the facts and circumstances, including stock market conditions, which existed and were disclosed to us as of December 6, 1995. No consideration has been given to any subsequent events nor should our opinion be assumed to be correct as of any future date. Nothing in our opinion or work should be construed to be an appraisal. Our opinion is not a recommendation as to how any shareholder should vote on the acquisition of PRTV.

We express no opinion as to the underlying business decision of National Media to acquire PRTV, the risks associated with National Media's contingent liabilities, the structure or tax acquisition of PRTV or the advisability of any alternatives to the acquisition of PRTV. Cruttenden Roth did not structure or negotiate the terms of the acquisition of PRTV.

In the ordinary course of our business, we actively trade in the equity securities of PRTV for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Cruttenden Roth has in the past published investment research on PRTV. Cruttenden Roth has performed investment banking services for PRTV in the past and served as managing underwriter of the Company's initial public offering in May 1994. Cruttenden Roth and certain of its shareholders and employees are the beneficial holders of the Company's outstanding common stock warrants.

Subject to the foregoing and based on our experience as investment bankers, our work described above, and other factors we deemed relevant, it is our opinion that the terms of the acquisition of PRTV are fair, from a financial point of view, to PRTV and to the shareholders of PRTV.





                                   Very truly yours,




                                   /S/
                                   -------------------------------------
                                   Cruttenden Roth Incorporated

                 ANNEX C - CALIFORNIA APPRAISAL RIGHTS PROVISION

                                                                       ANNEX C

                                   CHAPTER 13

                               DISSENTERS' RIGHTS

Section 1300. Shareholder in short-form merger; Purchase at fair market value; "Dissenting shares;" "Dissenting shareholder."

               (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

               (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

                   (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

                   (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisions in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

                   (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

                   (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

               (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

Section 1301. Notice to holder of dissenting shares of reorganization approval; Demand for purchase of shares; Contents of demand.

               (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under
Section 1309.

               (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in subparagraph (A) or (B) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

               (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

Section 1302. Stamping or endorsing dissenting shares.

               Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

Section 1303. Dissenting shareholder entitled to agreed price with interest thereon; When price to be paid.

               (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

               (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

Section 1304. Action by dissenters to determine whether shares are dissenting shares or fair market value of dissenting shares or both; Joinder of shareholders; Consolidation of actions; Determination of issues; Appointment of appraisers.

               (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

               (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

               (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

Section 1305. Duty and report of appraisers; Court's confirmation of report; Determination of fair market value by court; Judgment and payment; Appeal; Costs of action.

               (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

               (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

               (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

               (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

               (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

Section 1306. Prevention of payment to holders of dissenting shares of fair market value; Effect.

               To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

Section 1307.  Disposition of dividends upon dissenting shares.

               Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

Section 1308. Rights and privileges of dissenting shares; Withdrawal of demand for payment.

               Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

Section 1309. When dissenting shares lose their status.

               Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

               (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

               (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

               (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision
(i) of Section 1110 was mailed to the shareholder.

               (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

Section 1310. Suspension of proceedings for compensation or valuation pending litigation.

               If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Section 1304 and 1305 shall be suspended until final determination of such litigation.

Section 1311. Shares to which chapter inapplicable.

               This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

Section 1312. Attack on validity of reorganization or short-form merger; Rights of shareholders; Burden of proof.

               (a) No shareholders of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amounts to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

               (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-term merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

               (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                      PROXY
                       POSITIVE RESPONSE TELEVISION, INC.
                         SPECIAL MEETING OF SHAREHOLDERS

                                 APRIL __, 1996

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

                  The undersigned, a shareholder of POSITIVE RESPONSE TELEVISION, INC., a California corporation (the "Company"), acknowledges receipt of a copy of the Notice of Special Meeting of Shareholders and the accompanying Proxy Statement/Prospectus, each dated ____________, 1996, and, revoking any proxy previously given, hereby constitutes and appoints MICHAEL S. LEVEY and STEPHEN A. WEBER and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to vote the shares of Common Stock of the Company standing in the name of the undersigned at the Special Meeting of Shareholders of the Company to be held at ____________________________________,
California on _______, April __, 1996 at _____ A.M. local time and at any adjournments and postponements thereof, in all matters coming before said meeting, as follows:

1. Approval and adoption of the Agreement and Plan of Merger and Reorganization (the "Merger Agreement"), dated as of January 17, 1996, by and among National Media Corporation, a Delaware corporation ("NMC"), PRT Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of NMC ("Merger Sub"), and the Company, and approval of the principal terms of the merger (the "Merger") of the Company with and into Merger Sub pursuant to the Merger Agreement.

         [ ]    FOR         [ ]    AGAINST         [ ]   ABSTAIN

2. In their discretion, upon any other matters as may properly come before the meeting or at any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL
BE VOTED FOR PROPOSAL 1.

                                        Dated:_________________________________


                                        _______________________________________
                                        Signature of Shareholder


                                        _______________________________________
                                        Signature of Shareholder

                                        This Proxy must be signed, exactly as
                                        your name appears on your stock
                                        certificate(s). Executors,
                                        administrators, trustees, etc. should
                                        give full title, as such. If the
                                        shareholder is a corporation or
                                        partnership, a duly authorized officer
                                        or other authorized person should sign
                                        on behalf of such shareholder and should indicate his or her title.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE
PROVIDED.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 20. Indemnification of Directors and Officers.

        The Registrant has adopted in its Certificate of Incorporation and Bylaws the provisions of Section 102(b)(7) of the Delaware General Corporation Law which eliminate or limit the personal liability of a director to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except that this provision shall not eliminate or limit the liability of a director for any breach of the director's duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, under Section 174 of the Delaware General Corporation Law, or for any transaction from which the director derived an improper personal benefit.

        Further, the Registrant's Certificate of Incorporation and Bylaws provide that the Registrant shall indemnify all persons whom it may indemnify pursuant to Section 145 of the Delaware Corporation Law to the full extent permitted therein. Section 145 provides, subject to various exceptions and limitations, that the Registrant may indemnify its directors or officers if such director or officer is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unla. The determination of whether indemnification is proper under the circumstances, unless made by a court, shall be made by a majority of a quorum of disinterested members of the Board of Directors, independent legal counsel or the stockholders of the Registrant. In addition, the Registrant shall indemnify its directors or officers to the extent that they have been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in the defense of any claim, issue or matter therein, against expenses (including attorneys' fees) actually and reasonably incurred by them in connection therewith.

Item 21. Exhibits and Financial Statement Schedules.

        The following documents are filed as a part of this Registration Statement. (Exhibit numbers correspond to the exhibits required by Item 601 of Regulation S-K for a Registration Statement on Form S-4.)

        (a) Exhibits

                  The following exhibits are filed herewith or incorporated herein by reference.

Exhibit No.
-----------

 2.1 Agreement and Plan of Merger and Reorganization, dated as of January 17, 1996, by and among the Registrant, PRT Acquisition Corp. and Positive Response Television, Inc. (incorporated by reference to Annex A to the Proxy Statement/Prospectus included as part of this Registration Statement).

+5.1 Opinion of Klehr, Harrison, Harvey, Branzburg & Ellers as to the legality of the Registrant's Common Stock being registered hereby.

+8.1     Tax opinion of Klehr, Harrison, Harvey, Branzburg & Ellers.

+8.2     Tax opinion of Irell & Manella.

+23.1 Consent of Klehr, Harrison, Harvey, Branzburg & Ellers with respect to the legality of securities being registered (contained in Exhibit 5.1).

+23.2 Consent of Klehr, Harrison, Harvey, Branzburg & Ellers with respect to certain tax matters (contained in Exhibit 8.1).

+23.3 Consent of Irell & Manella with respect to certain tax matters (contained in Exhibit 8.2).

*23.4 Consent of Ernst & Young LLP, independent auditors, with respect to financial statements of the Registrant.

*23.5 Consent of Ernst & Young LLP, independent auditors, with respect to the combined financial statements of DirectAmerica Corporation and California Production Group, Inc.

*23.6 Consent of Deloitte & Touche LLP, independent auditors, with respect to financial statements of Positive Response Television, Inc.

*23.7 Consent of Cruttenden Roth Incorporated with respect to its fairness opinion.

 24.1    Power of Attorney (appears on signature page hereof).

-----------
* Filed herewith.
+ To be filed by amendment.

        (b) Financial Statement Schedules

                  Financial statement schedules with respect to National Media Corporation have been omitted since they are either not required, not applicable, or the required schedules are contained in Item 14 of NMC's Annual Report on Form 10-K for the fiscal year ended March 31, 1995, which is incorporated by reference herein.

                  Financial statement schedules with respect to Positive Response Television, Inc. have been omitted since they are either not required, not applicable, or the required information is shown in the consolidated financial statements or notes thereto contained in the Proxy
Statement/Prospectus filed as a part of this Registration Statement.

        (c) Reports, Opinions and Appraisals

                  The opinion of Cruttenden Roth Incorporated (attached as Annex B to the Proxy Statement/Prospectus filed as a part of this Registration Statement).

Item 22. Undertakings.

        (a) The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (d) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that such a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

        (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on this 13th day of February, 1996.

                                         NATIONAL MEDIA CORPORATION

                                         BY:/s/ Mark P. Hershhorn
                                         ---------------------------------
                                             Mark P. Hershhorn, President
                                             and Chief Executive Officer



                                POWER OF ATTORNEY

         Each of the undersigned officers and directors of National Media Corporation whose signature appears below hereby appoints Mark P. Hershhorn and John J. Sullivan, jointly and each individually, as true and lawful attorneys-in-fact for the undersigned with full power of substitution, to execute in his name and on his behalf in each capacity stated below, any and all amendments (including post-effective amendments) to this Registration Statement as the attorney-in-fact shall deem appropriate, and to cause to be filed any such amendment (including exhibits thereto and other documents in connection therewith) to this Registration Statement with the Securities and Exchange Commission, as fully and to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or either of them, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                Signature                                Title(s)                                  Date
                ---------                                --------                                  ----

 /s/ Brian McAdams                       Chairman of the Board, Chairman of                  February 13, 1996
--------------------------------------   the Executive Committee and
Brian McAdams                            Director


 /s/ Mark P. Hershhorn                   President, Chief Executive Officer                  February 13, 1996
--------------------------------------   and Director
Mark P. Hershhorn


 /s/ John J. Sullivan                    Senior Vice President,                              February 13, 1996
--------------------------------------   Administration, Planning and
John J. Sullivan                         Investor Relations (Principal
                                         Accounting Officer)


 /s/ David J. Carman                     Executive Vice President                            February 13, 1996
--------------------------------------   and Director
David J. Carman


 /s/ Charles L. Andes                    Director                                            February 13, 1996
--------------------------------------
Charles L. Andes



 /s/ Constantinos I. Costalas            Vice Chairman of the Board                          February 13, 1996
-------------------------------------    (Principal Financial Officer) and
Constantinos I. Costalas                 Director


 /s/ Albert R. Dowden                    Director                                            February 13, 1996
-------------------------------------
 Albert R. Dowden

 /s/ Michael J. Emmi                     Director                                            February 13, 1996
--------------------------------------
Michael J. Emmi

 /s/ Frederick S. Hammer                 Director                                            February 13, 1996
------------------------------------
Frederick S. Hammer

 /s/ Ira M. Lubert                       Director                                            February 13, 1996
---------------------------------------
Ira M. Lubert

 /s/ Jon W. Yoskin II                    Director                                            February 13, 1996
-------------------------------------
Jon W. Yoskin II
